Exhibit 10.2

Execution Version

$600,000,000

REVOLVING CREDIT AGREEMENT

by and among

XPO, INC.,
as Borrower,

THE OTHER SUBSIDIARIES SIGNATORY HERETO,
as Guarantors,

THE LENDERS SIGNATORY HERETO
FROM TIME TO TIME,
as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Global Coordinator,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Agent,

WELLS FARGO SECURITIES, LLC,

BOFA SECURITIES, INC. AND

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Joint Lead Arrangers and Joint Bookrunners

BNP PARIBAS SECURITIES CORP.,

CITIGROUP GLOBAL MARKETS INC.,

GOLDMAN SACHS BANK USA,

MORGAN STANLEY SENIOR FUNDING, INC.,

THE BANK OF NOVA SCOTIA AND

U.S. BANK NATIONAL ASSOCIATION,

as Co-Syndication Agents

Dated as of February 26, 2025

TABLE OF CONTENTS

Page

REVOLVING CREDIT AGREEMENT		1

RECITALS		1

1.	DEFINITIONS, ACCOUNTING PRINCIPLES AND OTHER INTERPRETIVE MATTERS	1
1.1	Definitions	1
1.2	Rules of Construction	63
1.3	Interpretive Matters	63
1.4	Pro Forma Calculations of Leverage Ratios	64
1.5	Timing of Payment or Performance	65
1.6	LLC Division/Series Transactions	65

2.	AMOUNT AND TERMS OF CREDIT	65
2.1	Revolving Credit Facility	65
2.2	Maturity and Repayment of Loans	66
2.3	Prepayments; Commitment Reductions	66
2.4	Use of Proceeds	68
2.5	Interest; Applicable Margins	68
2.6	Letters of Credit	69
2.7	Fees	75
2.8	Receipt of Payments	76
2.9	Application and Allocation of Payments	76
2.10	Loan Account and Accounting	76
2.11	Indemnity	77
2.12	Interest Rate Determination	78
2.13	Taxes	80
2.14	Capital Adequacy; Increased Costs; Illegality	83
2.15	Incremental Revolving Commitments	85
2.16	Refinancing Commitments	87

3.	CONDITIONS PRECEDENT	88
3.1	Conditions to the Closing Date	88
3.2	Further Conditions to Each Loan, Each Letter of Credit Obligation	90

4.	REPRESENTATIONS AND WARRANTIES	90
4.1	Corporate Existence; Compliance with Law	90
4.2	Chief Executive Offices; Collateral Locations; FEIN	91
4.3	Corporate Power; Authorization; Enforceable Obligations; No Conflict 91	91
4.4	Financial Statements	91
4.5	Material Adverse Effect	92
4.6	Ownership of Property; Liens	92
4.7	Labor Matters	92
4.8	Subsidiaries and Joint Ventures	92
4.9	Investment Company Act	93
4.10	Margin Regulations	93
4.11	Taxes/Other	93

i

4.12	ERISA	93
4.13	No Litigation	94
4.14	[Reserved]	94
4.15	Intellectual Property	94
4.16	Full Disclosure	94
4.17	Environmental Matters	95
4.18	Insurance	95
4.19	[Reserved]	95
4.20	[Reserved]	95
4.21	Creation and Perfection of Security Interests	95
4.22	Solvency	96
4.23	Economic Sanctions and Anti-Money Laundering	96
4.24	Economic Sanctions, FCPA, Patriot Act; Use of Proceeds	96
4.25	[Reserved]	96
4.26	Status as Senior Debt	96
4.27	FCPA and Related	96

5.	FINANCIAL STATEMENTS AND INFORMATION	97
5.1	Financial Reports and Notices	97

6.	AFFIRMATIVE COVENANTS	99
6.1	Maintenance of Existence and Conduct of Business	99
6.2	Payment of Charges and Taxes	99
6.3	Books and Records	99
6.4	Insurance; Damage to or Destruction of Collateral	99
6.5	Compliance with Laws	99
6.6	PATRIOT Act	100
6.7	Intellectual Property	100
6.8	Environmental Matters	100
6.9	Ratings	100
6.10	Further Assurances	100
6.11	ERISA Matters	101
6.12	Future Guarantors	101
6.13	Access	102
6.14	Post-Closing Matters	102
6.15	Use of Proceeds	102

7.	NEGATIVE COVENANTS	102
7.1	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock	102
7.2	Limitation on Restricted Payments	110
7.3	Dividend and Other Payment Restrictions Affecting Subsidiaries	115
7.4	Asset Sales	117
7.5	Transactions with Affiliates	118
7.6	[Reserved]	120
7.7	Liens	120
7.8	When Borrower and Guarantors May Merge or Transfer Assets	121
7.9	OFAC; Patriot Act	123
7.10	Change of Fiscal Year	123
7.11	ERISA	123
7.12	[Reserved]	124

7.13	Financial Covenants	124

8.	TERM	125
8.1	Termination	125
8.2	Survival of Obligations Upon Termination of Financing Arrangements	125
8.3	Fall-Away Event	125

9.	DEFAULTS AND REMEDIES	126
9.1	Events of Default	126
9.2	Remedies	128
9.3	Waiver by Credit Parties	128

10.	APPOINTMENT OF AGENT	129
10.1	Appointment of Agents	129
10.2	Agents’ Reliance, Etc.	130
10.3	Wells Fargo and Affiliates	130
10.4	Lender Credit Decision	130
10.5	Indemnification	131
10.6	Successor Agent	131
10.7	Setoff and Sharing of Payments	132
10.8	Availability of Lender’s Pro Rata Share; Return of Payments; Defaulting Lenders; Dissemination of Information; Actions in Concert	132
10.9	Actions in Concert	133
10.10	Procedures	134
10.11	Collateral Matters	134
10.12	Additional Agents	135
10.13	Distribution of Materials to Lenders and L/C Issuers	135
10.14	Agent	136
10.15	Intercreditor Agreements	136
10.16	Certain ERISA Matters	136
10.17	Erroneous Payments	138
10.18	Non-Reliance on Administrative Agent and Other Lenders	139

11.	ASSIGNMENT AND PARTICIPATIONS; SUCCESSORS AND ASSIGNS	140
11.1	Assignment and Participations	140
11.2	Successors and Assigns	143
11.3	Certain Assignees	144

12.	MISCELLANEOUS	144
12.1	Complete Agreement; Modification of Agreement	144
12.2	Amendments and Waivers	144
12.3	Fees and Expenses	147
12.4	No Waiver	148
12.5	Remedies	148
12.6	Severability	148
12.7	Conflict of Terms	148
12.8	Confidentiality	149
12.9	GOVERNING LAW	150
12.10	Notices	150
12.11	Section Titles	152
12.12	Counterparts	152

12.13	WAIVER OF JURY TRIAL	152
12.14	Press Releases and Related Matters	152
12.15	Reinstatement	152
12.16	Advice of Counsel	152
12.17	No Strict Construction	153
12.18	Patriot Act Notice	153
12.19	Currency Equivalency Generally; Change of Currency	153
12.20	Judgment Currency	153
12.21	Electronic Transmissions	154
12.22	Independence of Provisions	155
12.23	No Third Parties Benefited	155
12.24	Relationships between Lenders and Credit Parties	155
12.25	Intercreditor Agreements	155
12.26	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	155
12.27	Acknowledgement Regarding Any Supported QFCs	156

13.	GUARANTY	156
13.1	Guaranty	156
13.2	Waivers by Guarantors	157
13.3	Benefit of Guaranty	157
13.4	Subordination of Subrogation, Etc	157
13.5	Election of Remedies	158
13.6	Limitation	158
13.7	Contribution with Respect to Guaranty Obligations	158
13.8	Liability Cumulative	159
13.9	[Reserved]	159
13.10	Release of Guaranties	159

INDEX OF APPENDICES

Annex A — Agent’s Wire Transfer Information
Annex B — Commitments as of the Closing Date
Annex C — L/C Issuer Fronting Sublimit Amounts as of the Closing Date

Exhibit 1.1(a)	--	Form of Supplemental Guaranty
Exhibit 1.1(b)	--	[Reserved]
Exhibit 1.1(c)	--	Form of Compliance Certificate
Exhibit 1.1(d)	--	Form of Security Agreement
Exhibit 1.1(e)	--	Form of Pari Passu Intercreditor Agreement
Exhibit 1.1(f)	--	Form of Junior Intercreditor Agreement
Exhibit 2.1(a)(i)	--	Form of Notice of Revolving Credit Loan
Exhibit 2.1(a)(ii)	--	Form of Note
Exhibit 2.5(e)	--	Form of Notice of Conversion/Continuation
Exhibit 3.1	--	Form of Solvency Certificate

Exhibit 11.1(a)	--	Form of Assignment Agreement
Schedule A-1	--	Guarantors
Schedule 2.1	--	Agent’s Representatives
Schedule 2.6	--	Existing Letters of Credit
Schedule 4.2	--	Chief Executive Office, Jurisdiction of Organization; Principal Place of Business; Collateral Locations; FEIN
Schedule 4.7	--	Labor Matters
Schedule 4.8	--	Subsidiaries and Joint Ventures
Schedule 4.13	--	Litigation
Schedule 4.15	--	Intellectual Property
Schedule 4.17	--	Hazardous Materials
Schedule 6.13	--	Unrestricted Subsidiaries
Schedule 6.14	--	Post-Closing Matters

v

REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time, this “Agreement”), dated as of February 26, 2025, by and among XPO, INC., a Delaware corporation (“Borrower”); the other Credit Parties from time to time signatory hereto; Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent and collateral agent for the Lenders (together, with any permitted successors in such capacity, “Agent”); and the Lenders and L/C Issuers signatory hereto from time to time.

RECITALS

WHEREAS, Borrower is party to that certain Second Amended and Restated Revolving Loan Credit Agreement, dated as of October 30, 2015, by and among, Borrower, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, Citibank, N.A., as co-collateral agent, and the other parties party thereto (as amended, restated, amended and restated, extended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, on the Closing Date, all outstanding Indebtedness under the Existing Credit Agreement will be repaid (including the cancellation and return of outstanding letters of credit (or other arrangements reasonably satisfactory to the issuer of such letters of credit will have been entered into)), the Commitments of the Lenders thereunder shall be permanently reduced to zero and the Existing Credit Agreement will be terminated pursuant to the terms thereof (the “Closing Date Refinancing”);

WHEREAS, the Lenders are willing to make certain revolving loans and other extensions of credit to Borrower upon the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.              DEFINITIONS, ACCOUNTING PRINCIPLES AND OTHER INTERPRETIVE MATTERS.

1.1            Definitions. For purposes of this Agreement:

“2028 Notes” means Borrower’s 6.250% Senior Secured Notes due 2028 issued on May 24, 2023 in an initial aggregate principal amount of $830,000,000.

“2028 Notes Indenture” means the Indenture dated as of May 24, 2023 among Borrower and U.S. Bank Trust Company, National Association, as trustee and notes collateral agent, under which the 2028 Notes were issued.

“2031 Notes” means Borrower’s 7.125% Senior Notes due 2031 issued on May 24, 2023 in an initial aggregate principal amount of $450,000,000.

“2031 Notes Indenture” means the Indenture dated as of May 24, 2023 among Borrower and U.S. Bank Trust Company, National Association, as trustee, under which the 2031 Notes were issued.

“2032 Notes” means Borrower’s 7.125% Senior Notes due 2032 issued on December 13, 2023 in an initial aggregate principal amount of $585,000,000.

“2032 Notes Indenture” means the Indenture dated as of December 13, 2023 among Borrower and U.S. Bank Trust Company, National Association, as trustee, under which the 2032 Notes were issued.

“Acquired Indebtedness” means, with respect to any specified Person: (1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness will be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of such assets.

“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Revolving Commitment in accordance with Section 2.15 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.16; provided that each Additional Lender (other than any Person that is a Lender or an Affiliate of a Lender at such time) shall be subject to the approval of Agent (such approval not to be unreasonably withheld or delayed) and each L/C Issuer, in each case to the extent any such consent would be required from Agent and each L/C Issuer under Section 11.1(a)(iv) for an assignment of Loans to such Additional Lender.

“Additional Refinancing Amount” means, in connection with the Incurrence of any Refinancing Indebtedness, the aggregate principal amount of additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay accrued and unpaid interest, premiums (including tender premiums), expenses, defeasance costs and fees in respect thereof.

“Adjustment Date” means the date of delivery of the Compliance Certificate required to be delivered pursuant to Section 5.1(a) and the financial statements required to be delivered pursuant to Section 5.1(b) or Section 5.1(c), as applicable.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected L/C Issuer” has the meaning specified in Section 2.6.

“Affected Lender” has the meaning ascribed to it in Section 2.14(d).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning ascribed to it in Section 7.5(a).

“Agent” has the meaning ascribed to it in the preamble to this Agreement.

“Aggregate Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (i) the aggregate amount of Loans made by such Lender at such time plus (ii) the aggregate amount of such Lender’s L/C Exposures at such time.

“Agreement” has the meaning given to such term in the preamble hereto.

“Allocable Amount” has the meaning ascribed to it in Section 13.7(b).

“Applicable Commitment Fee Percentage” means the applicable rate per annum set forth below under the caption “Commitment Fee Rate”, based upon the Consolidated Total Net Leverage Ratio as of the last day of the most recently ended Test Period; provided that until the first Adjustment Date occurring on or after June 30, 2025, the Applicable Commitment Fee Percentage shall be the applicable rate per annum set forth below for Category 3:

Consolidated Total Net Leverage Ratio	Commitment Fee Rate
Category 1 ≤2.00:1.00	0.200%

Category 2 > 2.00:1.00 ≤ 2.50:1.00	0.225%

Category 3 > 2.50:1.00 ≤ 3.25:1.00	0.250%

Category 4 > 3.25:1.00 ≤ 4.00:1.00	0.275%

Category 5 > 4.00	0.300%

The Applicable Commitment Fee Rate shall be adjusted quarterly on a prospective basis five (5) Business Days after the corresponding Adjustment Date based upon the Consolidated Total Net Leverage Ratio in accordance with the table above; provided that if a Compliance Certificate and/or financial statements are not delivered when required pursuant to Section 5.1 (a), (b) or (c), as applicable, the “Applicable Commitment Fee Rate” shall be the rate per annum set forth above in Category 5 until such Compliance Certificate and/or financial statements are delivered in compliance with Section 5.1(a), (b) or (c), as applicable.

In the event that any calculation of the Consolidated Total Net Leverage Ratio calculation in any previously delivered Compliance Certificate was incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Commitment Fee Percentage applied for such Applicable Period, then (i) Borrower shall as soon as practicable deliver to Agent the corrected calculation for such Applicable Period, (ii) the Applicable Commitment Fee Percentage shall be determined as if the category for such higher Applicable Commitment Fee Percentage were applicable for such Applicable Period and (iii) Borrower shall as promptly as practicable pay to Agent (for the account of the Lenders during the period or their respective successors and permitted assigns) the accrued additional Commitment Fee owing as a result of such increased Applicable Commitment Fee Percentage for such period. This paragraph shall not limit the rights of Agent or the Lenders with respect to Article 9 hereof, and shall survive the termination of this Agreement.

All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

“Applicable Margin” means for any day with respect to any Base Rate Loan or Term Benchmark Loan, the applicable margin per annum set forth below under the caption “Base Rate Margin” or “Term Benchmark Margin”, as the case may be, based upon the Consolidated Total Net Leverage Ratio as of the last day of the most recently ended Test Period; provided that until the first Adjustment Date occurring on or after June 30, 2025, the “Applicable Rate” for any Revolving Credit Loans shall be not less than the applicable rate per annum set forth below in Category 3:

Consolidated Total Net Leverage Ratio	Base Rate Margin (for Base Rate Loans)	Term Benchmark Margin (for Term Benchmark Loans)
Category 1
≤2.00:1.00	0.250%	1.250%

Category 2
> 2.00:1.00 ≤ 2.50:1.00	0.375%	1.375%

Category 3
> 2.50:1.00 ≤ 3.25:1.00	0.500%	1.500%

Category 4
> 3.25:1.00 ≤ 4.00:1.00	0.750%	1.750%

Category 5
> 4.00	1.000%	2.000%

The Applicable Margin with respect to any Loan shall be adjusted quarterly on a prospective basis five (5) Business Days after the corresponding Adjustment Date based upon the Consolidated Total Net Leverage Ratio in accordance with the table above; provided that if a Compliance Certificate and/or financial statements are not delivered when required pursuant to Section 5.1 (a), (b) or (c), as applicable, the “Applicable Margin” shall be the rate per annum set forth above in Category 5 until such Compliance Certificate and/or financial statements are delivered in compliance with Section 5.1(a), (b) or (c), as applicable.

In the event that any calculation of the Consolidated Total Net Leverage Ratio calculation in any previously delivered Compliance Certificate was incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any Applicable Period than the Applicable Margin applied for such Applicable Period, then (i) Borrower shall as soon as practicable deliver to Agent the corrected calculation for such Applicable Period, (ii) the Applicable Commitment Fee Percentage shall be determined as if the category for such higher Applicable Margin were applicable for such Applicable Period and (iii) Borrower shall as promptly as practicable pay to Agent (for the account of the Lenders during the period or their respective successors and permitted assigns) the accrued additional interest payments owing as a result of such increased Applicable Margin for such period. This paragraph shall not limit the rights of Agent or the Lenders with respect to Article 9 hereof, and shall survive the termination of this Agreement.

“Asset Sale” means:

(1)            the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of Sale/ Leaseback Transactions) outside the ordinary course of business of Borrower or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2)            the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to Borrower or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:

(a)            a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged, surplus, uneconomic, negligible or worn out property or equipment in the ordinary course of business (including the abandonment of any intellectual property or surrender or transfer for no consideration) or otherwise as may be required pursuant to the terms of any lease, sublease, license or sublicense;

(b)            the disposition of all or substantially all of the assets of Borrower or any Guarantor in a manner permitted pursuant to Section 7.8 or any disposition that constitutes a Change of Control;

(c)            any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 7.2;

(d)            any disposition of assets of Borrower or any Restricted Subsidiary or issuance or sale of Equity Interests of Borrower or any Restricted Subsidiary, which assets or Equity Interests so disposed or issued in any single transaction or series of related transactions have an aggregate Fair Market Value (as determined in good faith by Borrower) of less than $55.0 million;

(e)            any disposition of property or assets, or the sale or issuance of securities, by Borrower or a Restricted Subsidiary to Borrower or a Restricted Subsidiary; provided that no Credit Party that is a Non-Con-way Subsidiary may dispose of any Equity Interests or any Principal Property to a Con-way Subsidiary pursuant to this clause (e) if such disposition would cause such Equity Interests or such Principal Property to be Excluded Property, unless Borrower agrees that such property will not constitute Excluded Property;

(f)             any disposition of the Capital Stock of any joint venture to the extent required by the terms of customary buy-sell type arrangements entered into in connection with the formation of such joint venture;

(g)            any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of Borrower and the Restricted Subsidiaries as a whole, as determined in good faith by Borrower;

(h)            foreclosure or any similar action with respect to any property or other asset of Borrower or any of its Restricted Subsidiaries;

(i)             any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(j)             the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(k)            any sale of inventory or other assets in the ordinary course of business;

(l)             any grant in the ordinary course of business of any license or sublicense of patents, trademarks, know-how or any other intellectual property;

(m)           any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of Borrower and the Restricted Subsidiaries as a whole, as determined in good faith by Borrower;

(n)            a transfer of assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein), including by a Securitization Subsidiary in a Qualified Securitization Financing;

(o)            (i) any financing transaction with respect to property built or acquired by Borrower or any Restricted Subsidiary after the Closing Date, including any Sale/Leaseback Transaction or asset securitization permitted by this Agreement and (ii) any Sale/Leaseback Transaction consummated with respect to Railcars that Borrower or any of its Restricted Subsidiaries acquires from the original lessor thereof in connection with the termination of the related lease and with the intent of refinancing such Railcars under a new Sale/Leaseback Transaction;

(p)            dispositions in connection with Permitted Liens;

(q)            any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(r)             dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(s)            any surrender, expiration or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(t)             making Chassis, containers and Railcars available, on a non-exclusive basis, to third parties in the ordinary course of business consistent with past practices and undertaken in good faith;

(u)            [reserved];

(v)            any transfer of accounts receivable and related assets in connection with any factoring or similar arrangements entered into by Foreign Subsidiaries on arm’s-length terms;

(w)           dispositions of real property (i) for the purpose of (x) resolving minor title disputes or defects, including encroachments and lot line adjustments, or (y) granting easements, rights of way or access and egress agreements, or (ii) to any Governmental Authority in consideration of the grant, issuance, consent or approval of or to any development agreement, change of zoning or zoning variance, permit or authorization in connection with the conduct of any Credit Party’s business, in each case which does not materially interfere with the business conducted on such real property; and

(x)             if and for so long as Borrower or any of its Subsidiaries holds Capital Stock that constitutes “margin stock” within the meaning of Regulation U, dispositions of such Capital Stock to the extent that the value of such Capital Stock, together with the value of all other margin stock held by Borrower and its Subsidiaries, exceeds 25% of the total value of their assets.

“Assignment Agreement” has the meaning ascribed to it in Section 11.1(a)(i).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Currency, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.12.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Products” means any one or more of the following types of services or facilities extended to the Credit Parties by a Person who at the time such services or facilities were extended was a Lender or Agent (or any Affiliate or branch of a Lender or Agent): (a) any treasury or other cash management services, including (i) deposit account, (ii) automated clearing house (ACH) origination and other funds transfer, (iii) depository (including cash vault and check deposit), (iv) zero balance accounts and sweep, and other ACH Transactions, (v) return items processing, (vi) controlled disbursement, (vii) positive pay, (viii) lockbox, (ix) account reconciliation and information reporting, (x) payables outsourcing, (xi) payroll processing, and (xii) daylight overdraft facilities and (b) card services, including (i) credit card (including purchasing card and commercial card), (ii) prepaid card, including payroll, stored value and gift cards, (iii) merchant services processing and (iv) debit card services.

“Bank Product Document” means any agreement or instrument providing for Bank Products.

“Bank Products Obligations” means any debts, liabilities and obligations as existing from time to time of any Credit Party arising from or in connection with any Bank Products under any Bank Product Document and, if Agent or any Lender ceases to be Agent or a Lender, as applicable, any debts, liabilities and obligations as existing from time to time of any Credit Party to Agent or such Lender, as applicable, arising from or in connection with any Bank Product Documents entered into at a time when Agent was Agent or such Lender was a Lender, as applicable.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq.

“Bankruptcy Law” means the Bankruptcy Code or any similar Federal or state law for the relief of debtors.

“Base Rate” means:

(1) with respect to Loans denominated in Dollars, for any day, a floating rate equal to the highest of (i) the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (the “Prime Rate”) (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding domestic Business Day); provided, that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, Agent shall choose (in a manner consistent with its choice under similar credit agreements in respect of which Agent is acting as administrative agent) a reasonably comparable index or source to use as the basis for the Prime Lending Rate, (ii) the Federal Funds Rate plus 50 basis points per annum and (iii) Term SOFR for an Interest Period of one-month beginning on such day plus 1.00%; provided that if Base Rate is being used as an alternate rate of interest pursuant to Section 2.12 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.12(a)) with respect to Loans denominated in Dollars, then the Base Rate shall be the greater of clauses (i) and (ii) above and shall be determined without reference to clause (iii) above; and

(2)  with respect to Loans denominated in Canadian Dollars, the annual rate of interest equal to the greater of (a) the annual rate from time to time publicly announced by Agent (or a bank that is listed on Schedule 1 of the Bank Act (Canada) acceptable to Agent) as its prime rate in effect for determining interest rates on Canadian Dollar denominated commercial loans made in Canada and (b) the annual rate of interest equal to the sum of Term CORRA for an Interest Period of one month’s duration at such time plus 1% percent per annum. In no event shall the Canadian Base Rate be less than zero for purposes of this Agreement; provided that if Base Rate is being used as an alternate rate of interest pursuant to Section 2.12 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.12(f)) with respect to Loans denominated in Canadian Dollars, then the Base Rate shall be determined solely with reference to clause (a) above;

; provided, further, in each case of clause (1) and (2), (x) in no event shall the Base Rate be less than 0.00% and (y) each change in any interest rate provided for in this Agreement based upon the Base Rate shall take effect at the time of such change in the Base Rate.

“Base Rate Loan” means a Loan or portion thereof bearing interest by reference to the Base Rate.

“Base Rate Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the Base Rate, as determined in accordance with to the definition of Applicable Margin.

“Benchmark” means, (a) in the case of Loans denominated in Dollars, initially, the Term SOFR Reference Rate and (b) in the case of Loans denominated in Canadian Dollars, initially, the Term CORRA Reference Rate; provided that if a Benchmark Transition Event, has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 2.12.

“Benchmark Replacement” means with respect to any Benchmark Transition Event, for any Available Tenor, the first alternative set forth in the order below that can be determined by Agent for the applicable Benchmark Replacement Date (provided that, for any Loans denominated in a currency other than Dollars or Canadian Dollars, “Benchmark Replacement” shall mean the alternative set forth in (c) below):

(a) solely with respect to a Benchmark for Loans denominated in Dollars, the sum of: (x) Daily Simple SOFR plus (y) the related Benchmark Replacement Adjustment, if any;

(b) solely with respect to a Benchmark for Loans denominated in Canadian Dollars, the sum of (x) Daily Compounded CORRA plus (y) the related Benchmark Replacement Adjustment, if any; or

(c) the sum of (i) the alternate benchmark rate that has been selected by Agent and Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate in the applicable currency or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities in the applicable currency and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a), (b) or (c) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark for any currency with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable currency by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities in the applicable currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” or any similar or analogous definition (or the addition of a new concept of “interest period”) timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the addition of conversion or continuation and notices related thereto, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Agent decides, after consultation with Borrower, in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement or to permit the use and administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if Agent determines in its reasonable discretion that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Agent decides, after consultation with Borrower, in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(a)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), including, with respect to Dollar-denominated rates, the Federal Reserve Board, the NYFRB or the Term SOFR Administrator, the central bank for the currency applicable to such Benchmark an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the IRC or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the IRC) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Bilateral Agent” means Credit Agricole Corporate and Investment Bank, in its capacity as administrative agent and collateral agent, and any successors thereto.

“Bilateral Credit Agreement” means the Senior Secured Term Loan Credit Agreement, dated as of April 3, 2020 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time), among Borrower, certain subsidiaries of Borrower from time to time party thereto, the lenders from time to time party thereto and Credit Agricole Corporate and Investment Bank, in its capacity as administrative agent and collateral agent for the lenders party thereto.

“Bilateral Credit Facility” means the term loan and letter of credit facilities under the Bilateral Credit Agreement.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person or any direct or indirect parent of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrower Materials” has the meaning ascribed to it in Section 10.13(a).

“Borrower Workspace” has the meaning ascribed to it in Section 10.13(a).

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York, and (a) if such day relates to any interest rate settings as to a Term Benchmark Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in respect of any such Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Loan, means any such day that is a U.S. Government Securities Business Day or (b) if such day relates to any interest rate settings as to Loans denominated in Canadian Dollars, any day on which chartered banks are open for over-the-counter business in Toronto, Ontario, excluding Saturday, Sunday and any other day that is a statutory holiday in Ontario, Canada.

“Capital Stock” means:

(1)            in the case of a corporation, corporate stock or shares;

(2)            in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)            in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)            any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Canadian Dollars” or “C$” means the lawful currency of Canada.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Collateral” has the meaning specified in Section 2.6(c)(i).

“Cash Collateral Account” has the meaning specified in Section 2.6(c)(i).

“Cash Equivalents” means:

(1)            Dollars, pounds sterling, euros, Canadian dollars, Singapore dollars, the national currency of any member state in the European Union or such other local currencies held by Borrower or a Restricted Subsidiary from time to time in the ordinary course of business;

(2)            securities issued or directly and fully guaranteed or insured by the U.S. government, Canada, Switzerland or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3)            certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated at least “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4)            repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)            commercial paper issued by a corporation (other than an Affiliate of Borrower) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6)            readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof or any Canadian province having at least a rating of Aa3 from Moody’s or a rating of AA- from S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)            Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(8)            investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above; and

(9)            instruments equivalent to those referred to in clauses (1) through (8) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“cash management services” means cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“CERCLA” has the meaning ascribed to it in the definition of “Environmental Laws”.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the IRC.

“Change of Control” means the occurrence of any of the following: (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35%, or more, of the Capital Stock of Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Borrower or (b) a majority of the members of the Board of Directors of Borrower do not constitute Continuing Directors.

“Charges” means all federal, state, provincial, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, claims or encumbrances owed by any Credit Party and upon or relating to (a) the Obligations hereunder, (b) the Collateral, (c) the employees, payroll, income, capital or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.

“Chassis” means any intermodal chassis consisting of steel frames with rubber tires used to transport containers over highways.

“Closing Date” means February 26, 2025.

“Closing Date Refinancing” has meaning specified in the recitals.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in another State other than the State of New York, the term “Code” means the Uniform Commercial Code in such other State.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower or any Guarantor in or upon which a Lien is granted by such Person in favor of Agent under any of the Collateral Documents.

“Collateral Documents” means the Security Agreement, the Intellectual Property Security Agreements and all similar agreements entered into guarantying payment of, or granting a Lien upon property as security for payment of, the Obligations hereunder.

“Commitments” means the commitment of a Lender to make or otherwise fund any Loan pursuant to Section 2.1 and to acquire participations in Letters of Credit made to Borrower hereunder and “Commitments” means such commitments of all Lenders in the aggregate. The initial amount of each Lender’s Commitment, if any, is set forth on Annex B or in the applicable Assignment and Assumption, subject to any increase, adjustment or reduction pursuant to the terms and conditions hereof including Section 2.15. The aggregate amount of the Commitments on the Closing Date is $600,000,000.

“Commitment Fee” has the meaning specified in Section 2.7(b).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 1.1(c) and which certificate shall in any event be a certificate of a Financial Officer (a) certifying as to whether a Default has occurred and is continuing and, if applicable, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (b) certifying that the financial information accompanying such certificate fairly presents, in all material respects in accordance with GAAP, the information required to be delivered pursuant to Section 5.1(a) or (b), as applicable and (c) setting forth a reasonably detailed calculation of the Consolidated Secured Net Leverage Ratio, Consolidated Total Net Leverage Ratio and Interest Coverage Ratio, in each case, for the most recently ended Test Period.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of intangible assets and deferred financing fees and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, as of any date of determination, the EBITDA of Borrower and its Restricted Subsidiaries for the most recently ended four full Fiscal Quarters for which internal financial statements are available, on a consolidated basis, calculated on a pro forma basis consistent with the calculations made under the definition of Fixed Charge Coverage Ratio, Interest Coverage Ratio or Section 1.4, as applicable.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)            consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including the interest component of Capitalized Lease Obligations and net payments and receipts (if any) pursuant to interest rate Hedging Obligations, amortization of deferred financing fees and original issue discount, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees and non-cash interest expense attributable to movement in mark to market valuation of Hedging Obligations or other derivatives (in each case permitted hereunder) under GAAP); plus

(2)            consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)            commissions, discounts, yield and other fees and charges Incurred in connection with any Securitization Financing which are payable to Persons other than Borrower and the Restricted Subsidiaries; minus

(4)            interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)            any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges shall be excluded;

(2)            any severance expenses, relocation expenses, restructuring expenses, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, expenses, commissions or charges related to any issuance, redemption, repurchase, retirement or acquisition of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses or charges related to the Spin Transactions, the Refinancing Transactions, the Norbert Transactions, the 2023 Notes Transactions, the 2024 Notes Transactions and the 2025 Notes Transactions (each as defined in the Term Loan Agreement) and the Transactions, in each case, shall be excluded;

(3)            effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries and including, without limitation, the effects of adjustments to (A) Capitalized Lease Obligations or (B) any other deferrals of income) in amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(4)            the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(5)            any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations or fixed assets and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations or fixed assets shall be excluded; provided that notwithstanding any classification of any Person, business, assets or operations as discontinued operations because a definitive agreement for the sale, transfer or other disposition in respect thereof has been entered into, such Person shall not exclude any such net after-tax income or loss or any such net after-tax gains or losses attributable thereto until such sale, transfer or other disposition has been consummated;

(6)            any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of Borrower) shall be excluded;

(7)            any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(8)            (a) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period and (b) the Net Income for such period shall include any dividend, distribution or other payment in cash (or to the extent converted into cash) received by the referent Person or a Subsidiary thereof (other than an Unrestricted Subsidiary of such referent Person) from any Person in excess of, but without duplication of, the amounts included in subclause (a);

(9)            solely for the purpose of determining the amount available for Restricted Payments under clause (2) of the definition of “Cumulative Credit,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(10)          an amount equal to the amount of Tax Distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with Section 7.2(b)(xi) shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(11)          any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles and other fair value adjustments arising pursuant to GAAP shall be excluded;

(12)          any non-cash expense realized or resulting from management equity plans, stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(13)          any (a) non-cash compensation charges, (b) costs and expenses related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Closing Date of officers, directors and employees, in each case of such Person or any Restricted Subsidiary, shall be excluded;

(14)          accruals and reserves that are established or adjusted within 12 months after the Closing Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(15)          non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;

(16)          any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded;

(17)          (a) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded and (b) amounts in respect of which such Person has determined that there exists reasonable evidence that such amounts will in fact be reimbursed by insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount, to the extent included in Net Income in a future period); and

(18)          non-cash charges for deferred tax asset valuation allowances shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 7.2 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries or Restricted Subsidiaries to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under Section 7.2 pursuant to clauses (5) and (6) of the definition of “Cumulative Credit.”

“Consolidated Net Tangible Assets” means, as of any particular time, the total of all the assets appearing on the most recent consolidated balance sheet of Borrower and its Restricted Subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom: (i) all current liabilities, including current maturities of long-term debt and of obligations under capital Leases; and (ii) the total of the net book values of all assets of Borrower and its Restricted Subsidiaries, properly classified as intangible assets under GAAP (including goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets).

“Consolidated Non-Cash Charges” means, with respect to any Person for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

“Consolidated Secured Net Leverage Ratio” means, with respect to any Person, at any date, the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full Fiscal Quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred.

“Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including, without limitation, state, franchise, property and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate principal amount of all outstanding Indebtedness of Borrower and the Restricted Subsidiaries (excluding any undrawn letters of credit) consisting of bankers’ acceptances and Indebtedness for borrowed money, plus (2) the aggregate amount of all outstanding Disqualified Stock of Borrower and the Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Net Leverage Ratio” means, with respect to any Person, at any date, the ratio of (i) Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the applicable Test Period.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)            to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)            to advance or supply funds:

(a)            for the purchase or payment of any such primary obligation; or

(b)            to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)            to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Director” means (a) any member of the Board of Directors who was a director of Borrower on the Closing Date and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by Jacobs Private Equity, LLC (or any Affiliate thereof) or a majority of the Continuing Directors.

“Contractual Obligations” means, with respect to any Person, any security issued by such Person or any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Con-way” means XPO CNW, Inc., a Delaware corporation.

“Con-way Existing Indebtedness” means Indebtedness under Conway’s 6.70% Senior Debentures due 2034.

“Con-way Subsidiary” means any direct or indirect Subsidiary of Con-way.

“CORRA” shall mean a rate equal to the Canadian Overnight Repo Rate Average, as administered and published by the CORRA Administrator.

“CORRA Administrator” shall mean the Bank of Canada (or any successor administrator of the Term CORRA Reference Rate).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Co-Syndication Agents” means BNP Paribas Securities Corp., Citigroup Global Markets Inc., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., The Bank of Nova Scotia and U.S. Bank National Association.

“Copyrights” has the meaning specified in the Security Agreement.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning ascribed to it in Section 12.27.

“Credit Parties” means Borrower and each Guarantor.

“Cumulative Credit” means the sum of (without duplication):

(1)            $1,124,000,000, plus

(2)            50% of the Consolidated Net Income of Borrower for the period (taken as one accounting period) from the first day of the first full Fiscal Quarter commencing after the Closing Date to the end of Borrower’s most recently ended Fiscal Quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(3)            100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by Borrower) of property other than cash, received by Borrower after the Closing Date (other than net proceeds to the extent such net proceeds have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to Section 7.1(b)(xiii)) from the issue or sale of Equity Interests of Borrower or any direct or indirect parent entity of Borrower (excluding Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions, Disqualified Stock and Cure Amounts), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to Borrower or a Restricted Subsidiary), plus

(4)            100% of the aggregate amount of contributions to the capital of Borrower received in cash and the Fair Market Value (as determined in good faith by Borrower) of property other than cash received by Borrower after the Closing Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and Cure Amounts) and other than contributions to the extent such contributions have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to Section 7.1(b)(xiii)), plus

(5)            100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of Borrower or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in Borrower (other than Disqualified Stock) or any direct or indirect parent of Borrower (provided, that in the case of any such parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(6)            100% of the aggregate amount received by Borrower or any Restricted Subsidiary after the Closing Date in cash and the Fair Market Value (as determined in good faith by Borrower) of property other than cash received by Borrower or any Restricted Subsidiary from:

(A)           the sale or other disposition (other than to Borrower or a Restricted Subsidiary) of Restricted Investments made by Borrower and the Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from Borrower and the Restricted Subsidiaries by any Person (other than Borrower or any Restricted Subsidiary) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to Section 7.2(b)(vii)),

(B)           the sale (other than to Borrower or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary, or

(C)           a distribution or dividend from an Unrestricted Subsidiary, plus

(7)            in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into Borrower or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by Borrower) of the Investment of Borrower or the Restricted Subsidiaries in such Unrestricted Subsidiary (which, if the Fair Market Value of such Investment shall exceed $62.5 million, shall be determined by the Board of Directors of Borrower) at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to Section 7.2(b)(vii) or constituted a Permitted Investment).

“Cure Amount” has the meaning specified in Section 7.13(d).

“Cure Right” has the meaning specified in Section 7.13(d).

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Daily Compounded CORRA” means, for any day (a “CORRA Rate Day”), CORRA for the day (such day “CORRA Determination Date”) that is five (5) Business Days prior to (i) if such CORRA Rate Day is a Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not a Business Day, the Business Day immediately preceding such CORRA Rate Day, in each case, with interest accruing on a compounded daily basis, with the methodology and conventions for this rate being established by Agent in accordance with the methodology and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded CORRA for business loans; provided that if Agent decides that any such convention is not administratively feasible for Agent, then Agent may establish another convention in its reasonable discretion; and provided that if the administrator has not provided or published CORRA and a Benchmark Replacement Date with respect to CORRA has not occurred, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA; and provided, further, that if Daily Compounded CORRA as so determined shall be less than the Floor, then Daily Compounded CORRA shall be deemed to be the Floor.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day “i”) that is five U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website and (b) the Floor. If by 5:00 pm (New York City time) on the second U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to Borrower.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified Borrower and Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Agent or Borrower, to confirm in writing to Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrower), or (d) has, or has a direct or indirect parent company that has (other than via an Undisclosed Administration), (i) become the subject of a proceeding under any Insolvency Law, (ii) had appointed for it a receiver, interim receiver, custodian, conservator, trustee, monitor, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or foreign regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by Agent in a written notice of such determination, which shall be delivered by Agent to Borrower and each other Lender promptly following such determination.

“Default Rate” has the meaning ascribed to it in Section 2.5(d).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by Borrower) of non-cash consideration received by Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration, setting forth such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of Borrower or any direct or indirect parent of Borrower (other than Disqualified Stock), that is issued for cash (other than to Borrower or any of its Subsidiaries or an employee stock ownership plan or trust established by Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.

“disposition” has the meaning set forth in the definition of Asset Sale (and “dispose” shall have a correlative meaning).

“Disqualified Institution” means (i) any Person identified by name in writing to Agent and as a Disqualified Institution on or prior to the Closing Date (as such list may be updated from time to time after the Closing Date with Agent’s consent (such consent not to be unreasonably withheld, conditioned or delayed)) and (ii) a competitor of Borrower or its Subsidiaries identified by name in writing to Agent as Disqualified Institutions prior to the Closing Date and any other Person identified by name in writing to Agent after the Closing Date to the extent such Person becomes a direct competitor of Borrower or its Subsidiaries; provided, such designations shall be promptly provided by Agent to the Lenders and shall become effective two days after delivery of each such written supplement to Agent, but which shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans; provided, further, that a “competitor” shall not include any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial revolving loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with such competitor, and for which no personnel involved with the investment of such competitor thereof, as applicable, (x) makes any investment decisions or (y) has access to any information (other than information publicly available) relating to the Credit Parties or any entity that forms a part of the Credit Parties’ business (including their Subsidiaries).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)            matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

(2)            is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person or any of its Restricted Subsidiaries, or

(3)            is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale), in each case prior to 91 days after the earlier of the Latest Maturity Date or the date the Loans are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dodd-Frank Act” has the meaning ascribed to it in Section 2.14(e).

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in Canadian Dollars, the equivalent in Dollars of such amount as determined by Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Canadian Dollars. In making any determination of the Dollar Equivalent, Agent shall use the relevant Spot Rate in effect on the date on which a Dollar Equivalent is required to be determined pursuant to the provisions of this Agreement. As appropriate, amounts specified herein as amounts in Dollars shall be or include any relevant Dollar Equivalent amount.

“Dollars” or “$” means the lawful currency of the United States.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)            Consolidated Taxes; plus

(2)            Fixed Charges and costs of surety bonds in connection with financing activities; plus

(3)            Consolidated Depreciation and Amortization Expense; plus

(4)            Consolidated Non-Cash Charges; plus

(5)            any expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including such fees, expenses or charges related to (i) the Refinancing Transactions, the Norbert Transactions, the 2023 Notes Transactions, the 2024 Notes Transactions and the 2025 Notes Transactions (each as defined in the Term Loan Agreement), (ii) the Transactions, (iii) the Bilateral Credit Facility, (iv) any amendment or other modification of the Senior Notes, the Term Loan Agreement and the Bilateral Credit Facility or other Indebtedness and (v) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Financing; plus

(6)            business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of facility closures, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); plus

(7)            the amount of loss or discount on sale of assets and any commissions, yield and other fees and charges, in each case in connection with a Qualified Securitization Financing; plus

(8)            any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Borrower or any Guarantor or net cash proceeds of an issuance of Equity Interests of Borrower (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit; plus

(9)            the amount of net cost savings, operating improvements or synergies projected by Borrower in good faith to be realized within 18 months following the date of any operational changes, business realignment projects or initiatives, restructurings or reorganizations which have been or are intended to be initiated (other than those operational changes, business realignment projects or initiatives, restructurings or reorganizations entered into in connection with any pro forma event (as defined in “Fixed Charge Coverage Ratio”) (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period)), net of the amount of actual benefits realized during such period from such actions; provided that such net cost savings and operating improvements or synergies are reasonably identifiable and quantifiable; provided, further, that the aggregate amount added to EBITDA pursuant to this clause (9) shall not exceed 20% of EBITDA for such period (determined after giving effect to such adjustments); and

less, without duplication, to the extent the same increased Consolidated Net Income,

(10)          non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“E-Fax” means any system used to receive or transmit faxes electronically.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service acceptable to Agent.

“Eligible Assignee” means (a) a Lender, (b) a commercial or investment bank, insurance company, finance company, financial institution, any fund that invests in loans or (c) any Affiliate of a Lender; provided that in any event, “Eligible Assignee” shall not include (i) any natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person), (ii) any Disqualified Institution, (iii) any Defaulting Lender, or (iv) Borrower, any Subsidiary or any Affiliate thereof.

“Environmental Laws” means all applicable federal, state, provincial, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, including any applicable judicial or administrative order, consent decree, order or judgment, in each case having the force or effect of law, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, soil, vapor, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), and any and all regulations promulgated thereunder, and all analogous federal, state, provincial, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes related to the protection of human health, safety or the environment.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means, with respect to any Person, all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws for conducting the operations of such Person.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan (other than an event for which the thirty (30) day notice period is waived); (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the termination of a Title IV Plan or Multiemployer Plan by the PBGC pursuant to Section 4042 of ERISA; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (g) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA or a determination that a Multiemployer Plan is in “endangered” or “critical” status under the meaning of Section 432 of the IRC or Section 304 of ERISA; (h) the loss of a Qualified Plan’s qualification or tax exempt status; (i) the termination of a Plan described in Section 4064 of ERISA; (j) the filing pursuant to Section 412(c) of the IRC or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Title IV Plan; (k) a determination that any Title IV Plan is in “at risk” status (within the meaning of Section 430 of the IRC or Section 303 of ERISA); (l) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA (other than non-delinquent premiums payable to the PBGC under Sections 4006 and 4007 of ERISA); (m) the imposition of liability on any Credit Party or any ERISA Affiliate due to the cessation of operations at a facility under the circumstances described in Section 4062(e) of ERISA; or (n) the occurrence of a non-exempt “prohibited transaction” with respect to which any Credit Party or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the IRC) or a “party in interest” (within the meaning of Section 406 of ERISA) or with respect to which any Credit Party or any such Subsidiary could otherwise be liable.

“ERISA Lien” has the meaning ascribed to it in Section 6.11.

“Erroneous Payment” has the meaning assigned to it in Section 10.17(a).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 10.17(d).

“E-Signature” means the process of attaching to, or logically associating with, an Electronic Transmission, an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by Agent, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning ascribed to it in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means, at any time the cash and Cash Equivalents received by Borrower after the Closing Date from:

(1)            contributions to its common equity capital, and

(2)            the sale (other than to a Subsidiary of Borrower or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Borrower,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate (but excluding any Cure Amount or amounts distributed pursuant to Section 7.2(b)(ii)).

“Excluded Principal Property” means (a) any Principal Property, (b) any shares of capital stock or Indebtedness (as defined in the Existing Con-way Indenture) of any Restricted Subsidiary (as defined in the Existing Con-way Indenture) or (c) any other assets or property owned by Con-way or any Restricted Subsidiary (as defined in the Existing Con-way Indenture) to the extent, in the case of this clause (c), that the existence of liens on such assets or property in favor of the Lenders as security for the Obligations owing under this Agreement would result in the breach of, or require the equal and ratable securing of, all or any portion of the Con-way Existing Indebtedness; provided that Borrower may, in its sole discretion, elect to designate any property which is an Excluded Principal Property as not being an Excluded Principal Property.

“Excluded Property” has the meaning assigned to such term in the Security Agreement.

“Excluded Subsidiary” means (a) each Domestic Subsidiary that is prohibited from guaranteeing the Obligations hereunder by any requirement of law or that would require consent, approval, license or authorization of a Governmental Authority to guarantee the Obligations hereunder (unless such consent, approval, license or authorization has been received), (b) each Domestic Subsidiary that is prohibited by any applicable contractual requirement from guaranteeing the Obligations hereunder on the Closing Date or at the time such Subsidiary becomes a Subsidiary (to the extent not incurred in connection with becoming a Subsidiary and in each case for so long as such restriction or any replacement or renewal thereof is in effect), (c) any Domestic Subsidiary (i) that owns no material assets (directly or through its Subsidiaries) other than Equity Interests of one or more Foreign Subsidiaries or (ii) that is a direct or indirect Subsidiary of a Foreign Subsidiary, (d) any Foreign Subsidiary, (e) any Securitization Subsidiary, (f) any CFC, (g) any Unrestricted Subsidiary, (h) any non-Wholly Owned Subsidiary, (i) any Subsidiary that is a captive insurance company and (j) any not-for profit Subsidiary.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Hedging Obligation if, and to the extent that, all or a portion of the Obligations of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Hedging Obligation (or any Obligations thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such Obligation or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient, or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender pursuant to any law in effect on the date such Lender becomes a party to this Agreement (other than as an assignee pursuant to a request by Borrower under Section 2.14(d)) or designates a new lending office (unless such designation is at the request of Borrower under Section 2.14(g)), (c) Taxes attributable to such Recipient’s failure to comply with Section 2.13(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Con-way Indenture” means that certain Indenture, dated as of March 8, 2000, between CNF Transportation, Inc., as issuer, and Bank One Trust Company, National Association, as trustee, in the case of Con-way’s 6.70% Senior Debentures due 2034.

“Existing Credit Agreement” has the meaning specified in the recitals.

“Extended Revolving Commitments” has the meaning specified in Section 2.15(b).

“Extending Lender” has the meaning specified in Section 2.15(b).

“Extension” has the meaning specified in Section 2.15(b).

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Fall-Away Event” has the meaning specified in Section 8.3.

“FATCA” means Sections 1471 through 1474 of the IRC as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the IRC and any intergovernmental agreements implementing the foregoing.

“FCPA” means the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means, for any day, a floating rate equal to (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by Agent in its reasonable discretion, which determination shall be final, binding and conclusive (absent manifest error).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fees” means any and all fees and other amounts payable to Agent or any Lender pursuant to this Agreement or any of the other Loan Documents.

“Financial Covenant Step-Up” has the meaning specified in Section 7.13(a).

“Financial Officer” means, with respect to any of Borrower or its Subsidiaries, the chief executive officer, the chief financial officer, the principal accounting officer, the treasurer, the assistant treasurer and the controller thereof.

“Financial Statements” means the consolidated income statements, statements of cash flows and balance sheets of Borrower delivered in accordance with Section 4.4 and Section 5.1.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower, ending on March 31, June 30, September 30, and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of Borrower ending on December 31 of each year.

“Fitch” means Fitch Ratings Inc. or any successor entity.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period.

In the event that Borrower or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided that Borrower may elect pursuant to an Officer’s Certificate delivered to Agent to treat all or any portion of the commitment under any Indebtedness pertaining to a Limited Condition Acquisition as being Incurred at the time the acquisition agreement or other similar agreement pertaining to such Limited Condition Acquisition is entered into, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

To the (i) extent Borrower elects pursuant to an Officer’s Certificate delivered to Agent to treat all or any portion of the commitment under any Indebtedness as being Incurred in connection with a Limited Condition Acquisition as described in the preceding paragraph or (ii) Borrower or any Restricted Subsidiary elects to treat Indebtedness as having been Incurred prior to the actual Incurrence thereof pursuant to Section 7.1(c)(iii), Borrower shall deem all or such portion of such commitment or such Indebtedness, as applicable, as having been Incurred and to be outstanding for purposes of calculating the Fixed Charge Coverage Ratio for any period in which Borrower makes any such election and for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding, or until Borrower elects to withdraw such election. For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that Borrower or any Restricted Subsidiary has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, or discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period; provided that, notwithstanding any classification of any Person, business, assets or operations as discontinued operations because a definitive agreement for the sale, transfer or other disposition in respect thereof has been entered into, Borrower shall not make such computations on a pro forma basis for any such classification for any period until such sale, transfer or other disposition has been consummated. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Borrower or any Restricted Subsidiary since the beginning of such period shall have consummated any pro forma event, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such pro forma event had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of Borrower, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 18 months of the date the applicable event is consummated. For the avoidance of doubt, adjustments to the computation of the Fixed Charge Coverage Ratio (or of Consolidated EBITDA) arising from any pro forma event and made in accordance with this paragraph and the paragraph immediately above shall not be subject to the 20% cap set forth in clause (9) of the definition of “EBITDA”.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under this Agreement or any other revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Borrower may designate.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of: (1) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs) of such Person for such period, and (2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Floor” means 0.00%.

“Foreign Lender” has the meaning ascribed thereto in Section 2.13(d).

“Foreign Pension Plan” shall mean any benefit plan that under applicable law other than the laws of the United States or any political subdivision thereof, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means a Restricted Subsidiary that is not organized or established under the laws of the United States of America, any state thereof or the District of Columbia. For the avoidance of doubt, any Subsidiary incorporated or organized under the laws of a territory of the United States (including the Commonwealth of Puerto Rico) shall constitute a “Foreign Subsidiary” hereunder.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any L/C Issuer, such Defaulting Lender’s Aggregate Revolving Credit Exposure of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such L/C Issuer other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Closing Date (unless otherwise specified herein). For the purposes of this Agreement, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Governmental Authority” means any federal, state, provincial or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantied Obligations” means as to any Person, any obligation of such Person guarantying or otherwise having the economic effect of guarantying any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business), or (e) indemnify the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantied Obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business or standard contractual indemnities. The amount of any Guarantied Obligations at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guarantied Obligations is incurred, and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantied Obligations, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guarantor Payment” has the meaning ascribed to it in Section 13.7(a).

“Guarantors” means any Subsidiary of Borrower that guarantees the Obligations hereunder by executing this Agreement or a supplemental guarantee in the form of Exhibit 1.1(a) attached hereto; provided that (i) upon the release or discharge of such Person from its Guaranty in accordance with this Agreement, such Person shall cease to be a Guarantor and (ii) notwithstanding anything to the contrary in any Loan Document, in no event shall an Excluded Subsidiary be a Guarantor.

“Guaranty” means the guarantee of the Obligations of Borrower hereunder by the Guarantors in Article 13 hereunder or in a supplemental guarantee in accordance with Section 6.12 of this Agreement.

“Hazardous Material” means any substance, material or waste that is regulated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or words of similar import under any Environmental Law, including but not limited to any “Hazardous Waste” as defined by the Resource Conservation and Recovery Act (RCRA) (42 U.S.C. § 6901 et seq. (1976)), any “Hazardous Substance” as defined under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) (42 U.S.C. § 9601 et seq. (1980)), any petroleum or any fraction thereof, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, toxic mold, mycotoxins, toxic microbial matter (naturally occurring or otherwise), infectious waste and radioactive substances or any other substance that is regulated under Environmental Law due to its toxic, ignitable, reactive, corrosive, caustic or dangerous properties.

“Hedge Bank” means (a) any Person counterparty to a Swap Contract who is (or at the time such Swap Contract was entered into, was) a Lender, an Agent or an Affiliate of any thereof, and (b) any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Swap Agreement, ceases to be an Agent or a Lender, as the case may be.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)            currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)            other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Impacted Lender” means any Lender that fails to promptly provide Borrower or Agent, upon such Person’s reasonable request, reasonably satisfactory evidence that such Lender will not become a Defaulting Lender.

“Increased Amount” has the meaning ascribed to it in Section 7.7(d).

“Incremental Amendment” has the meaning specified in Section 2.15(d).

“Incremental Revolving Commitment” has the meaning specified in Section 2.15(a).

“Incremental Lender” has the meaning specified in Section 2.15(c).

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. “Incurred” and “Incurrence” shall have like meanings.

“Indebtedness” means, with respect to any Person:

(1)            the principal of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that constitutes (i) a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than twelve months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)            to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)            to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by Borrower) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that, notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) obligations under or in respect of a Qualified Securitization Financing (including all obligations of any Securitization Subsidiary); (5) trade and other ordinary course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business; (6) obligations in respect of cash management services; (7) in the case of Borrower and the Restricted Subsidiaries (x) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (y) intercompany liabilities in connection with cash management, tax and accounting operations of Borrower and the Restricted Subsidiaries; and (8) any obligations under Hedging Obligations; provided that such agreements are entered into for bona fide hedging purposes of Borrower or the Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of Borrower, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement, such agreements are related to business transactions of Borrower or the Restricted Subsidiaries entered into in the ordinary course of business and, in the case of any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement, such agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of Borrower or the Restricted Subsidiaries Incurred without violation of this Agreement.

Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Agreement.

“Indemnified Person” has the meaning ascribed to in Section 2.11.

“Indemnified Tax” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of Borrower, qualified to perform the task for which it has been engaged.

“Information” has the meaning ascribed to it in Section 12.8.

“Insolvency Law” means the Bankruptcy Code, as now and hereafter in effect, any successors to such statute and any other applicable insolvency or other similar law of any jurisdiction including, without limitation, any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Intellectual Property” means any and all Patents, Copyrights and Trademarks.

“Intellectual Property Security Agreements” means, collectively, any and all Copyright Security Agreements, Patent Security Agreements and Trademark Security Agreements, made in favor of Agent, on behalf of itself and Lenders, by each Credit Party signatory thereto, as amended from time to time.

“Intercreditor Agreement” has the meaning specified in Section 10.15.

“Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs) of such Person for such period.

For purposes of making any computation subsequent to the commencement of the period for which the Interest Coverage Ratio is being calculated but prior to the last day of the Fiscal Quarter for which the calculation of the Interest Coverage Ratio is made (the “Interest Coverage Calculation Date”), any computations Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that Borrower or any Restricted Subsidiary has made during the four-quarter reference period and on or prior to or simultaneously with the Interest Coverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations or discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period; provided that, notwithstanding any classification of any Person, business, assets or operations as discontinued operations because a definitive agreement for the sale, transfer or other disposition in respect thereof has been entered into, Borrower shall not make such computations on a pro forma basis for any such classification for any period until such sale, transfer or other disposition has been consummated. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Borrower or any Restricted Subsidiary since the beginning of such period shall have consummated any pro forma event that would have required adjustment pursuant to this definition, then the Interest Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such pro forma event had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Interest Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a Financial Officer of Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of Borrower, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 18 months of the date the applicable event is consummated. For the avoidance of doubt, adjustments to the computation of the Interest Coverage Ratio arising from any pro forma event and made in accordance with this paragraph and the paragraph immediately above shall not be subject to the 20% cap set forth in clause (9) of the definition of “EBITDA”.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Interest Coverage Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under this Agreement or any other revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Borrower may designate.

For purposes of calculating the Interest Coverage Ratio any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

For the avoidance of doubt, when calculating the Interest Coverage Ratio for purposes of Section 7.13 the events described in the first paragraph of this definition that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

“Interest Payment Date” means (a) as to any Base Rate Loan, the last Business Day of each Fiscal Quarter to occur while such Loan is outstanding and the Maturity Date and (b) as to any Term Benchmark Loan, the last day of the applicable Interest Period and the Maturity Date; provided, that in the case of any Interest Period greater than three months in duration, interest shall be payable at three-month intervals and on the last day of such Interest Period; and provided further that, in addition to the foregoing, the date upon which all of the Commitments have been terminated and the Loans have been paid in full shall be deemed to be an Interest Payment Date with respect to any interest that has then accrued but is unpaid under this Agreement.

“Interest Period” means, (a) as to each Term SOFR Loan, the period commencing on the Business Day such Loan is disbursed, converted to or continued, as selected by Borrower pursuant to this Agreement, as a Term SOFR Loan and ending on but excluding the date one, three or six months thereafter (or to the extent available to all Lenders, 12 months or such shorter period) and (b) as to each Term CORRA Loan, the period commencing on the Business Day such Loan is disbursed, converted to or continued, as selected by Borrower pursuant to this Agreement, as a Term CORRA Loan and ending on and excluding the date that is one or three months thereafter (or to the extent available to all Lenders, such shorter period), in each case as selected by Borrower’s irrevocable notice to Agent as set forth in Section 2.5(e); provided, that the foregoing is subject to the following:

(i)             if an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day;

(ii)            any Interest Period that would otherwise extend beyond the Maturity Date shall end on such date; and

(iii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

Borrower shall select Interest Periods so that, in the aggregate, there shall be no more than ten (10) separate Term Benchmark Loans in existence at any one time.

“Investment Grade Rating” means a rating equal to or higher than: (a) Baa3 (or the equivalent) by Moody’s, (b) BBB- (or the equivalent) by S&P or (c) BBB- (or the equivalent) by Fitch.

“Investment Grade Securities” means:

(1)            securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)            securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among Borrower and its Subsidiaries,

(3)            investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold material amounts of cash pending investment and/or distribution, and

(4)            corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.2:

(1)            “Investments” shall include the portion (proportionate to Borrower’s Equity Interest in such Subsidiary) of the Fair Market Value (as determined in good faith by Borrower) of the net assets of such Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)            its “Investment” in such Subsidiary at the time of such redesignation less

(b)            the portion (proportionate to its Equity Interest in such Subsidiary) of the Fair Market Value (as determined in good faith by Borrower) of the net assets of such Subsidiary at the time of such redesignation; and

(2)            any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by Borrower) at the time of such transfer, in each case as determined in good faith by the Board of Directors of Borrower.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Joint Venture” means any Person a portion (but not all) of the Capital Stock of which is owned directly or indirectly by Borrower or a Subsidiary thereof but which is not a Wholly Owned Subsidiary and which is engaged in a business that is similar to or complementary with the business of Borrower and its Subsidiaries as permitted under this Agreement.

“Judgment Conversion Date” has the meaning specified in Section 12.20.

“Judgment Currency” has the meaning specified in Section 12.20.

“Junior Intercreditor Agreement” means the intercreditor agreement to be entered into among Agent, the Term Loan Agent (if the Term Loan Credit Agreement is still effective), the Bilateral Agent (if the Bilateral Credit Agreement is still effective), the Senior Representative of any Indebtedness that is to be secured by a Lien on the Collateral that is not prohibited by this Agreement and is junior to the Lien of the Secured Parties, and the Credit Parties, substantially in the form of Exhibit 1.1(f) hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time, or any other intercreditor agreement among the foregoing on terms that are reasonably acceptable to Agent and Borrower.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Revolving Commitment, any Refinancing Commitment or any Extended Revolving Commitments, in each case as extended in accordance with this Agreement from time to time.

“L/C Exposure” means, at any time, the Dollar Equivalent (if applicable) of the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate principal amount of all payments or disbursements made by an L/C issuer pursuant to a Letter of Credit that have not yet been reimbursed at such time. The L/C Exposure of any Revolving Lender at any time shall equal its Pro Rata Share of the aggregate L/C Exposure at such time.

“L/C Issuer” means each of Wells Fargo, Bank of America, N.A., Crédit Agricole Corporate and Investment Bank, U.S. Bank National Association, or any of their respective Affiliates or branches, each in its capacity as issuer of any Letter of Credit, or such other bank or authorized Person as Borrower may select (subject to Agent’s consent, not to be unreasonably withheld, delayed or conditioned) as an L/C Issuer under this Agreement.

“L/C Issuer Fronting Sublimit Amount” means (a) as to each L/C Issuer party hereto as of the Closing Date, the fronting sublimit amount set forth opposite its name on Annex C and (b) as to each L/C Issuer that becomes an L/C Issuer hereunder after the date hereof, the fronting sublimit amount of such L/C Issuer set forth in the instrument under which such L/C Issuer becomes an L/C Issuer. The L/C Issuer Fronting Sublimit Amount of any L/C Issuer may be changed by written agreement between Borrower and such L/C Issuer, without the consent of any other party hereto (but with notice to Agent), it being understood that no such change shall impact the L/C Sublimit.

“L/C Sublimit” has the meaning specified in Section 2.6(a).

“Lead Arrangers” means Wells Fargo Securities, LLC, BOFA Securities, Inc. and Credit Agricole Corporate and Investment Bank, each in its capacities as a joint lead arranger and joint bookrunner.

“Lenders” means each financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or, pursuant to an Incremental Amendment or Refinancing Amendment, becomes an Additional Lender, or (b) from time to time becomes party hereto execution Assignment Agreement.

“Letter of Credit Fee” has the meaning specified in Section 2.6(d).

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent, L/C Issuers and Lenders at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of, or payments made in respect of, Letters of Credit by the L/C Issuers or the purchase of a participation as set forth in Section 2.6 with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable (or that has been paid by the L/C Issuers and not reimbursed) at such time or at any time thereafter by L/C Issuers, Agent or Lenders thereupon or pursuant thereto.

“Letters of Credit” means standby letters of credit issued for the account of Borrower by any L/C Issuer pursuant hereto (including as provided in Section 2.6 (j)), in form and substance satisfactory to such L/C Issuer.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition, including by way of merger, amalgamation or consolidation, by one or more of Borrower and its Restricted Subsidiaries of any Person or any business or line of business or division of any Person, permitted by this Agreement and which is designated as a Limited Condition Acquisition by Borrower or such Restricted Subsidiary in writing to Agent on or prior to the date the definitive agreements for such acquisition are entered into.

“Litigation” has the meaning ascribed to it in Section 4.13.

“Loan Documents” means this Agreement, the Guaranties, the Intercreditor Agreements, each Note, the Collateral Documents and all other agreements, instruments, and documents executed and delivered to, or in favor of, Agent, or any Lenders pertaining to any Obligation hereunder and including all other powers of attorney, consents and assignments. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans” means the Revolving Credit Loans.

“Material Adverse Effect” means, a material adverse effect on (x) the business, financial condition, operations or properties of Borrower and its Subsidiaries, taken as a whole, after giving effect to the Transactions, (y) the ability of Borrower or the other Credit Parties to perform their payment obligations under the Loan Documents when due, and (z) the validity or enforceability of any of the Loan Documents or the rights and remedies of Agent and the Lenders under any of the Loan Documents.

“Maturity Date” means April 30, 2030, provided that, in each case, if such date is not a Business Day, then the Maturity Date shall be the next succeeding Business Day.

“Maximum Lawful Rate” has the meaning ascribed to it in Section 2.5(f).

“MNPI” means information that is (a) not publicly available with respect to Borrower (or any Subsidiary of Borrower, as the case may be) and (b) material with respect to Borrower (or its Subsidiaries) or their securities for purpose of United States federal and state securities laws.

“Moody’s” means Moody’s Ratings and any successor to its rating agency business.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make, or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Non-Consenting Lender” has the meaning ascribed to it in Section 12.2(d).

“Non-Con-way Subsidiary” means any Subsidiary of Borrower that is not a Con-way Subsidiary.

“Notes” has the meaning specified in Section 2.1(a)(ii).

“Notice of Conversion/Continuation” has the meaning ascribed to it in Section 2.5(e).

“Notice of Revolving Credit Loan” has the meaning specified in Section 2.1(a)(i).

“NYFRB” means the Federal Reserve Bank of New York.

“Obligation Currency” has the meaning specified in Section 12.20.

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to any Secured Party under any Loan Document, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under this Agreement, any of the other Loan Documents, any Bank Product Documents or any Secured Hedge Agreement (other than with respect to any Credit Party’s obligations that constitute Excluded Swap Obligations solely with respect to such Credit Party). This term includes all principal, Letter of Credit Obligations, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Secured Hedging Obligations (other than with respect to any Credit Party’s Secured Hedging Obligations that constitute Excluded Swap Obligations solely with respect to such Credit Party), Bank Product Obligations, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under this Agreement, any of the other Loan Documents, any Bank Product Documents or any Secured Hedge Agreements.

“Officer” means, with respect to any Person, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Secretary of such Person or any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Officer’s Certificate” means, with respect to any Person, a certificate signed on behalf of such Person by an Officer of such Person.

“Opinion of Counsel” means, with respect to any Person, a written opinion addressed to Agent and the applicable Lenders and L/C Issuers, from legal counsel. The counsel may be an employee of or counsel to such Person.

“Other Connection Taxes” means, with respect to a Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Lender” has the meaning ascribed to it in Section 10.8(d).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.14(d)).

“Pari Passu Intercreditor Agreement” means (x) the intercreditor agreement dated as of April 9, 2020, among Borrower, Bilateral Agent, Term Loan Agent and other parties thereto, as amended by the Pari Passu Joinder Agreement, and as the same may be further amended, restated, supplemented or otherwise modified from time to time and (y) any other intercreditor agreement to be entered into among Agent, the Senior Representative of any Indebtedness that is to be secured by a Lien on the Collateral that is not prohibited by this Agreement and is pari passu to the Lien of the Secured Parties, and the Credit Parties, substantially in the form of Exhibit 1.1(e) hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time, or any other intercreditor agreement among the foregoing on terms that are reasonably acceptable to Agent and Borrower.

“Pari Passu Joinder Agreement” means the Collateral Agent Joinder Agreement No. 2, dated as of February 26, 2025, pursuant to which Agent joins the Pari Passu Intercreditor Agreement as an “Additional Collateral Agent” thereunder on the Closing Date.

“Participant Register” has the meaning ascribed to it in Section 11.1(c).

“Patents” has the meaning specified in the Security Agreement.

“PATRIOT Act” has the meaning ascribed to it in Section 4.24.

“Payment Recipient” has the meaning assigned to it in Section 10.17(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Periodic Term CORRA Determination Day” has the meaning specified in the definition of “Term CORRA.”

“Period Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Holders” means Jacobs Private Equity, LLC and each of its Affiliates, Bradley Jacobs (“Jacobs”), any entity controlled by Jacobs, Jacobs’ wife, Jacobs’ children and other lineal descendants and trusts established for the benefit of any of the foregoing.

“Permitted Investments” means:

(1)            any Investment in Borrower or any Restricted Subsidiary; provided that no Credit Party that is a Non-Con-way Subsidiary may make an Investment in a Con-way Subsidiary by transferring any Equity Interests or any Principal Property to such Con-way Subsidiary in reliance on this clause (1) if such Investment would cause such Equity Interests or Principal Property so invested to be Excluded Principal Property, unless Borrower agrees that such property will not constitute Excluded Principal Property;

(2)            any Investment in Cash Equivalents or Investment Grade Securities;

(3)            any Investment by Borrower or any Restricted Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Borrower or a Restricted Subsidiary; provided that no Credit Party that is a Non-Con-way Subsidiary may make an Investment in a Con-way Subsidiary by transferring any Equity Interests or any Principal Property to such Con-way Subsidiary in reliance on this clause (3) if such Investment would cause such Equity Interests or Principal Property so invested to be Excluded Principal Property, unless Borrower agrees that such property will not constitute Excluded Principal Property;

(4)            any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 7.4 or any other disposition of assets not constituting an Asset Sale;

(5)            any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date (including, for the avoidance of doubt, Investments of Con-way and any Restricted Subsidiary which is a Subsidiary thereof) or an Investment consisting of any extension, modification or renewal of any Investment existing on the Closing Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Closing Date or (y) as otherwise permitted under this Agreement;

(6)            loans and advances to officers, directors, employees or consultants of Borrower or any of its Subsidiaries (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $100.0 million at the time of Incurrence, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such Person’s purchase of Equity Interests of Borrower or any direct or indirect parent of Borrower solely to the extent that the amount of such loans and advances shall be contributed to Borrower in cash as common equity;

(7)            any Investment acquired by Borrower or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by Borrower or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, or as a result of a Bail-In Action with respect to any contractual counterparty of Borrower or any Restricted Subsidiary;

(8)            Hedging Obligations permitted under Section 7.1(b)(x);

(9)            any Investment by Borrower or any Restricted Subsidiary in a Similar Business having an aggregate Fair Market Value (as determined in good faith by Borrower), taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the sum of (x) the greater of $820 million and 60% of Consolidated EBITDA at the time such Investment is made, plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)          additional Investments by Borrower or any Restricted Subsidiary having an aggregate Fair Market Value (as determined in good faith by Borrower), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the sum of (x) the greater of $820 million and 60% of Consolidated EBITDA as of the date of such Investment plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11)          loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of Borrower or any direct or indirect parent of Borrower;

(12)          Investments the payment for which consists of Equity Interests of Borrower (other than Disqualified Stock) or any direct or indirect parent of Borrower, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (4) of the definition of “Cumulative Credit”;

(13)          any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 7.5(b) (except transactions described in clauses (ii), (iv), (vi), (viii)(B) and (xv) of Section 7.5(b));

(14)          guarantees issued in accordance with Section 7.1 and Section 6.12 including, without limitation, any guarantee or other obligation issued or incurred under this Agreement, the Term Loan Credit Agreement or the Bilateral Credit Agreement (or any credit facility or facilities which amend, restate, refinance, replace, increase or otherwise modify this Agreement, the Term Loan Credit Agreement or the Bilateral Credit Agreement) in connection with any letter of credit issued for the account of Borrower or any of its Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);

(15)          Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(16)          any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness;

(17)          any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells Securitization Assets pursuant to a Securitization Financing;

(18)          Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged into, amalgamated with, or consolidated with Borrower or a Restricted Subsidiary in a transaction that is not prohibited by Section 7.8 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(19)          Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(20)          advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of Borrower or the Restricted Subsidiaries;

(21)          Investments in joint ventures or Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by Borrower), taken together with all other Investments made pursuant to this clause (21) that are at that time outstanding, not to exceed the sum of (x) the greater of (A) $160 million and (B) 10% of Consolidated EBITDA in the aggregate as of the date of such Investment, plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (21) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (21) for so long as such Person continues to be a Restricted Subsidiary;

(22)          any Investment in any Subsidiary of Borrower or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(23)          Guarantied Obligations of Borrower or any Restricted Subsidiary of leases or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business; and

(24)          loans and advances to independent contractors, owner-operators, drivers and carriers in an amount not to exceed $25 million at any time.

“Permitted Jurisdictions” has the meaning ascribed to it in Section 7.8(a).

“Permitted Liens” means, with respect to any Person:

(1)            pledges, bonds or deposits and other Liens granted by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds, performance and return of money bonds, or deposits as security for contested Taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)            Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)            Liens for Taxes, assessments or other governmental charges not yet overdue by more than 30 days, or that are being contested in good faith by appropriate proceedings;

(4)            Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit, bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)            minor survey exceptions, minor encumbrances, trackage rights, special assessments, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)            (A) Liens on assets of a Subsidiary that is not a Guarantor securing Indebtedness of a Subsidiary that is not a Guarantor permitted to be Incurred pursuant to Section 7.1;

(B) Liens securing (x) prior to the occurrence of a Fall-Away Event, Indebtedness Incurred pursuant to Section 7.1(b)(i) and (y) prior to the occurrence of a Fall-Away Event, any other Indebtedness permitted to be Incurred by this Agreement up to (i) (I) $300 million, minus (II) the aggregate principal amount of Indebtedness outstanding at such time in reliance on Section 2.15(a), plus (ii) additional amounts if, in the case of clause (y)(ii), as of the date such Indebtedness was Incurred, and after giving pro forma effect thereto and the application of the net proceeds therefrom (but without netting the proceeds thereof), the Consolidated Secured Net Leverage Ratio of Borrower does not exceed 3.00 to 1.00;

provided that, prior to the occurrence of a Fall-Away Event, such Lien shall be either (x) pari passu (but without regard to the control of remedies) with the Lien securing the Obligations hereunder and no property or assets of Borrower or any Restricted Subsidiary other than Collateral shall be subject to such Lien, and a Senior Representative acting on behalf of the holders of such Lien shall have become party to or otherwise subject to the provisions of the Pari Passu Intercreditor Agreement (reflecting the pari passu status of such Lien), or (y) junior (including with respect to the control of remedies) to the Lien securing the Obligations hereunder and no property or assets of Borrower or any Restricted Subsidiary other than Collateral shall be subject to such Lien, and a Senior Representative acting on behalf of the holders of such Lien shall have become party to or otherwise subject to the provisions of the Junior Intercreditor Agreement (reflecting the junior-lien status of such Lien);

(C)            prior to the occurrence of a Fall-Away Event, Liens securing obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (iv) or (xiv) (to the extent such guarantees are issued in respect of any Indebtedness) of Section 7.1(b);

(D)            Liens created pursuant to the Collateral Documents or otherwise securing the Obligations;

(7)            Liens existing on the Closing Date (including, for the avoidance of doubt, Liens on assets of Con-way and any Restricted Subsidiary which is a Subsidiary thereof but excluding Liens in favor of the lenders under the Term Loan Credit Agreement or the Bilateral Credit Agreement) or in favor of the noteholders under the Senior Notes Documents; provided, that Liens securing the Senior Notes Documents shall not be Permitted Liens pursuant to this clause (7) from and after the occurrence of a Fall-Away Event;

(8)            Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by Borrower or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(9)            Liens on assets or property at the time Borrower or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into Borrower or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by Borrower or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(10)          Liens securing Indebtedness or other obligations of Borrower or a Restricted Subsidiary owing to Borrower or any Guarantor (or, from and after the occurrence of a Fall-Away Event, any Restricted Subsidiary) or another Restricted Subsidiary permitted to be Incurred in accordance with Section 7.1;

(11)          Liens securing Hedging Obligations (and, for the avoidance of doubt, Swap Obligations) and Bank Product Obligations not incurred in violation of this Agreement;

(12)          Liens on inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of documentary letters of credit, bank guarantees or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)          leases, subleases, licenses and sublicenses of real property which do not materially interfere with the ordinary conduct of the business of Borrower or any of the Restricted Subsidiaries;

(14)          Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or other obligations not constituting Indebtedness;

(15)          Liens in favor of Borrower or any Guarantor (or, from and after the occurrence of a Fall-Away Event, any Restricted Subsidiary);

(16)          Liens on assets of the type specified in the definition of “Securitization Financing” Incurred in connection with a Qualified Securitization Financing;

(17)          pledges and deposits and other Liens made in the ordinary course of business to secure liability to insurance carriers;

(18)          Liens on the Equity Interests of Unrestricted Subsidiaries;

(19)          leases or subleases, and licenses or sublicenses (including with respect to intellectual property) granted to others in the ordinary course of business, and Liens on real property which is not owned but is leased or subleased by Borrower or any Restricted Subsidiary;

(20)          Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (10), (11), (15), (25) and (38) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to the after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being refinanced, refunded, extended, renewed or replaced), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) or, if greater, committed amount of the applicable Indebtedness described under clauses (6), (7), (8), (9), (10), (11), (15), (25) and (38) at the time the original Lien became a Permitted Lien under this Agreement, (B) unpaid accrued interest and premiums (including tender premiums), and (C) an amount necessary to pay any underwriting discounts, defeasance costs, commissions, fees and expenses related to such refinancing, refunding, extension, renewal or replacement; provided, further, however, that (X) in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B) or (25), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B) or (25) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B) or (25) and (Y) prior to the occurrence of a Fall-Away Event, in the case of Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B) or (25), such new Lien shall have priority equal to or more junior than the Lien securing such refinanced, refunded, extended or renewed Indebtedness;

(21)          Liens on equipment of Borrower or any Restricted Subsidiary granted in the ordinary course of business to Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;

(22)          judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business;

(24)          Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(25)          Prior to the occurrence of a Fall-Away Event, other Liens securing obligations the outstanding principal amount of which does not, taken together with the principal amount of all other obligations secured by Liens incurred under this clause (25) that are at that time outstanding, exceed the greater of $480 million and 30% of Consolidated EBITDA at the time of incurrence (which Lien, if on the Collateral, may be pari passu with or junior to, but not senior to, the Lien on the Collateral securing the Obligations hereunder, except to the extent such Liens secure any Capitalized Lease Obligation or any purchase money Indebtedness, in which case such Liens may be prior to the Liens on the Collateral securing the Obligations hereunder, but only as to the applicable assets securing the Capitalized Lease Obligation or purchase money Indebtedness);

(26)          any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement securing obligations of such joint venture or pursuant to any joint venture or similar agreement;

(27)          any amounts held by a trustee in the funds and accounts under any indenture issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture pursuant to customary discharge, redemption or defeasance provisions;

(28)          Liens (i) arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(29)          Liens (i) in favor of credit card companies pursuant to agreements therewith and (ii) in favor of customers;

(30)          Liens disclosed by the title commitments or title insurance policies delivered pursuant to the Term Loan Credit Agreement or the Bilateral Credit Agreement and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted under this Agreement;

(31)          Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers, suppliers or service providers of Borrower or any Restricted Subsidiary in the ordinary course of business;

(32)          in the case of real property that constitutes a leasehold or subleasehold interest, (x) any Lien to which the fee simple interest (or any superior leasehold interest) is subject or may become subject and any subordination of such leasehold or subleasehold interest to any such Lien in accordance with the terms and provisions of the applicable leasehold or subleasehold documents, and (y) any right of first refusal, right of first negotiation or right of first offer which is granted to the lessor or sublessor;

(33)          agreements to subordinate any interest of Borrower or any Restricted Subsidiary in any accounts receivable or other prices arising from inventory consigned by Borrower or any such Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(34)          Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;

(35)          [reserved];

(36)          Liens securing insurance premium financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(37)          Liens granted in the ordinary course of business consistent with past practice to lessors of Railcars, Chassis, trucks, trailers or tractors, leased by Borrower or any Restricted Subsidiary thereof pursuant to arrangements which are intended to be true leases;

(38)          [reserved];

(39)          if and for so long as any Capital Stock of Con-way constitutes “margin stock” within the meaning of Regulation U, Liens on such Capital Stock to the extent the value of such Capital Stock, together with the value of all other margin stock held by Borrower and its Subsidiaries, exceeds 25% of the total value of all their assets subject to Section 7.7;

(40)          Liens arising from the cash collateralization of letters of credit and other obligations of Con-way and its Subsidiaries, in each case to the extent such letters of credit or other obligations are in existence on the Closing Date; and

(41)          After the occurrence of a Fall-Away Event, Liens securing Indebtedness in an aggregate outstanding principal amount which, together with the aggregate outstanding principal amount of Structurally Senior Debt, shall not exceed 15.0% of Consolidated Net Tangible Assets.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means, at any time, an “employee benefit plan”, as defined in Section 3(3) of ERISA (other than a Multiemployer Plan), that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past seven (7) years on behalf of participants who are or were employed by any Credit Party or ERISA Affiliate.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Principal Property” means any “Principal Property” (as defined in the Existing Con-way Indenture) owned by Con-way or any of its Restricted Subsidiaries (as defined in the Existing Con-way Indenture).

“Pro Rate Extension Offer” has the meaning specified in Section 2.15(b).

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (A) the Commitment of such Lender by (B) the aggregate Commitments of all Lenders, as any such percentages may be adjusted by increases or decreases in Commitments pursuant to the terms and conditions hereof or by assignments permitted pursuant to Section 11.1; provided, that if the Commitments shall have been terminated, “Pro Rata Share” shall be determined by dividing (A) the aggregate principal balance of the Loans held by such Lender by (B) the outstanding principal balance of the Loans held by all Lenders; provided, further, that for purposes of Section 10.8(d) and otherwise herein, when there is a Defaulting Lender, such Defaulting Lender’s Revolving Credit Commitment shall be disregarded for any relevant calculation.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning ascribed to it in Section 10.13(a).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning ascribed to it in Section 12.27.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Qualifying Acquisition” has the meaning specified to it in Section 7.13(a).

“Qualified Securitization Financing” means any Securitization Financing that meets the following conditions:

(1)            Borrower shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Borrower or the applicable Subsidiary, as the case may be;

(2)            all sales of Securitization Assets and related assets by Borrower or the applicable Subsidiary (other than a Securitization Subsidiary) either to the applicable Securitization Subsidiary or directly to the applicable third-party financing providers (as the case may be) are made at Fair Market Value (as determined in good faith by Borrower); and

(3)            the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Borrower) and may include Standard Securitization Undertakings.

For the avoidance of doubt, the grant of a security interest in any Securitization Assets of Borrower or any Restricted Subsidiary (other than a Securitization Subsidiary) to secure Bilateral Facility Indebtedness, Indebtedness in respect of the Senior Notes Documents, Indebtedness in respect of the Term Loan Credit Agreement, Indebtedness hereunder or any Refinancing Indebtedness with respect to the foregoing (in each case, to the extent not constituting a Securitization Financing) shall not be deemed a Qualified Securitization Financing.

“Railcars” means the railroad cars, locomotives or other rolling stock (including stacktrain), or accessories used on such railroad cars, locomotives or other rolling stock (including superstructures and racks).

“Rating Agency” means (1) any of Moody’s, S&P or Fitch and (2) if any of Moody’s, S&P or Fitch ceases to rate the Loans or to make a rating of the Loans publicly available for reasons outside of Borrower’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by Borrower or any direct or indirect parent of Borrower as a replacement agency for Moody’s, S&P or Fitch, as the case may be.

“Ratio Debt” has the meaning specified in Section 7.1(a).

“Ratio Incremental Basket” has the meaning specified in Section 2.15(a).

“Real Property” means collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Credit Party, whether by lease, license, or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” means (a) Agent and (b) any Lender, as applicable.

“Refinanced Commitment” has the meaning specified in Section 2.16.

“Refinancing Amendment” has the meaning specified in Section 2.16.

“Refinancing Commitment” has the meaning specified in Section 2.16.

“Refinancing Amount” has the meaning specified in Section 2.16.

“Refinancing Indebtedness” has the meaning ascribed to it in Section 7.1(b)(xv).

“Refinancing Lender” has the meaning specified in Section 2.16.

“Refunding Capital Stock” has the meaning ascribed to it in Section 7.2(b)(ii)(A).

“Register” has the meaning ascribed to it in Section 11.1(a)(i).

“Regulation U” has the meaning ascribed to it in Section 4.10.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the environment, including the migration of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Relevant Governmental Body” means the Federal Reserve Board, the Bank of Canada or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board, the Bank of Canada or the NYFRB, or any successor thereto.

“Replacement Lender” has the meaning ascribed to it in Section 2.14(d).

“Requisite Lenders” means Lenders having (a) more than 50% of the Commitments of all Lenders and (b) if the Commitments have been terminated, more than 50% of the outstanding amount of the Aggregate Outstanding Exposure of all the Lenders, in each case, excluding Defaulting Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Cash” means cash and Cash Equivalents held by Borrower and the Restricted Subsidiaries that would appear as “restricted” on a consolidated balance sheet of Borrower or any of the Restricted Subsidiaries.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning ascribed to such term in Section 7.2.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless the context otherwise requires, the term “Restricted Subsidiary” shall mean a Restricted Subsidiary of Borrower.

“Retired Capital Stock” has the meaning ascribed to it in Section 7.2(b)(ii)(A).

“Retiree Welfare Plan” means, at any time, a welfare plan (within the meaning of Section 3(1) of ERISA) that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC or other similar state law and at the sole expense of the participant or the beneficiary of the participant.

“Revaluation Date” means (a) with respect to any Loan denominated in Canadian Dollars, each of the following: (i) each date of an advance of a Loan denominated in Canadian Dollars and (ii) each date of the conversion or continuation of a Loan denominated in Canadian Dollars pursuant to the terms of this Agreement and (iii) the date of any voluntary reduction of a Commitment hereunder pursuant to Section 2.3(a) and (b) with respect to any Letter of Credit denominated in Canadian Dollars, each of the following: (i) each date of issuance of a Letter of Credit denominated in Canadian Dollars, (ii) each date of an amendment of any Letter of Credit denominated in Canadian Dollars having the effect of increasing the amount thereof and (iii) the latest to occur of (1) each date of any payment by any L/C Issuer under any Letter of Credit denominated in Canadian Dollars, (2) each date a reimbursement payment is made by Borrower to any L/C Issuer under any Letter of Credit denominated in Canadian Dollars, or (3) payment over to any L/C Issuer under any Letter of Credit denominated in Canadian Dollars by a Lender of its Pro Rata Share of a participation interest or a Revolving Credit Loan advanced as reimbursement.

“Revolving Credit Loan” means a loan made by the Lenders to Borrower pursuant to Section 2.1(a)(i).

“S&P” means S&P Global Ratings or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by Borrower or a Restricted Subsidiary whereby Borrower or such Restricted Subsidiary transfers such property to a Person and Borrower or such Restricted Subsidiary leases it from such Person, other than leases between any of Borrower and a Restricted Subsidiary or between Restricted Subsidiaries.

“Schedules” means the Schedules prepared by Borrower and attached to this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Secured Hedge Agreement” means any Swap Contract by and between any Credit Party and any Hedge Bank.

“Secured Hedging Obligations” means the obligations of any Credit Party arising under any Secured Hedge Agreement.

“Secured Indebtedness” means any Consolidated Total Indebtedness secured by a Lien.

“Secured Parties” means, collectively, with respect to the Obligations, Agent, the Lenders, the L/C Issuers, any Lender or Agent (or any Affiliate of a Lender or Agent) that is a party to the Bank Product Documents and any Lender, Agent (or any Affiliate of a Lender or Agent) or any Hedge Bank that is a party to a Secured Hedge Agreement.

“Securitization Assets” means any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by Borrower or any Restricted Subsidiary or in which Borrower or any Restricted Subsidiary has any rights or interests, in each case, without regard to where such assets or interests are located: (1) receivables, payment obligations, installment contracts, and similar rights, whether currently existing or arising or estimated to arise in the future, and whether in the form of accounts, chattel paper, general intangibles, instruments or otherwise (including any drafts, bills of exchange or similar notes and instruments), (2) royalty and other similar payments made related to the use of trade names and other intellectual property, business support, training and other services, including, without limitation, licensing fees, lease payments and similar revenue streams, (3) revenues related to distribution and merchandising of the products of Borrower and the Restricted Subsidiaries, (4) intellectual property rights relating to the generation of any of the foregoing types of assets, (5) parcels of or interests in real property, together with all easements, hereditaments and appurtenances thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof and (6) any other assets and property to the extent customarily included in securitization transactions or factoring transactions of the relevant type in the applicable jurisdictions (as determined by Borrower in good faith).

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by Borrower or any of its Subsidiaries pursuant to which Borrower or any of its Subsidiaries may sell, assign, convey or otherwise transfer to any other Person, or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily sold, assigned, conveyed or transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions or factoring transactions involving Securitization Assets and any Hedging Obligations entered into by Borrower or any such Subsidiary in connection with such Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a Securitization Asset or portion thereof becoming subject to any asserted defense, dispute, dilution, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in a Qualified Securitization Financing with Borrower or any of its Subsidiaries in which Borrower or any of its Subsidiaries makes an Investment and to which Borrower or any of its Subsidiaries transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of Borrower and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by Borrower as a Securitization Subsidiary and:

(a)            no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Borrower or any other Restricted Subsidiary (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Borrower or any other Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of Borrower or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)            with which neither Borrower nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which Borrower reasonably believes to be no less favorable to Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Borrower (other than pursuant to Standard Securitization Undertakings); and

(c)            to which neither Borrower nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings).

“Security Agreement” means that certain Security Agreement, dated as of the Closing Date, made by the Credit Parties party thereto in favor of Agent, on behalf of the Lenders, as amended, restated, supplemented or otherwise modified from time to time, in the form of Exhibit 1.1(d) hereto.

“Senior Notes Documents” means the 2028 Notes Indenture, the 2028 Notes, the 2031 Indenture, the 2031 Notes, the 2032 Notes Indenture and the 2032 Notes.

“Senior Representative” means, with respect to any Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provisions).

“Similar Business” means any business (x) the majority of whose revenues are derived from business or activities conducted by Borrower and its Subsidiaries on the Closing Date, (y) that is a natural outgrowth or reasonable extension, development, expansion of any business or activities conducted by Borrower and their subsidiaries on the Closing Date or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing and (z) any business that in Borrower’s good faith business judgment constitutes a reasonable diversification of businesses conducted by Borrower and its Subsidiaries.

“SOFR” means, with respect to Term SOFR Loans, with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding U.S. Government Securities Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the NYFRB, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means, with respect to any Person organized under the laws of the United States or any state thereof, on a particular date, that on such date (a) the fair value of the assets of such Person, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person; (b) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are conducted on such date and are proposed to be conducted after such date.

“Spot Rate” means, on any day, the rate quoted or published by Agent (or a designated Affiliate of Agent) at which Canadian Dollars or any other currency may be exchanged into Dollars. The applicable L/C Issuer may use such Spot Rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in Canadian Dollars.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities, reimbursement obligations, performance undertakings, guarantees of performance and other customary payment obligations entered into by Borrower or any of its Subsidiaries, whether joint and several or otherwise, which Borrower has determined in good faith to be customary in a Securitization Financing including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Structurally Senior Debt” has the meaning specified in Section 7.1.

“Subordinated Indebtedness” means (a) with respect to Borrower, any Indebtedness of Borrower which is by its terms subordinated in right of payment to the Loans, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guaranty of Indebtedness under this Agreement.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity. Unless the context otherwise requires, the term “Subsidiary” shall mean a Subsidiary of Borrower.

“Successor Company” has the meaning ascribed to it in Section 7.8(a)(i).

“Supported QFC” has the meaning ascribed to it in Section 12.27.

“Swap Contract” means (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, cross-currency hedges, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Borrower or any of its Subsidiaries shall be a “Swap Agreement” and (b) any agreement with respect to any transactions (together with any related confirmations) which are subject to the terms and conditions of, or are governed by, any master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other similar master agreement.

“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act.

“Tax Compliance Certificate” has the meaning ascribed to it in Section 2.13(d).

“Tax Distributions” means any distributions described in Section 7.2(b)(xi).

“Tax Group” has the meaning ascribed to it in Section 7.2(b)(xi).

“Tax Structure” has the meaning ascribed to it in Section 12.8.

“Taxes” means present and future taxes (including, but not limited to, income, corporate, capital, excise, property, ad valorem, sales, use, payroll, value added and franchise taxes, deductions, withholdings and custom duties), charges, fees, imposts, levies, deductions or withholdings (including backup withholding) and all liabilities (including interest, additions to tax and penalties) with respect thereto, imposed by any Governmental Authority.

“Term Benchmark Loan” means a Loan or portion thereof bearing interest by reference to the Term Benchmark Rate.

“Term Benchmark Rate” means:

(i) with respect to Loans denominated in Dollars, Term SOFR; and

(ii) with respect to Loans denominated in Canadian Dollars, Term CORRA.

“Term CORRA” means, for any calculation with respect to a Term Benchmark Loan denominated in Canadian Dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day; provided, further, that if Term CORRA determined as provided above shall ever be less than the Floor, then Term CORRA shall be deemed to be the Floor.

“Term CORRA Administrator” means Candeal Benchmark Administration Services, Inc., TSX Inc. or any successor administrator.

“Term CORRA Loan” means a Loan bearing interest at a rate based on Term CORRA (other than a Canadian Base Rate Loan).

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term Loan Agent” means the administrative agent and the collateral agent (or co-collateral agents), in each case under the Term Loan Credit Agreement, and any successors thereto.

“Term Loan Credit Agreement” means that certain Senior Secured Term Loan Credit Agreement, dated as of October 30, 2015, among Borrower, Morgan Stanley Senior Funding, Inc., as administrative agent, and the other parties thereto, as amended, restated, amended and restated, supplemented, refinanced, replaced or otherwise modified time to time.

“Term SOFR” means,

(a)            for any calculation with respect to a Term Benchmark Loan denominated in Dollars, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator, provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and

(b)            for any calculation with respect to a Base Rate Loan denominated in Dollars on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator, provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Agent in its reasonable discretion).

“Term SOFR Loan” means a Loan which bears interest based on Term SOFR. Term SOFR Loans shall be denominated in Dollars.

“Term SOFR Reference Rate” means the rate per annum determined by Agent (in its reasonable discretion and in a manner consistent with then-prevailing market practice) as the forward-looking term rate based on SOFR.

“Termination Date” means the date on which (a) the Loans have been repaid in full in cash, (b) all other Obligations under this Agreement and the other Loan Documents have been completely discharged or paid (other than contingent indemnification obligations for which no claim has been asserted, Bank Product Obligations and Secured Hedging Obligations), (c) all Letter of Credit Obligations have been cash collateralized, canceled or backed by letters of credit in accordance with Section 2.6, and (d) Borrower shall have no further right to borrow any amounts or request the issuance of any Letters of Credit under this Agreement.

“Test Period” means, as of any date, for purposes of determining compliance with Section 7.13(a), the calculation of the Applicable Margin and the calculation of the Commitment Fee, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 5.1(b) or Section 5.1(c), as applicable, have been delivered (or are required to be delivered; it being understood and agreed that prior to the first delivery (or required delivery) of financial statements, “Test Period” means the period of four consecutive Fiscal Quarters most recently ended for which financial statements of Borrower are available.

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or Section 412 of the IRC, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Trademarks” has the meaning to it in the Security Agreement.

“Transactions” means (a) the execution, delivery and performance by the Credit Parties of the Loan Documents to which they are a party, the borrowing of Loans, the use of proceeds thereof, the issuance of Letters of Credits hereunder and the use of such Letters of Credit, (b) the consummation of the Closing Date Refinancing and (c) the payment of Transaction Costs.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by Borrower, any parent company and/or its subsidiaries in connection with the Transactions and the transactions contemplated hereby and thereby.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan, allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan.

“United States” and “U.S.” means the United States of America.

“Unrestricted Subsidiary” means:

(1)            any Subsidiary of Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Borrower in the manner provided below; and

(2)            any Subsidiary of an Unrestricted Subsidiary.

Borrower may designate any Subsidiary of Borrower (including any newly acquired or newly formed Subsidiary of Borrower) to be an Unrestricted Subsidiary unless at the time of such designation such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Borrower or any other Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated, in each case at the time of such designation; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of Borrower or any of the Restricted Subsidiaries unless otherwise permitted under Section 7.2; provided, further, however, that either:

(a)            the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)            if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 7.2.

Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)            (1) Borrower could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.1(a) or (2) the Fixed Charge Coverage Ratio of Borrower would be no less than such ratio immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)            no Event of Default shall have occurred and be continuing.

In no event may Borrower be an Unrestricted Subsidiary.

As of the Closing Date, each entity listed on Schedule 6.13 is an Unrestricted Subsidiary.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning ascribed to it in Section 12.27.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wells Fargo” has the meaning ascribed to it in the preamble to this Agreement.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Withholding Agent” means any Credit Party and Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2            Rules of Construction. Unless otherwise specified, references in this Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in this Agreement. The words “herein”, “hereof” and “hereunder”, and other words of similar import refer to this Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement or any such Annex, Exhibit or Schedule.

1.3            Interpretive Matters. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to agreements and instruments, statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. In addition, for purposes hereof, (a) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (b) unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness; (c) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of a Person dated such date prepared in accordance with GAAP; (d) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater; and (e) unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; provided, that, if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

1.4            Pro Forma Calculations of Leverage Ratios. For purposes of making any computation subsequent to the commencement of the period for which the Consolidated Total Net Leverage Ratio or Consolidated Secured Net Leverage Ratio, as applicable, is being calculated but prior to the event for which the calculation of the Consolidated Total Net Leverage Ratio or Consolidated Secured Net Leverage Ratio, as applicable, is made (the “Leverage Ratio Calculation Date”), any computations Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that Borrower or any Restricted Subsidiary has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Leverage Ratio Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations or discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period; provided that, notwithstanding any classification of any Person, business, assets or operations as discontinued operations because a definitive agreement for the sale, transfer or other disposition in respect thereof has been entered into, Borrower shall not make such computations on a pro forma basis for any such classification for any period until such sale, transfer or other disposition has been consummated. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Borrower or any Restricted Subsidiary since the beginning of such period shall have consummated any pro forma event that would have required adjustment pursuant to this definition, then the Consolidated Total Net Leverage Ratio or Consolidated Secured Net Leverage Ratio, as applicable, shall be calculated giving pro forma effect thereto for such period as if such pro forma event had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Consolidated Total Net Leverage Ratio or Consolidated Secured Net Leverage Ratio, as applicable, shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this Section 1.4, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a Financial Officer of Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of Borrower, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 18 months of the date the applicable event is consummated. For the avoidance of doubt, adjustments to the computation of Consolidated Total Net Leverage Ratio or Consolidated Secured Net Leverage Ratio, as applicable, arising from any pro forma event and made in accordance with this paragraph and the paragraph immediately above shall not be subject to the 20% cap set forth in clause (9) of the definition of “EBITDA”.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Leverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under this Agreement or any other revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Borrower may designate.

For purposes of calculating the Consolidated Total Net Leverage Ratio or Consolidated Secured Net Leverage Ratio, as applicable, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

Notwithstanding anything to the contrary in this Agreement, including this Section 1.4, when calculating any financial ratio for purposes of the definitions of “Applicable Margin” and “Applicable Commitment Fee Percentage” and in Section 7.13 the events described in the first paragraph of this Section 1.4 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

1.5            Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

1.6            LLC Division/Series Transactions. Any reference herein to an “Asset Sale” shall be deemed to include a “division” of or by a limited liability company, that (a) results in assets that had formerly been held by a Restricted Subsidiary ceasing to be held by a Restricted Subsidiary, and (b) would have constituted an “Asset Sale” had such assets been sold to a third party, rather than transferred by way of a division.

2.            AMOUNT AND TERMS OF CREDIT

2.1            Revolving Credit Facility.

(a)            Revolving Credit Loans.

(i)             Subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Credit Loans to Borrower in Dollars or Canadian Dollars at any time and from time to time on and after the Closing Date, and until the earlier of the Maturity Date and the termination of the Commitments of such Lender in accordance with the terms hereof; provided that, after giving effect to the making and borrowing of any such Revolving Credit Loans (x) the Aggregate Revolving Credit Exposure of any Lender shall not exceed its separate Commitment at such time, (y) the Aggregate Revolving Credit Exposure of all Lenders shall not exceed the aggregate outstanding Commitments of all Lenders at such time and (z) solely with respect to the making of Revolving Credit Loans denominated in Canadian Dollars, the aggregate amount of all Aggregate Revolving Exposure of all Lenders denominated in Canadian Dollars shall not exceed $50,000,000. The obligations of each Lender hereunder shall be several and not joint. Until the Maturity Date, Borrower may borrow, repay and reborrow under this Section 2.1(a). Each Revolving Credit Loan shall be made on notice by Borrower to one of the representatives of Agent identified in Schedule 2.1 at the address specified therein. Any such notice must be given no later than (1) 12:00 p.m. (New York time) on the date of the proposed Loan, in the case of a Base Rate Loan, (2) 10:00 a.m. (New York time) on the date which is three Business Days’ prior to the proposed Loan, in the case of a Term Benchmark Loan denominated in Dollars or (3) 1:00 p.m. (Toronto time) on the date that is four Business Days prior to the proposed Loan, in the case of a Term Benchmark Loan denominated in Canadian Dollars. Each such notice (a “Notice of Revolving Credit Loan”) may be given verbally by telephone but must be immediately confirmed in writing (by fax, electronic mail or overnight courier) substantially in the form of Exhibit 2.1(a)(i), and shall include the information required in such Exhibit. Each Lender may, at its option make any Revolving Credit Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Revolving Credit Loan; provided, that any exercise of such option shall not affect in any manner the obligation of Borrower to repay such Revolving Credit Loan in accordance with the terms of this Agreement.

(ii)            If requested by Lenders, Borrower shall execute and deliver to each Lender a note to evidence the Commitment of that Lender. Each note shall be in the principal amount of the Commitment of the applicable Lender, and substantially in the form of Exhibit 2.1(a)(ii) (each a “Note” and, collectively, the “Notes”). Each Note (or, if a Note is not requested, this Agreement) shall represent the obligation of Borrower to pay the amount of the applicable Lender’s Revolving Credit Loans made to Borrower under this Agreement, together with interest thereon as prescribed in Section 2.5.

(b)            Reliance on Notices. Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Loan, Notice of Conversion/Continuation or similar notice reasonably believed by Agent to be genuine. Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary.

2.2            Maturity and Repayment of Loans. The entire unpaid balance of all Revolving Credit Loans and all other noncontingent Obligations shall be immediately due and payable, and Borrower hereby unconditionally promises to pay the entire unpaid balance of all Revolving Credit Loans and all other noncontingent Obligations in full, in immediately available funds on the Maturity Date.

2.3            Prepayments; Commitment Reductions.

(a)            Voluntary Prepayments; Reductions in Commitments. Borrower may prepay the Loans at any time and from time to time without prior notice, and Borrower may at any time (1) on at least three (3) Business Days’, in the case of Term Benchmark Loans denominated in Dollars, (2) on at least one (1) Business Day’s prior written notice, in the case of Base Rate Loans and (3) on at least three (3) Business Days’ prior written notice, in the case of Term Benchmark Loans denominated in Canadian Dollars, permanently reduce or terminate the then-outstanding Commitments; provided that (i) any such prepayments or reductions (not providing for the repayment of the Revolving Credit Loans in full) shall be in a minimum principal amount of $1,000,000 or C$1,000,000, as applicable, or a whole multiple thereof, (ii) the Commitments shall not be reduced to an amount that is less than the amount of the Aggregate Revolving Credit Exposure of all Lenders then outstanding unless such Commitment reduction is accompanied by a prepayment of Loans (and, to the extent necessary, the cash collateralization of Letters of Credit outstanding) necessary to ensure that the Aggregate Revolving Credit Exposure of all Lenders does not exceed the Commitment (as so reduced), and (iii) after giving effect to such reductions, Borrower shall comply with Section 2.3(b). In addition, if Borrower terminates the Commitments in full, all Loans and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Section 2.6 hereto upon the effectiveness of such termination. Any voluntary prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. Any voluntary prepayment and any reduction or termination of the Commitment must be accompanied by the payment of any funding breakage costs with respect to any Term Benchmark Loan in accordance with Section 2.11(b). Upon any such reduction or termination of the Commitments, Borrower’s right to request Revolving Credit Loans, or request that Letters of Credit be issued or amended, as applicable, on its behalf, shall simultaneously be permanently reduced or terminated, as the case may be. Each notice of partial prepayment shall designate the Loans or other Obligations to which such prepayment is to be applied, and any notice delivered pursuant to this Section 2.3(a) may be conditioned on the occurrence of one or more events described in the applicable notice.

(b)            Mandatory Repayments; Commitment Reductions.

(i)            Unless previously terminated, the Commitments shall automatically terminate on the Maturity Date.

(ii)            If at any time, the outstanding amount of the Aggregate Revolving Credit Exposure of all Lenders exceeds (i) solely because of currency fluctuation, 105% of the Commitments or (ii) for any other reason, the Commitments, Borrower shall take any of the following actions as it shall determine at its sole discretion: (A) prepaying Revolving Credit Loans or (B) cash collateralizing any excess L/C Exposure in accordance with Section 2.6.

(c)            [Reserved].

(d)            No Implied Consent. Nothing in this Section 2.3 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

(e)            L/C Reimbursement. If any L/C Issuer shall make any payments made in respect of a Letter of Credit, Borrower shall reimburse such payments by paying to Agent an amount equal to such payment not later than 2:00 p.m., New York time, on the date that such payment is made, if Borrower shall have received notice of such payment prior to 10:00 a.m., New York time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 2:00 p.m., New York time, on the Business Day immediately following the day that Borrower receives such notice. If Borrower fails to make such payment when due, Agent shall notify each Lender of the applicable payment, the payment then due from Borrower in respect thereof and such Lender’s Pro Rata Share thereof. Promptly following receipt of such notice, each Lender shall pay to Agent its Pro Rata Share of the payment then due from Borrower, in the same manner as provided in Section 10.7 with respect to Loans made by such Lender (and Section 10.7 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and Agent shall promptly pay to the applicable L/C Issuer the amounts so received by it from the Lenders. Promptly following receipt by Agent of any payment from Borrower pursuant to this paragraph, Agent shall distribute such payment to the applicable L/C Issuer or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the applicable L/C Issuer, then to such Lenders and the applicable L/C Issuer as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the applicable L/C Issuer for any payments made in respect of a Letter of Credit shall not constitute a Loan and shall not relieve Borrower of their obligation to reimburse such payment.

2.4            Use of Proceeds. Borrower shall utilize the proceeds of the Loans (a) to provide working capital from time to time for Borrower and its Subsidiaries, and (b) for other general corporate purposes, including investments and acquisitions not prohibited hereunder.

2.5            Interest; Applicable Margins.

(a)            Borrower shall pay interest to Agent, for the ratable benefit of Lenders, in arrears on each applicable Interest Payment Date, at the following rates of interest on the unpaid principal amount of each:

(i)             Base Rate Loan at the applicable Base Rate plus the Applicable Margin.

(ii)            Term Benchmark Loans at the applicable Term Benchmark Rate plus the Applicable Margin.

(b)            If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of Interest Period), and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c)            All computations of Fees are calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable, except that with respect to Base Rate Loans based on the prime or base commercial lending rate and for Term Benchmark Loans denominated in Canadian Dollars, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Base Rate is a floating rate determined for each day. Each determination by Agent of an interest rate and Fees hereunder shall be presumptive evidence of the correctness of such rates and Fees.

(d)            All overdue amounts not paid when due hereunder shall bear interest in an amount equal to two percentage points (2.00%) per annum (or such smaller amount as agreed by Agent and Requisite Lenders) above the rates of interest or the rate of such Fees otherwise applicable hereunder (the “Default Rate”), accruing from the date Agent and the Requisite Lenders request interest to so accrue at the Default Rate until such payment is made and shall be payable upon demand.

(e)            With respect to any Loan, Borrower shall have the option to (i) request that any loan be made as a Term Benchmark Loan or a Base Rate Loan, (ii) convert any Base Rate Loan to a Term Benchmark Loan, as applicable, (iii) convert any Term Benchmark Loan to a Base Rate Loan subject to payment of breakage costs in accordance with Section 2.11(b) if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Loan as a Term Benchmark Loan, as applicable upon the expiration of the applicable Interest Period and the succeeding Interest Period of that continued Loan shall commence on the first day after the last day of the Interest Period of the Loan to be continued. Any Loan or group of Loans having the same proposed Interest Period to be made or continued as, or converted into, (x) a Loan denominated in Dollars must be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of such amount or (y) a Loan denominated in Canadian Dollars must be in a minimum amount of C$5,000,000 and integral multiples of C$1,000,000. Any such election must be made by (x) 11:00 a.m. (New York time) on the third Business Day prior to (1) the date of any proposed Term Benchmark Loan denominated in Dollars, (2) the end of each Interest Period with respect to any Term Benchmark Loan denominated in Dollars to be continued as such, or (3) the date on which Borrower wishes to convert any Base Rate Loan denominated in Dollars to a Term Benchmark Loan denominated in Dollars for an Interest Period designated by Borrower in such election, (y) 11:00 a.m. (New York time) on the fifth Business Day prior to (1) any Term Benchmark Loan denominated in Canadian Dollars, (2) the end of each Interest Period with respect to any Term Benchmark Loan denominated in Canadian Dollars to be continued as such or (3) the date on which Borrower wishes to convert any Base Rate Loan denominated in Canadian Dollars to a Term Benchmark Loan denominated in Dollars for an Interest Period designated by Borrower in such election and (z) 12:00 p.m. (New York time) on the date on which any Base Rate Loan is to be made or a Term Benchmark Loan denominated in any currency is to be converted into a Base Rate Loan denominated in the same currency. If no election is received by the time set forth above (x) with respect to a Term Benchmark Loan denominated in Dollars, on the third Business Day or (y) with respect to a Term Benchmark Loan denominated in Canadian Dollars, on the fifth Business Day, prior to the end of the Interest Period with respect thereto (or if an Event of Default has occurred and is continuing), that Term Benchmark Loan shall be continued as a Term Benchmark Loan with an Interest Period of one month at the end of the then-outstanding Interest Period. Borrower must make such election by notice to Agent in writing, by fax or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 2.5(e).

(f)            Anything herein to the contrary notwithstanding, the obligations of Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event Borrower shall pay such Lender interest at the highest rate permitted by applicable law (the “Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 2.5(a) through (e), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 2.5(f), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 2.9 and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

2.6            Letters of Credit.

(a)            (a) Issuance. Subject to the terms and conditions of this Agreement, each L/C Issuer severally agrees, from time to time prior to the Maturity Date, upon the request of Borrower, and for Borrower’s account, to issue, amend and renew Letters of Credit; provided that, after giving effect to the issuance, amendment or renewal of any such Letter of Credit, (w) the Aggregate Revolving Credit Exposure of any Lender shall not exceed its separate Commitment at such time, (x) the Aggregate Revolving Credit Exposure of all Lenders shall not exceed the aggregate outstanding Commitments of all Lenders at such time, (y) the aggregate amount of all such L/C Exposure shall, subject to Section 2.3(b) not at any time exceed $200,000,000 (the “L/C Sublimit”) and (z) solely with respect to Letters of Credit denominated in Canadian Dollars, the aggregate amount of all Aggregate Revolving Exposure of all Lenders denominated in Canadian Dollars shall not exceed $50,000,000. Each Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit as more fully described in Section 2.6(b)(ii). No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, but may contain provisions for automatic renewal thereof for periods not in excess of one (1) year, unless otherwise reasonably determined by Agent and the applicable L/C Issuer, in their respective sole discretion, and no Lender shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the fifth (5th) Business Day prior to the Maturity Date; provided, further that a Letter of Credit may, upon the request of Borrower, be issued or renewed for a period beyond the date that is five (5) Business Days prior to the Maturity Date if such Letter of Credit becomes subject to cash collateralization on such fifth (5th) Business Day prior to the Maturity Date (at 103% of the face value of such Letter of Credit) or other arrangements, in each case reasonably satisfactory to Agent and the applicable L/C Issuer, have been provided, and the applicable L/C Issuer has released the Lenders in writing from their participation obligations with respect to such Letter of Credit on the Maturity Date. Notwithstanding anything to the contrary contained herein, any L/C Issuer may only issue Letters of Credit to the extent permitted by applicable law. If (i) any Lender is a Defaulting Lender or Agent determines that any of the Lenders is an Impacted Lender, and (ii) the reallocation of that Defaulting Lender’s or Impacted Lender’s L/C Exposure to the other Lenders would reasonably be expected to cause the Aggregate Revolving Credit Exposure of any Lender to exceed its Commitment (an “Affected L/C Issuer”) then no Affected L/C Issuer shall be obligated to issue or renew any Letters of Credit unless the Defaulting Lender or Impacted Lender has been replaced, the L/C Exposure has been cash collateralized to the extent of any shortfall in Commitments, or the Commitment of the other Lenders has been increased in accordance with Section 12.2(c) by an amount sufficient to satisfy Agent that all additional L/C Exposure will be covered by all Lenders who are not Defaulting Lenders or Impacted Lenders. Notwithstanding anything to the contrary contained herein, no L/C Issuer shall be obligated to issue or renew any Letter of Credit if, after giving effect to the issuance or renewal thereof the aggregate amount of all L/C Exposure in respect of Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s L/C Issuer Fronting Sublimit Amount.

(b)            Advances Automatic; Participations.

(i)            If no Lender is a Defaulting Lender, in the event that any L/C Issuer shall make any payment on or pursuant to any Letter of Credit, such payment shall then be deemed automatically to constitute a Revolving Credit Loan under Section 2.1(a) regardless of whether a Default or Event of Default has occurred and is continuing, and notwithstanding Borrower’s failure to satisfy the conditions precedent set forth in Section 3.2, and, if no Lender is a Defaulting Lender (or if the only Defaulting Lender is the L/C Issuer that issued such Letter of Credit), each Lender shall be obligated to pay its Pro Rata Share thereof in accordance with this Agreement. If any Lender is a Defaulting Lender and the conditions precedent set forth in Section 3.2 are satisfied at such time, that Defaulting Lender’s L/C Exposure shall be reallocated to and assumed by the other Lenders pro rata in accordance with their Pro Rata Share (calculated as if the Defaulting Lender’s Pro Rata Share was reduced to zero and each other Lender’s Pro Rata Share had been increased proportionately); provided that no Lender shall be reallocated any L/C Exposure to the extent such reallocation shall cause its Aggregate Revolving Credit Exposure to exceed its Commitment. If any Lender is a Defaulting Lender, each Lender that is not a Defaulting Lender shall pay to Agent for the account of such L/C Issuer its Pro Rata Share (increased as described above) of the L/C Exposure that from time to time remain outstanding; provided that no Lender shall be required to fund any amount to the extent such funding shall cause its Aggregate Revolving Credit Exposure to exceed its Commitment. The failure of any Lender to make available to Agent for the applicable L/C Issuer’s account its Pro Rata Share of any such Revolving Credit Loan or payment by Agent to the applicable L/C Issuer shall not relieve any other Lender of its obligation hereunder to make available to Agent its Pro Rata Share thereof.

(ii)            If it shall be illegal or unlawful for Borrower to incur Revolving Credit Loans as contemplated by Section 2.6(b)(i) above, or if it shall be illegal or unlawful for any Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to any L/C Issuer, then (A) immediately and without further action whatsoever, each Lender shall be deemed to have irrevocably and unconditionally purchased from such L/C Issuer an undivided interest and participation equal to such Lender’s Pro Rata Share of the L/C Exposure in respect of all Letters of Credit then outstanding, and (B) thereafter, immediately upon issuance of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from such L/C Issuer an undivided interest and participation in such Lender’s Pro Rata Share of the L/C Exposure with respect to such Letter of Credit on the date of such issuance. Each Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in this Agreement with respect to Revolving Credit Loans.

(iii)            In determining whether to pay under any Letter of Credit, no L/C Issuer shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an L/C Issuer under or in connection with any Letter of Credit issued by it shall not create for such L/C Issuer any resulting liability to Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence, or willful misconduct on the part of such L/C Issuer (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c)            Cash Collateral.

(i)            If Borrower is required to provide cash collateral with respect to any Letter of Credit pursuant to this Agreement prior to the Maturity Date, Borrower will pay to Agent for the ratable benefit of itself, the L/C Issuers and applicable Lenders cash or Cash Equivalents (“Cash Collateral”) in an amount equal to 103% of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding. Such funds or Cash Equivalents shall be held by Agent in a cash collateral account (the “Cash Collateral Account”) maintained at a bank or financial institution acceptable to Agent, and Agent shall use its commercially reasonable efforts to make such Cash Collateral Account an interest bearing account. The Cash Collateral Account shall be in the name of Borrower and shall be pledged to, and subject to the control of, Agent, for the benefit of Agent, the applicable Lenders and the applicable L/C Issuers, in a manner reasonably satisfactory to Agent. Borrower hereby pledges and grants to Agent, on behalf of itself and Lenders, a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letters of Credit issued hereunder, whether or not then due. This Agreement shall constitute a security agreement under applicable law.

(ii)            If any Letters of Credit, whether or not then due and payable, shall for any reason be outstanding on the Maturity Date, Credit Parties shall either (A) provide Cash Collateral therefor in the manner described above, or (B) cause all such Letters of Credit to be canceled and returned, (C) deliver a letter (or letters) of credit in guaranty of such Letter of Credit Obligations, which letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to 103% of, the aggregate maximum amount then available to be drawn under, the outstanding Letters of Credit and shall be issued by a banking institution, and shall be subject to such terms and conditions, as are reasonably satisfactory to Agent and the applicable L/C Issuer in its reasonable sole discretion or (D) such Letter of Credit has been deemed reissued under another agreement in a manner reasonably acceptable to the L/C Issuer.

(iii)           From time to time after funds are deposited in the Cash Collateral Account by Borrower, whether before or after the Maturity Date, Agent shall apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, and in such order as Agent may elect, as shall be or shall become due and payable by Borrower to Agent, L/C Issuers and Lenders with respect to such Letter of Credit Obligations.

(iv)           Neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letters of Credit and the payment of all amounts payable by Credit Parties to Agent, L/C Issuers and Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations then due and owing and upon payment in full of such Obligations, any remaining amount shall be paid to Borrower or as otherwise required by law. Interest, if any, earned on deposits in the Cash Collateral Account shall be held as additional collateral.

(d)            Fees and Expenses. Borrower agrees to pay to Agent for the benefit of the applicable Lenders and L/C Issuers, as compensation to such Lenders and L/C Issuers (i) all reasonable documented out-of-pocket costs and expenses incurred by Agent, any L/C Issuer or any Lender on account of such Letter of Credit Obligations, and (ii) to each applicable Lender, for each Fiscal Quarter during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to Applicable Margin with respect to Term Benchmark Loans then in effect multiplied by the aggregate face amount of each outstanding Letter of Credit, calculated on the basis of a 360-day year and for the actual number of days such Letter of Credit Obligations was outstanding during such Fiscal Quarter. Such Letter of Credit Fee shall be paid to Agent for the benefit of the Lenders in arrears, on the last Business Day of each Fiscal Quarter and on the Maturity Date. In addition, Borrower shall pay to each L/C Issuer, (i) for each Fiscal Quarter during which any Letter of Credit shall remain outstanding, a fee in an amount equal to 0.125% multiplied by the aggregate face amount of each such outstanding Letter of Credit issued by such L/C Issuer, calculated on the basis of a 360-day year and for the actual number of days such Letter of Credit was outstanding during such Fiscal Quarter, and (ii) on demand, such reasonable fees, reasonable documented out-of-pocket charges and expenses of each L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of any Letter of Credit issued by such L/C Issuer or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued. With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to Section 10.8(d), Borrower shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that have been reallocated to such non-Defaulting Lender pursuant to Section 2.6(b), (y) pay to each L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(e)            Request for Incurrence of Letter of Credit Obligations. Borrower shall give Agent and the applicable L/C Issuer at least five (5) Business Days’ prior written notice requesting the issuance, amendment or renewal of any Letter of Credit and identifying whether such Letter of Credit is to be issued on behalf of Borrower. Each such request for a Letter of Credit, and any Letter of Credit issued pursuant thereto, shall be on the applicable L/C Issuer’s standard form documents. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrower and approvals by Agent and the applicable L/C Issuer may be made and transmitted pursuant to communication methods mutually agreed upon and established by and among Borrower, Agent and the applicable L/C Issuer.

(f)             Obligation Absolute. The obligations of Borrower to reimburse Agent, L/C Issuers and Lenders for payments made with respect to any Letter of Credit shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest, or other formalities, and the obligations of each Lender to make payments to Agent and L/C Issuers with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations of Borrower and Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following:

(i)            any lack of validity or enforceability of any Letter of Credit or this Agreement or the other Loan Documents or any other agreement;

(ii)            existence of any claim, setoff, defense, or other right that Borrower or any of their respective Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Agent, any Lender, any L/C Issuer or any other Person, whether in connection with this Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between Borrower or any of their respective Affiliates and the beneficiary for which the Letter of Credit was procured);

(iii)            any draft, demand, certificate, or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)            payment by Agent (except as otherwise expressly provided in Section 2.6(g)(ii)(C) below) or the applicable L/C Issuer under any Letter of Credit against presentation of a demand, draft, or certificate or other document that does not comply with the terms of such Letter of Credit;

(v)            any adverse change in the relevant exchange rates or in the availability of Canadian Dollars to Borrower or any Restricted Subsidiary or in the relevant currency markets generally;

(vi)            any other circumstance or event whatsoever, that is similar to any of the foregoing; or

(vii)            the fact that a Default or an Event of Default has occurred and is continuing.

Neither Agent, the Lenders nor the L/C Issuers, nor any of their Related Persons, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable L/C Issuer; provided that the foregoing shall not be construed to excuse any L/C Issuer from liability to Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by such L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct, or breach of its obligations hereunder, on the part of any L/C Issuer (as finally determined by a court of competent jurisdiction), such L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)            Nature of Lenders’ Duties.

(i)            As between Agent, any L/C Issuer and any Lender and Borrower, Borrower assume all risks of the acts and omissions of, or misuse of, any Letter of Credit by beneficiaries, of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, neither Agent nor any L/C Issuer or Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness, or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent, or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided, that in the case of clauses (A), (B), or (C) of this Section 2.6(g)(ii), in the case of any payment by any L/C Issuer under any Letter of Credit, such L/C Issuer shall be liable to the extent such payment was made solely as a result of its gross negligence, bad faith, or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit complies on its face with any applicable requirements for a demand for payment under such Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit; and (H) any consequences arising from causes beyond the control of Agent, any LC Issuer or any Lender. None of the above shall affect, impair, or prevent the vesting of any of Agent’s, any L/C Issuer’s or any Lender’s rights or powers hereunder or under this Agreement.

(ii)            In the event of any conflict between the terms of this Agreement and the terms of any letter of credit application, reimbursement agreement, or similar document, instrument or agreement between or among Borrower and any L/C Issuer, the terms of this Agreement shall control.

(h)            Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide Agent, in form and substance satisfactory to Agent, each of the following on the following dates: (i) (A) on or prior to any issuance of any Letter of Credit by such L/C Issuer, (B) immediately after any drawing under any such Letter of Credit or (C) immediately after payment (or failure to pay when due) by Borrower of any related Letter of Credit Obligation, notice thereof, which shall contain a reasonably detailed description of such issuance, drawing or payment, and Agent shall provide copies of such notices to each Lender reasonably promptly after receipt thereof; (ii) upon the request of Agent (or any Lender through Agent), copies of any Letter of Credit issued by such L/C Issuer and any related Letter of Credit reimbursement agreement and such other documents and information as may be reasonably requested by Agent; and (iii) on the first Business Day of each calendar month, a schedule of the Letters of Credit issued by such L/C Issuer, in form and substance reasonably satisfactory to Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar month.

(i)            Replacement of L/C Issuer. Any L/C Issuer may be replaced with another Lender (or an Affiliate of a Lender) at any time by written agreement among Borrower, Agent, the Requisite Lenders, and the successor L/C Issuer. Agent shall notify the Lenders of any such replacement of such L/C Issuer. At the time any such replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer. From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of the applicable L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter, and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor L/C Issuer and all previous L/C Issuers, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j)            Existing Letters of Credit. On the Closing Date, each letter of credit listed on Schedule 2.6, to the extent outstanding, shall be automatically and without further action by the parties thereto (and without payment of any fees otherwise due upon the issuance of a Letter of Credit) deemed converted into Letters of Credit issued pursuant to this Section 2.6 and subject to the provisions hereof.

2.7            Fees.

(a)            Borrower shall pay the Fees specified in the Fee Letter at the times specified for payment therein.

(b)            Borrower agrees to pay to Agent for the account of each Lender a fee, which shall accrue at a rate equal to the Applicable Commitment Fee Percentage at all times during the period from and including the Closing Date to but excluding the date on which the aggregate Commitments are terminated. Accrued Commitment Fees shall be payable in arrears on the last Business Day of each March, June, September and December for the quarterly period then ended (commencing on March 31, 2025, but in the case of the payment made on such date, for the period from the Closing Date to such date) and on the date on which all of the Commitments are terminated.

(c)            Borrower shall pay to Agent, for the ratable benefit of Lenders, the Letter of Credit Fee as provided in Section 2.6.

(d)            Borrower shall pay to the applicable Lead Arranger, Bookrunner or Lender any other fees that have been separately agreed to between Borrower and any applicable Lead Arranger, Bookrunner or Lender.

2.8            Receipt of Payments. Borrower shall make each payment under this Agreement not later than 3:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to Agent at its address listed on Annex A. All payments to be made by Borrower hereunder and the other Loan Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. For purposes of computing interest and Fees, all payments shall be deemed received on the Business Day on which immediately available funds are received by Agent at its address listed on Annex A prior to 3:00 p.m. (New York time). Payments received after 3:00 p.m. (New York time) on any Business Day, or on a day that is not a Business Day, shall be deemed to have been received on the following Business Day. Unless stated otherwise, all calculations, comparisons, measurements, or determinations under this Agreement shall be made in Dollars. If Agent receives any payment from or on behalf of any Credit Party in a currency other than Dollars (or, with respect to amounts received in respect of Loans made in Canadian Dollars, Canadian Dollars), Agent may convert the payment (including the monetary proceeds of realization upon any Collateral and any funds then held in a cash collateral account) into Dollars at the Dollar Equivalent thereof or at the exchange rate that Agent would be prepared to sell Dollars against the currency received on the Business Day immediately preceding the date of actual payment. The Obligations shall be satisfied only to the extent of the amount actually received by Agent upon such conversion. Agent shall distribute such payments to Lender or other applicable Persons in like funds as received.

2.9            Application and Allocation of Payments. All voluntary and mandatory prepayments shall be applied to outstanding Loans as directed by Borrower. All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. In all circumstances after an Event of Default, all payments and all proceeds of Collateral shall be applied to amounts then due and payable in the following order: (1) to Fees and Agent’s expenses reimbursable hereunder; (2) to payments or disbursements made by an L/C issuer pursuant to a Letter of Credit that have not yet been reimbursed at such time; (3) to interest on the Loans, ratably in proportion to the interest accrued as to each Loan; (4) to principal payments on the other Loans (or Cash Collateral with respect to Letter of Credit Obligations), to Bank Product Obligations and Secured Hedging Obligations on a ratable basis; and (5) to all other Obligations hereunder on a ratable basis, including expenses of Lenders to the extent reimbursable under Section 12.3.

2.10          Loan Account and Accounting. Agent, as Borrower’s agent, shall maintain a loan account (the “Loan Account”) on its books and records: all Loans, Letters of Credit, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balances in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay the Obligations owed by Borrower. Agent shall render to Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account as to Borrower for the immediately preceding month. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

2.11         Indemnity.

(a)            Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, Lead Arrangers, Co-Syndication Agents, L/C Issuers, the Lenders, and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents, advisors and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, actual losses, liabilities, and out-of-pocket expenses (including reasonable attorneys’ fees and disbursements and other reasonable documented out-of-pocket costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted (whether by a Loan Party or a third party) against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement, the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder (including the syndication of the Commitments hereunder) and thereunder, including the issuance of any Letter of Credit or the failure of any L/C Issuer to honor a demand for payment under any Letter of Credit, and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and reasonable, out-of-pocket legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents; provided that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, actual loss, liability, or expense results from that Indemnified Person’s (or such Indemnified Person’s Related Persons) gross negligence, bad faith, willful misconduct or material breach of any of its obligations under any Loan Document as determined by a court of competent jurisdiction in a final and non-appealable judgment; provided, further, that no Indemnified Person will be indemnified for any such cost, expense or liability to the extent of any dispute solely among Indemnified Persons (other than any claims against Agent, Lead Arrangers or Co-Syndication Agents acting in its capacity as such) that does not involve actions or omissions of any Credit Party or any of its Affiliates. In the absence of an actual conflict of interest, or the written opinion of counsel that a potential conflict of interest, Borrower and its Subsidiaries will not be responsible for the fees and expenses of more than one legal counsel for all Indemnified Persons and appropriate local legal counsel; provided that in the case of an actual conflict of interest, or the written opinion of counsel that a potential conflict of interest exists, Borrower and its Subsidiaries shall be responsible for one additional counsel in each applicable jurisdiction for the affected Indemnified Parties, taken as a whole. To the extent permitted by applicable law, no party hereto shall be responsible or liable to any other Person party to any Loan Document, any successor, assignee, or third party beneficiary of such person or any other person asserting claims derivatively through such Party, for indirect, punitive, exemplary or consequential damages which may be alleged as a result of credit having been extended, suspended, or terminated under any Loan Document or as a result of any other transaction contemplated hereunder or thereunder; provided that nothing hereunder in this sentence shall limit any Credit Party’s indemnity and reimbursement obligations to the extent set forth herein. No Indemnified Person referred to in this clause (a) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. This clause (a) shall not apply with respect to Taxes other than any Taxes that represent liabilities, losses, claims, or damages arising from any non-Tax claim.

(b)            To induce Lenders to provide the Term Benchmark Rate option on the terms provided herein, if (i) any Term Benchmark Loans are repaid in whole or in part prior to the last day of any applicable Interest Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) Borrower shall default in payment when due of the principal amount of or interest on any Term Benchmark Loan; (iii) Borrower shall refuse to accept any borrowing of, or shall request a termination of, any borrowing of, conversion into or continuation of, Term Benchmark Loans after Borrower has given notice requesting the same in accordance herewith; (iv) Borrower shall fail to make any prepayment of a Term Benchmark Loan, as applicable, after Borrower has given a notice thereof in accordance herewith; or (v) an assignment of Term Benchmark Loans is mandated pursuant to Sections 2.14(d) or 12.2(d), then Borrower shall indemnify and hold harmless each Lender from and against all actual losses, costs and reasonable documented out-of-pocket expenses (other than loss of anticipated profits) resulting from or arising from any of the foregoing. Such indemnification shall include any actual and documented out-of-pocket loss or expense (other than loss of anticipated profits), if any, arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this Section 2.11(b), each Lender shall be deemed to have actually funded its relevant Term Benchmark Loan through the purchase of a deposit bearing interest at the applicable Term Benchmark Rate, in an amount equal to the amount of the Term Benchmark Loan and having a maturity comparable to the relevant Interest Period, as applicable; provided that each Lender may fund each of its Term Benchmark Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.11(b). This covenant shall survive the termination of this Agreement and the payment of the Obligations hereunder and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide Borrower with its written and detailed calculation of all amounts payable pursuant to this Section 2.11(b), and such calculation shall be binding on the parties hereto absent manifest error, in which case Borrower shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

2.12          Interest Rate Determination.

(a)            Subject to clauses (b)-(g) below, if (A) Agent determines that any Term Benchmark Rate cannot be determined in accordance with the terms of this Agreement or (B) the Requisite Lenders determine that any Term Benchmark Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining Term Benchmark Loans in the applicable currency and delivers written notice of such determination to Agent, Agent will promptly so notify Borrower and each applicable Lender. Upon notice thereof by Agent to Borrower, any obligation of the Lenders to make Term Benchmark Loans in any applicable currency and any right of Borrower to convert any Loan to or continue any Loan as a Term Benchmark Loan in any applicable currency shall be suspended (to the extent of the affected Term Benchmark Loans or the affected Interest Periods) until Agent (with respect to subclause (B), at the instruction of the Requisite Lenders) revokes such notice. Upon receipt of such notice, (x) Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term Benchmark Loans in the applicable currency (to the extent of the affected Term Benchmark Loans or the affected Interest Periods) and (y) any outstanding affected Term Benchmark Loans will be deemed to have been converted into Base Rate Loans denominated in the same currency at the end of the applicable Interest Period. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.11.

(b)            If, after the date hereof, the introduction of, or any change in, any applicable law has made it unlawful or impossible, or any Governmental Authority has asserted that it is unlawful or impossible, for any of the Lenders (or any of its Affiliates) to honor its obligations hereunder to make or maintain any Term Benchmark Loan or to determine or charge interest based upon the SOFR, Term SOFR, CORRA or Term CORRA or any other Term Benchmark Rate (or component rate thereof), such Lender shall promptly give notice thereof to Agent and Agent shall promptly give notice to Borrower and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies Agent and Agent notifies Borrower that the circumstances giving rise to such determination no longer exist, any obligation of such Lender to the affected Term Benchmark Loans, and any obligation of such Lender to convert any Loan to an affected Term Benchmark Loan or continue any Loan as an affected Term Benchmark Loan, shall be suspended and, if necessary to avoid such illegality, Agent shall compute the Base Rate without reference to any clause in the definition of “Base Rate” which references the affected Term Benchmark Rate. Upon receipt of an Illegality Notice with respect to any Term Benchmark Rate, Borrower shall, if necessary to avoid such illegality, upon demand from such Lender (with a copy to Agent), prepay or convert all affected Term Benchmark Loans (in each case, if necessary to avoid such illegality, Agent shall compute the Base Rate without reference to any clause in the definition of “Base Rate” which references the affected Term Benchmark Rate), on the last day of the Interest Period therefor, if such affected Lenders may lawfully continue to maintain such Term Benchmark Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Benchmark Loans to such day. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.11.

(c)            Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Term Benchmark Rate, Agent and Borrower may amend this Agreement to replace such then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after Agent has posted such proposed amendment to all affected Lenders and Borrower so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Requisite Lenders.

(d)            In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Agent will have the right, in consultation with Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e)            Agent will promptly notify Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (m) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12.

(f)            Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not, or will no longer be, representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g)            Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to any given Benchmark, (i) Borrower may revoke any pending request for, conversion to or continuation of Term Benchmark Loans determined by reference to such Benchmark, to be made, converted or continued, as applicable, during any applicable Benchmark Unavailability Period and, failing that, in the case of any request for any affected Term Benchmark Loan, Borrower will be deemed to have converted any such request into a request for a conversion to Base Rate Loans and (ii) any outstanding affected Term Benchmark Loans will be deemed to have been converted to Base Rate Loans denominated in the same currency at the end of the applicable Interest Period. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.11. During any Benchmark Unavailability Period or at any time that any tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

2.13            Taxes.

(a)            All payments by or on account of any obligation of any Credit Party hereunder or under any other Loan Document shall be made, in accordance with this Section 2.13, free and clear of and without withholding or deduction for any Taxes, except as required by applicable law. If any Withholding Agent shall be required by law (as determined in the good faith discretion of such Withholding Agent) to withhold or deduct any Taxes from or in respect of any sum payable hereunder (including any payments made pursuant to this Section 2.13) or under any other Loan Document, (i) if such Tax is an Indemnified Tax, the sum payable by the applicable Credit Party shall be increased, without duplication, as much as shall be necessary so that, after making all required withholdings and deductions (including withholdings and deductions applicable to additional sums payable under this Section 2.13), Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such withholdings and deductions been made, (ii) the relevant Withholding Agent shall make such withholdings and deductions, and (iii) such Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. Each Lender agrees that, as promptly as reasonably practicable after it becomes aware of any circumstances which would result in additional payments under this Section 2.13, it shall notify Borrower thereof.

(b)            Without duplication of any obligation set forth in subsection (a), each Credit Party shall timely pay any Other Taxes to the relevant Governmental Authority (or, at the option of Agent, to Agent as reimbursement for Agent’s payment thereof).

(c)            Each Credit Party shall, without duplication of any obligation set forth in subsection (a), jointly and severally indemnify and, within ten (10) days of demand therefor, pay Agent and each Lender for the full amount of Indemnified Taxes (including, any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) paid by (or on behalf of) Agent or such Lender as a result of payments made pursuant to this Agreement or any other Loan Document, as appropriate, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such Taxes and evidence of payment thereof submitted to the Credit Parties shall be conclusive evidence, absent manifest error, of the amount due from the Credit Parties to Agent or such Lenders. Upon actually learning of the imposition of any such Taxes, Agent or such Lender, as the case may be, shall act in good faith to notify Borrower of the imposition of such Taxes arising hereunder.

(d)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or any other Loan Documents shall deliver to Borrower (with a copy to Agent), at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Lender, and any successor or assignee of a Lender, that is a “United States person” within the meaning of section 7701(a)(30) of the IRC shall deliver to Borrower (with a copy to Agent) properly completed and executed copies of IRS Form W-9 and such other documentation or information prescribed by applicable law or reasonably requested by Agent or Borrower to (i) determine whether such Lender is subject to backup withholding or information reporting requirements and (ii) for Borrower to comply with its obligations under FATCA. Each Lender, and any successor or assignee of a Lender, that is not a “United States person” as defined in section 7701(a)(30) of the IRC (“Foreign Lender”) to whom payments to be made under this Agreement may be exempt from, or eligible for a reduced rate of, United States withholding tax (as applicable) shall, at the time or times prescribed by applicable law, provide to Borrower (with a copy to Agent) properly completed and executed copies of IRS Form W-8ECI, Form W-8BEN, Form W-8BEN-E, Form W-8IMY or other applicable form, certificate (including, but not limited to, certification, if applicable, that such Foreign Lender is not a “bank,” a “10 percent shareholder,” or a “controlled foreign corporation” for purposes of the portfolio interest exemption of section 881(c) of the IRC, a “Tax Compliance Certificate”) or document prescribed by the IRS or the United States. Each Lender shall deliver to Borrower and Agent (in such number of copies as shall be requested by Borrower or Agent) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent, as applicable, to determine the withholding or deduction required to be made. Notwithstanding anything to the contrary in this paragraph, the completion, execution, and submission of such documentation (other than (A) IRS Form W-9, (B) applicable IRS Form W-8, (C) a Tax Compliance Certificate, if applicable, and (D) any information or documentation reasonably requested by Borrower or Agent in connection with FATCA (which, for this purpose shall include any amendments made to FATCA after the date hereof)) shall not be required if in the Lender’s reasonable judgment such completion, execution, or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(e)            If Agent or any Lender, as applicable, determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 2.13, it shall pay over such refund to such Credit Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Agent or Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Credit Party, upon the request of Agent or Lender, shall repay to Agent or Lender the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Agent or Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will Agent or a Lender be required to pay any amount to a Credit Party pursuant to this paragraph (e) the payment of which would place Agent or Lender in a less favorable net after-Tax position than Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to a Credit Party or any other Person.

(f)            Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Credit Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of any Credit Party to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.1(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this paragraph (f).

(g)            The provisions of this Section 2.13 shall survive the termination of this Agreement and repayment of all Obligations hereunder. Each L/C Issuer shall be deemed to be a Lender for purposes of this Section 2.13.

2.14            Capital Adequacy; Increased Costs; Illegality.

(a)            If any Lender shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, liquidity, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, liquidity, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and setting forth in reasonable detail the basis of the computation thereof submitted by such Lender to Borrower and to Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

(b)            If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining, continuing, converting to any Term Benchmark Loan, or there shall be a Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on any Recipient on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, or other liabilities, or capital attributable thereto, then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate setting forth in reasonable detail the amount of such increased cost and the basis of the calculation thereof, submitted to Borrower and to Agent by such Lender, shall, absent manifest error, be final, conclusive and binding for all purposes. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 2.14(b).

(c)            Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any Term Benchmark Loan as contemplated by this Agreement, then, unless that Lender is able to make or to continue to fund or to maintain such Term Benchmark Loan at another branch or office of that Lender without, in that Lender’s reasonable opinion, materially adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain such Term Benchmark Loans, as the case may be, shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding Term Benchmark Loans owing by it to such Lender, together with interest accrued thereon, unless such Lender may maintain such Term Benchmark Loans through the end of the Interest Period applicable thereto under applicable law or unless Borrower, within five Business Days after the delivery of such notice and demand, converts all such Term Benchmark Loans into Base Rate Loans denominated in the same currency. Notwithstanding the foregoing, if Borrower provides Agent and the Affected Lender notice that it seeks to replace such Affected Lender in accordance with Section 2.14(d), Borrower’s obligation to prepay Loans pursuant to this Section 2.14(c) shall be suspended; provided that if no Replacement Lender is found within the time provided for in Section 2.14(d), Borrower shall have five Business Days to prepay such Affected Lender’s Term Benchmark Loans. In the event Borrower relies on this provision to suspend its obligation to prepay Term Benchmark Loans, such Loans shall be converted to Base Rate Loans at the end of the applicable Interest Period.

(d)            Within thirty (30) days after receipt by Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts or increased costs as provided in Sections 2.13(a), 2.14(a) or 2.14(b), or notice and demand that Borrower prepay Loans pursuant to Section 2.14(c), Borrower may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Event of Default has occurred and is continuing, Borrower, with the consent of Agent, may obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent and each L/C Issuer. If Borrower obtains a Replacement Lender within ninety (90) days following notice of their intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale and such assignment shall not require the payment of an assignment fee to Agent; provided, that Borrower shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, Borrower shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within 15 days following its receipt of Borrower’s notice of intention to replace such Affected Lender. Furthermore, if Borrower gives a notice of intention to replace and does not so replace such Affected Lender within ninety (90) days thereafter, Borrower’s rights under this Section 2.14(d) shall terminate with respect to such Affected Lender for such request for additional amounts or increased costs and Borrower shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 2.13(a), 2.14(a) and 2.14(b). An exercise of Borrower’s option under this Section 2.14(d) shall not suspend Borrower’s obligation to pay such increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 2.13(a), 2.14(a) and 2.14(b) until such Affected Lender is replaced.

(e)            It is understood and agreed that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith (collectively, the “Dodd-Frank Act”) are deemed to have been adopted and gone into effect after the date of this Agreement to the extent necessary to provide Lenders with the benefit of this Section 2.14 with respect to any “change in law or regulation” resulting from the Dodd-Frank Act and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, for the purposes of this Agreement, be deemed to have been adopted and gone into effect after the date of this Agreement to the extent necessary to provide Lenders with the benefit of this Section 2.14 with respect to any “change in law or regulation” resulting from Basel III.

(f)             No Lender shall request compensation under Section 2.14(a) or (b) hereof unless such Lender is generally requesting similar compensation from its borrowers with similar provisions in their loan or credit documents. Borrower shall not be required to compensate a Lender for any increased costs incurred or reduced rate of return suffered more than six months prior to the date that the Lender notifies Borrower of the change in law giving rise to such increased costs or reduced return and of such Lender’s intention to claim compensation therefor; provided that to the extent the change is law is retroactive to a date that is prior to the date such change in law is enacted, such six months period shall commence on the date of enactment of such change in law.

(g)            Within thirty (30) days after receipt by Borrower of written notice and demand from any Affected Lender for payment of additional amounts or increased costs as provided in Sections 2.13(a), 2.14(a) or 2.14(b), then such Lender shall (at Borrower’s request) use reasonable efforts to designate a different lending office for funding or booking its Loans or to assign its rights and obligations hereunder to another of its offices, branches, or affiliates, if, in the good-faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.13(a), 2.13(b), 2.14(a), or 2.14(b), as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.15            Incremental Revolving Commitments.

(a)            (i) Borrower may on any date after the Closing Date, by notice to Agent (whereupon Agent shall promptly deliver a copy to each of the Lenders), increase the Commitments hereunder with incremental revolving commitments (the “Incremental Revolving Commitments”) in an amount not to exceed $300,000,000 in the aggregate (with minimum amounts of not less than $25,000,000 (or with respect to Canadian Dollars, C$1,000,000 and C$5,000,000) per increase); provided that at the time of the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall have occurred and be continuing on such date. Incremental Revolving Commitments may be made by any existing Lender or by any Additional Lender (each Lender providing an Incremental Revolving Commitment, an “Incremental Lender”); provided that (i)(A) Agent and (B) each L/C Issuer shall have consented (such consent not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental Revolving Commitments if such consent would be required under Section 11.1 for an assignment of Commitments to such Lender or Incremental Lender, and (ii) Borrower shall not be permitted to increase the Commitment pursuant to this Section 2.15 more than three (3) times during the term of this Agreement. No consent of the Lenders shall be required (other than the Lenders providing such Incremental Revolving Commitment) to an Incremental Amendment. Incremental Revolving Commitments shall be effected pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Borrower, each Incremental Lender providing such Incremental Revolving Commitments, and Agent; provided, such documentation shall only contain amendments to this Agreement and the other Loan Documents that are necessary to implement the increase to the Commitments. Any Incremental Revolving Commitments made hereunder shall be deemed “Commitments” hereunder and shall be subject to the same terms and conditions applicable to the existing Commitments. On the date of the incurrence of any Incremental Revolving Commitments, Borrower shall be deemed to have repaid and reborrowed all outstanding Loans as of such date (with such reborrowing to consist of the types of Loans, with related Interest Periods, if applicable, specified in a notice to Agent (which notice must be received by Agent in accordance with the terms of this Agreement)) and all participations in the L/C Exposure shall be reallocated, in each case, such that all Lenders (including Incremental Lenders) hold their Pro Rata Share of all outstanding Loans and L/C Exposure in accordance with their respective Commitments (after giving effect to the Incremental Revolving Commitments). The deemed payments made pursuant to the immediately preceding sentence in respect of each Term Benchmark Loan shall be subject to indemnification by Borrower pursuant to the provisions of Section 2.14 if the deemed payment occurs other than on the last day of the related Interest Periods.

(ii)            In connection with any Incremental Revolving Commitment, Borrower, Agent and each Incremental Lender shall deliver to Agent the Incremental Amendment. Agent shall promptly notify each Lender as to the effectiveness of each Incremental Amendment. Any Incremental Amendment may, without consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Agent and Borrower, to effect the provisions of this Section 2.15. No existing Lender shall be obligated to provide Incremental Revolving Commitments.

(b)            (i) Pursuant to one or more offers made from time to time by Borrower to all Lenders on a pro rata basis and on the same terms (“Pro Rata Extension Offers”), Borrower is hereby permitted to consummate transactions with individual Lenders from time to time to extend the maturity date (and commitment termination date applicable to) of such Lender’s Commitments. Any such extension (an “Extension”) agreed to between Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement (such extended Commitments, as applicable, an “Extended Revolving Commitment”); provided that, no existing Lender shall be obligated to consummate an Extension. Each Pro Rata Extension Offer shall specify the date on which Borrower proposes that the Extended Revolving Commitment shall be extended.

(ii)            Borrower and each Extending Lender shall execute and deliver to Agent such documentation as Agent shall reasonably specify to evidence the Extended Revolving Commitments of such Extending Lender. Each such document shall specify the terms of the applicable Extended Revolving Commitments; provided, that (i) except as to interest rates, fees and final maturity (which interest rates, fees and final maturity shall be determined by Borrower and set forth in the Pro Rata Extension Offer), any Extended Revolving Commitment shall have the same terms as the existing Commitments, and (ii) any Extended Revolving Commitments may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder. Upon the effectiveness of any such Extended Revolving Commitment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Revolving Commitments evidenced thereby. With respect to any Extended Revolving Commitments, and with the consent of each L/C Issuer, participations in Letters of Credit shall be reallocated to lenders holding such Extended Revolving Commitments upon effectiveness of such Extended Revolving Commitment.

(iii)            Upon the effectiveness of any such Extension, the applicable Extending Lender’s Commitment will be automatically designated an Extended Revolving Commitment.

(c)            All Incremental Revolving Commitments and Extended Revolving Commitments and all obligations in respect thereof shall be Obligations of the relevant Credit Parties under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations of the relevant Credit Parties under this Agreement and the other Loan Documents.

(d)            This Section 2.15 shall supersede any provision in Section 2.9 or 12.2.

2.16          Refinancing Commitments.

(a)            Borrower may, by written notice to Agent from time to time, request commitments (the “Refinancing Commitments”) to refinance all or any portion of the existing Commitments (the “Refinanced Commitments”), in an aggregate amount not to exceed (i) the aggregate amount of the Refinanced Commitments, plus (ii) any accrued interest, fees, costs and expenses related thereto (including any original issue discount or upfront fees) (clauses (i) and (ii) together, the “Refinancing Amount”). Such notice shall set forth (i) the amount of the Refinancing Commitments, and (ii) the date on which the applicable Refinancing Commitments are to be made available (which on or after the occurrence of a Fall-Away Event, shall not be less than ten (10) Business Days nor more than sixty (60) days after the date of such notice (or such longer or shorter periods as Agent shall agree)). Borrower may seek Refinancing Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or any Additional Lender

(b)            It shall be a condition precedent to the effectiveness of any Refinancing Commitments that (i) no Default or Event of Default shall have occurred and be continuing immediately prior to or immediately after giving effect to such Refinancing Commitments, (ii) the terms of the Refinancing Commitments shall comply with this Section 2.16 and (iii) substantially concurrently with the effectiveness of any Refinancing Commitments, 100% of the Refinancing Amount shall be applied to refinance the Refinanced Commitments (including any Loans in respect of the Refinanced Commitments, accrued interest, fees and premiums (if any) payable in connection therewith).

(c)            Any payment made pursuant to Section 2.16(b)(iii) in respect of each Term Benchmark Loan shall be subject to indemnification by Borrower pursuant to the provisions of Section 2.14 if the payment occurs other than on the last day of the related Interest Periods.

(d)            The terms of any Refinancing Commitments shall be determined by Borrower and the Persons providing the Refinancing Commitments (each, a “Refinancing Lender”) and set forth in a Refinancing Amendment.

(e)            In connection with any Refinancing Commitments, Borrower, Agent and each applicable Refinancing Lender shall execute and deliver to Agent an amendment to this Agreement (which may take the form of an amendment and restatement of this Agreement) (a “Refinancing Amendment”) and such other documentation as Agent shall reasonably specify to evidence such Refinancing Commitments. Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Notwithstanding anything to the contrary in any Loan Document, any Refinancing Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate (but only to such extent), in the reasonable opinion of Agent and Borrower, to effect the provisions of this Section 2.16, including any amendments necessary to establish the applicable Refinancing Commitments as a new class or tranche of Commitments, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of Agent and Borrower in connection with the establishment of such new class or tranche, in each case on terms consistent with this Section 2.16.

(f)            This Section 2.16 shall supersede any provision in Section 2.9 or 12.2.

3.             CONDITIONS PRECEDENT

3.1            Conditions to the Closing Date. This Agreement and the obligations of the Lenders to make Loans and issue Letters of Credit shall become effective on the date that the following conditions have been satisfied (or waived in accordance with Section 12.2):

(a)            Loan Documents. Agent shall have received:

(i)             Agreement. This Agreement, executed and delivered by each Credit Party.

(ii)            Security Agreements.        The Security Agreement, executed and delivered by each Credit Party and Agent.

(iii)           Intellectual Property Security Agreements. Intellectual Property Security Agreements with respect to Copyrights, Patents and Trademarks owned by the Credit Parties on the Closing Date (unless such Copyrights, Patents and Trademarks otherwise constitute Excluded Property), executed and delivered by each Credit Party and Agent.

(iv)           Pari Passu Joinder Agreement. The Pari Passu Joinder Agreement, executed by Agent, and reasonably satisfactory evidence that all certificates of officers required to be delivered under the Pari Passu Intercreditor Agreement have been delivered by Borrower.

(v)            Lien, Tax, and Judgment Searches. The result of recent lien, Tax and judgment searches in each of the jurisdictions reasonably requested by it and such lien searches shall reveal no Liens on any of the assets of the Credit Parties, other than Permitted Liens.

(vi)            Filings, Registrations, and Recordings. Each document (including, without limitation, any financing statement authorized for filing under the Code) reasonably requested by Agent to be filed, registered or recorded in order to create in favor of Agent, for the benefit of the Lenders and other Secured Parties, a perfected Lien on the Collateral described therein (subject to Permitted Liens) which can be perfected by the filing of such document and authorization for filing, registering or recording each such document (including, without limitation, any financing statement authorized for filing under the Code).

(vii)          Notes. If requested by Lenders, duly executed originals of the Notes for each applicable Lender, dated the Closing Date.

(viii)         Formation and Good Standing. For each Credit Party, (a) such Person’s articles of incorporation or certificate of formation, as applicable, and all amendments thereto, each certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary, managing member, manager or equivalent senior officer, as applicable, as being in full force and effect without any further modification or amendment and (b) a good standing certificate or like certificate in its jurisdiction of incorporation or formation, as applicable.

(ix)            Bylaws and Resolutions. For each Credit Party, (a) such Person’s bylaws, operating agreement, limited liability company agreement or limited partnership agreement, as applicable, together with all amendments thereto and (b) resolutions of such Person’s members or board of directors, as the case may be, and, to the extent required under applicable law, stockholders, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary, managing member, manager or equivalent senior officer, as applicable, as being in full force and effect without any modification or amendment.

(x)            Incumbency Certificates. For each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary, managing member, manager or equivalent senior officer, as applicable, as being true, accurate, correct and complete.

(xi)            Opinions of Counsel. A legal opinion of Weil, Gotshal & Manges, LLP, special New York counsel to the Credit Parties.

(xii)          Officer’s Certificate. A certificate of a Financial Officer of Borrower, dated the Closing Date, stating that:

(A)           the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects (or, with respect to any representation and warranty qualified by “materiality” or “Material Adverse Effect”, which are true and correct in all respects) as of the Closing Date; provided that any representation and warranty made as of an earlier date was true and correct in all material respects (or, with respect to any representation and warranty qualified by “materiality” or “Material Adverse Effect”, which were true and correct in all respects) as of such earlier date; and

(B)            no Default or Event of Default has occurred and is continuing.

(xiii)          Solvency Certificate. Agent shall have received a duly completed solvency certificate substantially in the form of Exhibit 3.1 hereto.

(b)            Payment of Fees. Borrower shall have paid (or caused to be paid) to Agent, each Lead Arranger and each Co-Syndication Agent all Fees required to be paid on or before the Closing Date in the respective amounts specified in Section 2.7, and shall have reimbursed Agent for all reasonable and documented fees, costs and expenses, including due diligence expenses, arrangement expenses, and reasonable fees, disbursements and other charges of counsel presented at least three (3) Business Days prior to the Closing Date.

(c)            Patriot Act. Agent and the Lenders shall have received, at least three business days prior to the Closing Date, from the Credit Parties prior to the Closing Date all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case to the extent requested by Agent from Borrower in writing at least 10 business days prior to the Closing Date.

(d)            Repayment of the Existing Credit Agreement. The Closing Date Refinancing shall have occurred.

For purposes of determining compliance with the conditions specified in this Section 3.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and, in the case of the borrowing of Loans, such Lender shall not have made available to Agent such Lender’s ratable portion of the borrowing of Loans.

3.2            Further Conditions to Each Loan, Each Letter of Credit Obligation. The obligation of each Lender to make any Loan or issue, amend or renew any Letter of Credit (other than (A) any conversions or continuations of Loans pursuant to Section 2.5(e) and/or (B) any loan or credit extension under any Incremental Amendment and/or Refinancing Amendment, in each case to the extent not otherwise required by the Lenders in respect of thereof) is subject solely to the satisfaction (or waiver in accordance with Section 12.2) of the following conditions:

(a)            the representations and warranties of the Credit Parties contained in this Agreement (other than, after the occurrence of a Fall-Away Event, the representations and warranties set forth in Section 4.13 and 4.22) and the other Loan Documents shall be true and correct in all material respects (or, with respect to any representation and warranty qualified by “materiality” or “Material Adverse Effect”, which shall be true and correct in all respects) on and as of the date of the proposed borrowing, issuance, amendment or renewal; provided that any representation and warranty made as of an earlier date was true and correct in all material respects (or, with respect to any representation and warranty qualified by “materiality” or “Material Adverse Effect”, which were true and correct in all respects) as of such earlier date;

(b)            on and as of the date of the proposed borrowing, issuance, amendment or renewal, after giving effect thereto, no Default or Event of Default has occurred and is continuing; and

(c)            Agent has received a Notice of Revolving Credit Loan or Letter of Credit application, as applicable from Borrower.

The request and acceptance by Borrower of the proceeds of any Revolving Credit Loan or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, a representation and warranty by Borrower that the conditions in this Section 3.2 have been satisfied.

4.             REPRESENTATIONS AND WARRANTIES

To induce Lenders and L/C Issuers to make the Loans, issue Letters of Credit and to otherwise extend credit hereunder, the Credit Parties executing this Agreement make the following representations and warranties to Agent, each L/C Issuer and each Lender:

4.1            Corporate Existence; Compliance with Law. Each Credit Party (a) is a corporation, limited liability company, limited partnership or other entity duly organized or incorporated, as applicable, validly existing and is in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of its respective jurisdiction of incorporation or organization; (b) is duly qualified to conduct business and is in good standing (to the extent such concept is applicable in the relevant jurisdiction) in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect; (c) has the requisite power and authority, and the legal right to own and operate in all material respects its properties, to lease the property it operates under lease and to conduct its business in all material respects as now, heretofore and proposed to be conducted and has the requisite power and authority and the legal right to pledge, mortgage, hypothecate or otherwise encumber all material Collateral; (d) has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction over such Credit Party, to the extent required for such ownership, operation and conduct or other organizational documents; and (e) is in compliance in material respects with all applicable provisions of law except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.

4.2            Chief Executive Offices; Collateral Locations; FEIN. As of the Closing Date, each Credit Party’s name as it appears in official filings in its jurisdiction of incorporation or organization, organizational identification number, if any, issued by its jurisdiction of incorporation or organization and the location of each Credit Party’s chief executive office, principal place of business or registered office are set forth in Schedule 4.2, and except as set forth on such schedule each Credit Party has only one jurisdiction of incorporation or organization.

4.3            Corporate Power; Authorization; Enforceable Obligations; No Conflict. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party: (a) are within such Person’s power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene any provision of such Person’s charter, bylaws or partnership or operating agreements or other organizational documents, as applicable; (d) do not violate any material provision of any law or regulation, or any material provision of any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any material indenture, mortgage, deed of trust, lease, loan agreement or other material instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than (i) those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents and (ii) the filings referred to in Section 4.21; and (g) do not require the consent or approval of any Governmental Authority or any other Person, other than those which will have been duly obtained, made or complied with prior to the Closing Date. Each of the Loan Documents have been duly executed and delivered by each Credit Party that is a party thereto and, each such Loan Document constitutes a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

4.4            Financial Statements. All Financial Statements concerning Borrower and its consolidated Subsidiaries that are referred to in clause (a) and (b) below have been prepared in accordance with GAAP (as in effect at the time delivered) consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and fairly present, in all material respects, the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

(a)            Audited Financial Statements. The audited consolidated balance sheet at December 31, 2024 and the related statements of income and cash flows of Borrower and its consolidated Subsidiaries certified by KPMG LLP for the Fiscal Year then ended have been delivered to Agent on or prior to the Closing Date.

(b)            [reserved].

(c)            Undisclosed Liabilities; Burdensome Restrictions. None of Borrower or its Restricted Subsidiaries has any material Guarantied Obligations, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are required by GAAP to be reflected or reserved against on a balance sheet of Borrower and its Restricted Subsidiaries other than (i) as are reflected in the financial statements described in clause (a) hereof (including the footnotes thereto) and (ii) as otherwise permitted hereunder. No Credit Party is a party or is subject to any contract, agreement or charter restriction that would reasonably be expected to have a Material Adverse Effect.

4.5            Material Adverse Effect. Since September 30, 2024, no event has occurred, that alone or together with other events, has had a Material Adverse Effect.

4.6            Ownership of Property; Liens. Each Credit Party owns fee simple title to all of its owned material Real Property and valid leasehold interests in all of its leased material Real Property, subject in each case to Agent’s Liens and Permitted Liens. Each Credit Party is the sole legal and beneficial owner of and has good and marketable title (subject to Agent’s Liens and Permitted Liens) to each component of the Collateral. Each Credit Party also has title to, or valid leasehold interests in, all of its other personal property and assets, in each case, material in the ordinary course of their respective businesses or where failure to so own or possess would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, none of the Real Property and assets of any Credit Party are subject to any Liens other than Permitted Liens.

4.7            Labor Matters. Except as set forth on Schedule 4.7 or as would not reasonably be expected to result in a Material Adverse Effect, to the knowledge of each Credit Party (a) no strikes or other labor disputes against any Credit Party or any Restricted Subsidiary of any Credit Party are pending or, to the knowledge of any Credit Party, threatened; (b) hours worked by and payment made to employees of each Credit Party and each Restricted Subsidiary of any Credit Party comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Credit Party or any Restricted Subsidiary of any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party or such Restricted Subsidiary; (d) there is no organizing activity involving any Credit Party or any Restricted Subsidiary of any Credit Party pending or threatened by any labor union or group of employees; (e) there are no representation proceedings pending or, to the knowledge of any Credit Party, threatened with the National Labor Relations Board or any other applicable labor relations board, and no labor organization or group of employees of any Credit Party or any Restricted Subsidiary of any Credit Party has made a pending demand for recognition; and (f) there are no material complaints or charges against any Credit Party or any Restricted Subsidiary of any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party or any Restricted Subsidiary of any Credit Party of any individual.

4.8            Subsidiaries and Joint Ventures. As of the Closing Date, (a) Schedule 4.8 sets forth the name and jurisdiction of incorporation of each direct Subsidiary and Joint Venture of each Credit Party and, as to each such direct Subsidiary and Joint Venture, the percentage of each class of Capital Stock owned by any Credit Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of Borrower or any of their respective Subsidiaries.

4.9            Investment Company Act. No Credit Party is an “investment company” or a company controlled by an “investment company,” as such terms are defined in the Investment Company Act of 1940 as amended.

4.10          Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U (“Regulation U”) or Regulation X of the Federal Reserve Board.

4.11          Taxes/Other. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) all income and other Tax returns, reports, and statements, including information returns, required by any Governmental Authority to have been filed by any Credit Party or any Restricted Subsidiary have been filed (after giving effect to any extensions) with the appropriate Governmental Authority, and (ii) all Taxes have been paid on or prior to the due date therefor, excluding Taxes or other amounts being contested in accordance with Section 6.2(b).

4.12          ERISA.

(a)            Borrower has previously delivered or made available to Agent all Pension Plans (including Title IV Plans and Multiemployer Plans) and all Retiree Welfare Plans, as now in effect. Except with respect to Multiemployer Plans, and except as would not reasonably be expected to have a Material Adverse Effect, each Qualified Plan has either received a favorable determination letter from the IRS or may rely on a favorable opinion letter issued by the IRS, and to the knowledge of any Credit Party nothing has occurred that would be reasonably expected to cause the loss of such qualification or tax-exempt status. Each Pension Plan, to the knowledge of Borrower, is in compliance in all respects with the applicable provisions of ERISA, the IRC and its terms, including the timely filing of all reports required under the IRC or ERISA except where the failure to comply would not reasonably be expected to have a Material Adverse Effect. Except as has not resulted, or would not reasonably be expected to result, in an ERISA Lien (whether or not perfected), neither any Credit Party nor ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Pension Plan. No “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, has occurred with respect to any Pension Plan that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b)            Except as would not reasonably be expected to have a Material Adverse Effect: (i) no Title IV Plan is or is reasonably expected to be in “at risk” status (within the meaning of Section 430 of the IRC or Section 303 of ERISA); (ii) no ERISA Event has occurred or to the knowledge of any Credit Party is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened material claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; and (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Title IV Plan of any Credit Party or any ERISA Affiliate (determined at any time within the last five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate (determined at such time).

(c)            Except as would not reasonably be expected to result in a Material Adverse Effect, each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan. With respect to each Foreign Pension Plan, neither any Credit Party nor any Subsidiaries or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject any Credit Party or any Subsidiary, directly or indirectly, to a tax or civil penalty which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, except as would not reasonably be expected to result in a Material Adverse Effect, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans would not reasonably be expected to result individually or in the aggregate in a Material Adverse Effect.

4.13          No Litigation. Except as set forth on Schedule 4.13, no action, claim, lawsuit, demand, or proceeding is now pending or, to the knowledge of any Credit Party, threatened in writing against any Credit Party or any Restricted Subsidiary of any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) on the Closing Date that challenges such Credit Party’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that would reasonably be expected to result in a Material Adverse Effect.

4.14          [Reserved].

4.15          Intellectual Property. As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now conducted by it and material to such Credit Party’s business, taken as a whole. Each issued or applied for Patent, registered or applied for Trademark, and registered or applied for Copyright owned by any Credit Party on the Closing Date is listed, together with application or registration numbers, as applicable, on Schedule 4.15. To Borrower’s knowledge, as of the Closing Date, each Credit Party conducts its business and affairs without infringement of any Intellectual Property of any other Person that would reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 4.15, on the Closing Date no Credit Party is aware of any material infringement claim by any other Person that is pending or threatened in writing against any Credit Party with respect to any material Intellectual Property owned by such Credit Party on the Closing Date.

4.16          Full Disclosure. No information contained in this Agreement, any of the other Loan Documents or Financial Statements or other written reports from time to time prepared by any Credit Party (other than the projections referred to below, forward-looking information and information of a general economic or industry nature) and delivered hereunder or under any other Loan Document (in each as modified or supplemented by other information so furnished and taken as a whole) by or on behalf of any Credit Party to Agent or any Lender pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which they were made (after giving effect to all supplements and updates thereto).

4.17          Environmental Matters.

(a)            Except as set forth in Schedule 4.17 or would not reasonably be expected to have a Material Adverse Effect, as of the Closing Date: (i) the Real Property of each Credit Party and each of their Restricted Subsidiaries is free of contamination from any Hazardous Material; (ii) no Credit Party nor any Restricted Subsidiary of any Credit Party has caused or knowingly allowed to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Property; (iii) the Credit Parties and each of their Restricted Subsidiaries are and, except for matters which have been fully resolved, have, for the past three (3) years, been in compliance with all Environmental Laws; (iv) the Credit Parties and each of their Restricted Subsidiaries (A) have obtained, (B) possess as valid, uncontested and in good standing, and (C) are in compliance with all Environmental Permits required by Environmental Laws for the operation of their respective businesses as presently conducted; (v) there is no Litigation by a Governmental Authority arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses from, or that alleges criminal misconduct by, any Credit Party or any Restricted Subsidiary of any Credit Party; (vi) except for matters which have been fully resolved, no written notice has been received by any Credit Party or any Restricted Subsidiary of any Credit Party identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes; and (vii) the Credit Parties and each of their Restricted Subsidiaries have provided to Agent copies of existing material environmental reports, reviews and audits relating to actual or potential material Environmental Liabilities and relating to any Credit Party or any Restricted Subsidiary of any Credit Party.

(b)            Each Credit Party hereby acknowledges and agrees that none of Agent or any of its officers, directors, employees, attorneys, agents and representatives (i) is now, or has ever been, in control of any of the Real Property or any Credit Party’s or any Restricted Subsidiary of any Credit Party’s affairs, and (ii) has the capacity or the authority through the provisions of the Loan Documents or otherwise to direct or influence any (A) Credit Party’s or any Restricted Subsidiary of any Credit Party’s conduct with respect to the ownership, operation or management of any of its Real Property, (B) undertaking, work or task performed by any employee, agent or contractor of any Credit Party or any Restricted Subsidiary of any Credit Party or the manner in which such undertaking, work or task may be carried out or performed, or (C) compliance of any Credit Party or any Restricted Subsidiary of any Credit Party with Environmental Laws or Environmental Permits.

4.18            Insurance. Borrower has previously delivered or made available to Agent lists of all material insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party and each Restricted Subsidiary.

4.19          [Reserved].

4.20          [Reserved].

4.21          Creation and Perfection of Security Interests. Once executed and delivered, the Security Agreement will create a valid and enforceable security interest in the Collateral described therein, subject to any exceptions contained therein. In the case of the portion of the pledged Collateral consisting of the certificated securities represented by the certificates described in the Security Agreement, when stock certificates representing such pledged Collateral are delivered to Agent (or its bailee) and such stock certificates are held in New York, and in the case of the other Collateral described in the Security Agreement, when UCC financing statements in appropriate form are filed in the appropriate UCC filing offices, the Liens created by the Security Agreement shall constitute a perfected Lien under the Code (to the extent a Lien on such Collateral can be perfected by such possession or filings) on, and security interest in, all right, title and interest of the Credit Parties signatory to the Security Agreement in such pledged Collateral and other Collateral, as security for the Obligations.

4.22          Solvency. As of the Closing Date, immediately after giving effect to the Transactions (including the incurrence of any Loans and/or Letters of Credit on the Closing Date), Borrower and its Subsidiaries, taken as a whole on a consolidated basis, are Solvent.

4.23          Economic Sanctions and Anti-Money Laundering. Each Credit Party and each Subsidiary of each Credit Party is in compliance in all material respects with all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, executive orders, and implementing regulations as imposed, administered, enforced or promulgated by (i) the United States, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the U.S. State Department, the U.S. Commerce Department, (ii) the United Nations Security Council, (iii) the European Union, (iv) the United Kingdom or (v) any other governmental authority with jurisdiction over any Credit Party and each Subsidiary of each Credit Party (“Sanction” or “Sanctions”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Credit Party and no Subsidiary of a Credit Party (a) is a Person on any list of targets identified or designated pursuant to any Sanctions, (b) is a Person who is otherwise the target of Sanctions or (c) is controlled by (including, without limitation, by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person that are subject to Sanctions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under United States law. Borrower has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Sanctions.

4.24          Economic Sanctions, FCPA, Patriot Act; Use of Proceeds. Each Credit Party and each of its Subsidiaries is in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, the “Patriot Act”), (c) the U.K. Bribery Act of 2010, as amended and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which any Credit Party and each of its Subsidiaries is located or doing business that relates to money laundering or any financial record keeping and reporting requirements related thereto. No part of the proceeds of any Loan or Letter of Credit will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA. Borrower will not, directly or to the knowledge of Borrower, indirectly, use the proceeds of any Loan or Letter of Credit to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the target of United States economic sanctions laws.

4.25          [Reserved].

4.26          Status as Senior Debt. The Obligations in respect of the Loans are “senior debt” or “designated senior debt” (or any comparable term) under, and as may be defined in, any indenture or document governing any applicable Indebtedness that is subordinated in right of payment to the Loans.

4.27          FCPA and Related. No Credit Party nor any of its Subsidiaries nor any director, officer or, to the knowledge of such Credit Party, agent or employee of such Credit Party or Subsidiary, is aware of or has taken any action, directly or indirectly, that would result in a material violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA. Each Credit Party, and its Subsidiaries have conducted their businesses in compliance with, in all material respects, the FCPA and have established, and maintains, and will continue to maintain, policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein

5.            FINANCIAL STATEMENTS AND INFORMATION

5.1            Financial Reports and Notices. Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent for distribution to Lenders, as required, the following Financial Statements, notices and other information at the times, to the Persons and in the manner set forth below:

(a)            Compliance Certificate. To Agent for distribution to Lenders, concurrently with the delivery of any Financial Statements delivered pursuant to Section 5.1(b) or 5.1(c), a completed Compliance Certificate.

(b)            Quarterly Financials. To Agent for distribution to Lenders, within forty-five (45) days after the end of the first three Fiscal Quarters of each Fiscal Year, consolidated financial information regarding Borrower and its consolidated Restricted Subsidiaries, certified by a Financial Officer of Borrower, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, all prepared in accordance with GAAP (subject to absence of footnotes and normal year-end adjustments). In addition, Borrower shall deliver to Agent and Lenders, within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a management discussion and analysis that includes a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year.

(c)            Annual Audited Financials. To Agent for distribution to Lenders, within ninety (90) days after the end of each Fiscal Year, audited Financial Statements for Borrower and its consolidated Restricted Subsidiaries on a consolidated basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP (except as approved by accountants or officers), as the case may be, and disclosed in reasonable detail therein, including the economic impact of such exception, and certified without qualification as to going-concern or qualification arising out of the scope of the audit, by KPMG LLP, another independent certified public accounting firm of national standing or a firm otherwise reasonably acceptable to Agent. In addition, Borrower shall deliver to Agent and Lenders, together with such audited Financial Statements delivered pursuant to this clause, a management discussion and analysis that includes a comparison of performance for that Fiscal Year to the corresponding period in the prior year.

(d)            To Agent for distribution to Lenders, simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (b) and (c) above, to the extent that the Unrestricted Subsidiaries of Borrower, as of the last day of the applicable fiscal period, taken in the aggregate, constituted a Significant Subsidiary, the related consolidating financial statements reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

(e)            To Agent for distribution to Lenders, information required to be delivered pursuant to this Section 5.1 may be delivered by electronic communication pursuant to procedures approved hereunder.

(f)             Default Notices. To Agent and Lenders, as soon as practicable, and in any event within five (5) Business Days after a Financial Officer of Borrower has actual knowledge of the existence of any Default, or Event of Default, telephonic or fax or electronic notice specifying the nature of such Default or Event of Default, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

(g)            [reserved].

(h)            Litigation. To Agent for distribution to Lenders, in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened in writing against any Credit Party that (i) would reasonably be expected to result in damages in excess of $90,000,000 (net of insurance coverages for such damages), (ii) seeks injunctive relief which, if granted, would reasonably be expected to have a Material Adverse Effect or (iii) would otherwise reasonably be expected to have a Material Adverse Effect.

(i)              [Reserved].

(j)              Other Documents. To Agent and Lenders, such other financial and other information respecting any Credit Party’s or any Subsidiary of any Credit Party’s business or financial condition as Agent shall from time to time reasonably request.

(k)             [Reserved].

(l)              Environmental Matters. To Agent, notice of any matter under any Environmental Law that has resulted or is reasonably expected to result in a Material Adverse Effect, including arising out of or resulting from the commencement of, or any material adverse development in, any litigation or proceeding affecting any Credit Party or any Subsidiary and arising under any Environmental Law.

(m)            ERISA/Pension Matters. To Agent, notice of the occurrence of any ERISA Event that has resulted or would reasonably be expected to result in a liability of any Credit Party and the Restricted Subsidiaries in an aggregate amount exceeding $90,000,000 and a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that Borrower proposes to take with respect thereto and, upon Agent’s request, copies of each Schedule SB (Actuarial Information) to the Annual Report (Form 5500 Series) with respect to each Title IV Plan.

(n)            Change of Name; etc. Borrower agrees to notify Agent in writing, at the time of delivery of any Compliance Certificate, of any change in (i) the legal name of any Credit Party, (ii) the identity or type of organization or corporate structure of such Credit Party, or (iii) the jurisdiction of organization of such Credit Party.

6.            AFFIRMATIVE COVENANTS

 Each Credit Party executing this Agreement agrees as to itself and its Restricted Subsidiaries that from and after the Closing Date and until the Termination Date:

6.1            Maintenance of Existence and Conduct of Business. Except as otherwise permitted under Section 7.8, each Credit Party shall, and shall cause each Restricted Subsidiary to, do or cause to be done all things necessary to (a) preserve and keep in full force and effect (i) its corporate existence (except, as to Persons other than Credit Parties, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect) and (ii) its material rights and franchises; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; and (c) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear and except for casualties and condemnations) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices, except, in each case, referred to in this Section 6.1(a)(ii), (b) and (c) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.2            Payment of Charges and Taxes.

(a)            Subject to Section 6.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all material Charges, Taxes and claims payable by it, including: (i) material Charges and Taxes imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all material Charges with respect to Tax, social security, employer contributions and unemployment withholding with respect to its employees and (ii) lawful material claims for labor, materials, supplies and services or otherwise, in each case, before any thereof shall become past due, in each case, where the non-payment of such Charge, Tax or claim could give rise to a material Lien (other than Permitted Liens) or a Material Adverse Effect.

(b)            Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 6.2(a) and not pay or discharge such Charges, Taxes or claims while so contested; provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP and (ii) the failure to make such payment would not reasonably be expected to result in a Material Adverse Effect.

6.3            Books and Records. Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all material financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements delivered pursuant to Section 4.4.

6.4            Insurance; Damage to or Destruction of Collateral. Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies insurance in such amounts and against such risks, as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated companies). Borrower will furnish to Agent, upon written request, information in reasonable detail as to the insurance so maintained.

6.5            Compliance with Laws. Each Credit Party shall, and shall cause each Restricted Subsidiary to, comply in all material respects with (i) all applicable provisions of law of any Governmental Authority, unless such failure of compliance would not reasonably be expected to result in a Material Adverse Effect or a material adverse effect on the specific property affected by such non-compliance and (ii)(a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, the “Patriot Act”), (c) the U.K. Bribery Act of 2010, as amended and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which any Credit Party and each of its Subsidiaries is located or doing business that relates to money laundering or any financial record keeping and reporting requirements related thereto.

6.6            PATRIOT Act. No Credit Party or any Subsidiary thereof is in breach of or is the subject of any action or investigation under the PATRIOT Act.

6.7            Intellectual Property. Each Credit Party shall, and shall cause each Restricted Subsidiary to, (a) conduct its business without knowingly infringing any Intellectual Property of any other Person which infringement would reasonably be expected to result in a Material Adverse Effect, and (b) comply in all material respects with the obligations under its material Intellectual Property licenses.

6.8            Environmental Matters. Except where the failure to do so would not result in a Material Adverse Effect, each Credit Party shall, and shall cause the Restricted Subsidiaries to:

(a)            comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all Environmental Permits, except in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and

(b)            conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9            Ratings. Borrower shall use commercially reasonable efforts (x) to cause each of the Facilities to be continuously rated by S&P and Moody’s, and (y) to maintain a corporate rating from S&P and a corporate family rating from Moody’s, in each case in respect of Borrower.

6.10          Further Assurances.

(a)            Each Credit Party executing this Agreement agrees that it shall and shall cause each applicable Subsidiary to, at such Credit Party’s reasonable expense and upon the reasonable request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and take all such further actions (including the authorization of filing and recording of Code financing statements, fixture filings, and other documents, in each case to the extent reasonably requested by Agent), which may be required under any applicable law, or which Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or prior to a Fall-Away Event, to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Liens (subject to Permitted Liens), all at the reasonable expense of the Credit Parties and to the extent required by the Loan Documents.

(b)            [Reserved];

(c)            Notwithstanding anything to the contrary contained herein, neither Borrower nor any Subsidiary of Borrower shall be required to execute and deliver any joinder agreement, Collateral Document or any other document or grant a Lien in any Capital Stock or other property held by it (I) if such action (A) is restricted or prohibited by general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalization” rules or similar principles, (B) is not within the legal capacity of Borrower or such Subsidiary or would conflict with the fiduciary duties of its directors or contravene any legal prohibition or result in personal or criminal liability on the part of any officer, (C) for reasons of cost, legal limitations or other matters is unreasonably burdensome in relation to the benefits to the Lenders of Borrower’s or such Subsidiary’s guaranty or security or (D) in the case of Con-way or any Subsidiary of Con-way, if the Con-way Existing Indebtedness is outstanding, would result in the breach of, or require the equal and ratable securing of, such outstanding Con-way Existing Indebtedness or the documents governing such Con-way Existing Indebtedness (as in effect on the Closing Date) or (II) if such property constitutes any interest in real property.

This Section 6.10 shall not apply from and after the occurrence of a Fall-Away Event.

6.11          ERISA Matters. Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party and each Restricted Subsidiary to timely make all contributions, pay all amounts due, and otherwise perform such actions necessary to prevent the imposition of any Liens under ERISA or Section 412 of the IRC (each an “ERISA Lien”).

6.12          Future Guarantors.

(a)            Prior to the occurrence of a Fall-Away Event, within thirty (30) Business Days, of the formation of any Restricted Subsidiary, acquisition of a Restricted Subsidiary or at any time a Subsidiary becomes a Restricted Subsidiary, Borrower shall notify Agent of such event and, promptly thereafter (and in any event within 30 days or such longer period as Agent may agree) (i) cause each such new Restricted Subsidiary that is not an Excluded Subsidiary to deliver to Agent (A) a supplement to the Security Agreement substantially in the form attached hereto as Exhibit 2 to the Security Agreement, (B) a supplemental Guaranty in the form attached hereto as Exhibit 1.1(a) and (C) a supplemental joinder to each Intercreditor Agreement, (ii) with respect to all new Restricted Subsidiaries that are directly owned in whole or in part by a Credit Party, cause such Credit Party to provide to Agent a supplement to the Security Agreement providing for the pledge of the Capital Stock in such new Restricted Subsidiary owned by it (or, in the case of a Foreign Subsidiary, sixty-five percent (65%) of the total combined voting power of all classes of the voting Capital Stock of such Foreign Subsidiary and one-hundred percent (100%) of the non-voting Capital Stock of such Foreign Subsidiary, in each case to the extent that such Capital Stock does not constitute Excluded Property), together with appropriate certificates and powers, in form and substance reasonably satisfactory to Agent, and (iii) provide or cause to be provided to Agent all other customary and reasonable documentation which is reasonably requested by Agent in connection with the foregoing clauses (i) and (ii).

(b)            Notwithstanding anything to the contrary contained herein, neither Borrower nor any Subsidiary of Borrower shall be required to execute and deliver any supplemental guarantee, Collateral Document or any other document or grant a Lien in any Capital Stock or other property held by it if such action (A) is restricted or prohibited by general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalization” rules or similar principles, (B) is not within the legal capacity of Borrower or such Subsidiary or would conflict with the fiduciary duties of its directors or contravene any legal prohibition or result in personal or criminal liability on the part of any officer, (C) for reasons of cost, legal limitations or other matters is unreasonably burdensome in relation to the benefits to the Lenders of Borrower’s or such Subsidiary’s guaranty or security as reasonably determined by Borrower and Agent or (D) relates to Excluded Property, Excluded Principal Property or Real Property or otherwise would not be required with respect to the Collateral owned by a Credit Party pursuant to the terms of the Collateral Documents.

This Section 6.12 shall not apply from and after the occurrence of a Fall-Away Event.

6.13          Access. Each Credit Party shall, during normal business hours, from time to time upon reasonable notice as frequently as Agent reasonably determines to be appropriate: (a) provide Agent, Lenders (coordinated through Agent) and any of their representatives and designees access to its properties, facilities, advisors, officers and employees, (b) permit Agent, Lenders and any of their officers, employees and agents, to inspect, audit and make extracts from any Credit Party’s books and records, and (c) permit Agent, Lenders and their representatives and other designees, to inspect, review, evaluate and make test verifications and counts of the accounts, equipment and other Collateral of any Credit Party; provided, that to the extent that no Event of Default has occurred and is continuing, Borrower shall only be responsible for the costs of providing such access once per Fiscal Year. Furthermore, so long as any Event of Default has occurred and is continuing or at any time after all or any portion of the Obligations hereunder have been declared due and payable pursuant to Section 9.2(b), Borrower shall provide reasonable assistance to Agent to obtain access, which access shall be coordinated in scope and substance in consultation with Borrower, to their suppliers and customers.

6.14          Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 6.14, in each case within the time limits specified on such schedule, as such time limits may be extended from time to time by Agent in its reasonable discretion.

6.15          Use of Proceeds. All proceeds of the Loans shall be used as provided in Section 2.4. Borrower shall not, and shall ensure that each Credit Party will not, directly or indirectly use any of the credit to fund, finance or facilitate any activities, business or transactions: (i) that are prohibited by Sanctions, or (ii) that would be prohibited by U.S. Sanctions if conducted by a U.S. Person, (iii) that would be prohibited by Sanctions if conducted by Lender, or any other party hereto, (iv) that would be prohibited by laws or regulations in any jurisdiction in which Borrower or any Credit Party is located or doing business that relates to money laundering or any financial record keeping and reporting requirements applicable thereto or (v) that would be prohibited by the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, as amended or any other anti-bribery or anti-corruption laws or regulations or ordinances in any jurisdiction in which any Credit Party is located or doing business.

7.            NEGATIVE COVENANTS

Each Credit Party (to the extent applicable as set forth below) executing this Agreement agrees as to itself and its Restricted Subsidiaries that from and after the Closing Date and until the Termination Date:

7.1            Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)            (i) Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) Borrower shall not permit any of the Restricted Subsidiaries (other than any Guarantor) to issue any shares of Preferred Stock; provided, however, that Borrower and any Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary that is not a Guarantor may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of Borrower for the most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would be no less than 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, that the amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors, together with all Indebtedness, Disqualified Stock or Preferred Stock Incurred by Restricted Subsidiaries that are not Guarantors pursuant to Section 7.1(b)(xii) and (xvi)(A) below, together with any Refinancing Indebtedness in respect thereof, shall not exceed, in the aggregate, the greater of $820 million and 60% of Consolidated EBITDA as of the date on which such Indebtedness is Incurred (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount) (Indebtedness Incurred pursuant to this clause (a), the “Ratio Debt”).

(b)            The limitations set forth in Section 7.1(a) shall not apply to:

(i)               the Incurrence by Borrower and the other Credit Parties of Indebtedness (including under the Term Credit Agreement (including any guarantees thereof)) in an aggregate principal amount of up to $1,250,000,000;

(ii)              the Incurrence by Borrower and the other Guarantors of Indebtedness under (x) the Loan Documents, (y) the Bilateral Credit Facility in an aggregate principal amount not to exceed $200,000,000 (in each case, including any guarantees of any of the foregoing) and (z) the Senior Notes Documents in an aggregate principal amount not to exceed $1,865,000,000;

(iii)             Indebtedness, Preferred Stock and Disqualified Stock of Borrower, the Guarantors and their Restricted Subsidiaries (including, for the avoidance of doubt, Con-way and any Restricted Subsidiary which is a Subsidiary thereof) existing on the Closing Date (other than Indebtedness described in clauses (i) and (ii) of this Section 7.1(b));

(iv)             Indebtedness (including Capitalized Lease Obligations) Incurred by Borrower or any Restricted Subsidiary, Disqualified Stock issued by Borrower or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock or Preferred Stock then outstanding and Incurred pursuant to this clause (iv), together with any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (xv) below, does not exceed at any one time outstanding the greater of $800 million and 50% of Consolidated EBITDA as of the date such Indebtedness is Incurred (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(v)              Indebtedness Incurred by Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, Environmental Law or permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(vi)             Indebtedness arising from agreements of Borrower or any Restricted Subsidiary providing for indemnification, adjustment of acquisition or purchase price or similar obligations (including earn-outs), in each case, Incurred or assumed in connection with the Transactions, any Investments or any acquisition or disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii)            Indebtedness of Borrower to a Restricted Subsidiary, provided that (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of Borrower and its Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the Obligations of Borrower under the Loans; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (vii);

(viii)           shares of Preferred Stock of a Restricted Subsidiary issued to Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (viii);

(ix)              Indebtedness of a Restricted Subsidiary to Borrower or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of Borrower and its Subsidiaries), such Indebtedness is subordinated in right of payment to the Guaranty of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (ix);

(x)              Hedging Obligations that are not incurred for speculative purposes but (A) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (B) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (C) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales and, in each case, extensions or replacements thereof;

(xi)             obligations (including reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts and similar instruments) in respect of performance, bid, appeal and surety bonds, completion guarantees and similar obligations provided by Borrower or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(xii)            Indebtedness or Disqualified Stock of Borrower or Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xii), together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (xv) below, does not exceed at any one time outstanding the greater of $820 million and 60% of Consolidated EBITDA as of the date such Indebtedness is Incurred (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount) (it being understood that any Indebtedness Incurred pursuant to this clause (xii) shall cease to be deemed Incurred or outstanding for purposes of this clause (xii) but shall be deemed Incurred for purposes of Section 7.1(a) from and after the first date on which Borrower, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under Section 7.1(a) without reliance upon this clause (xii)); provided, that the amount of Indebtedness, Disqualified Stock and Preferred Stock that may be Incurred or issued, as applicable, pursuant to this clause (xii) by Restricted Subsidiaries that are not Guarantors, together with all Indebtedness, Disqualified Stock or Preferred Stock Incurred by Restricted Subsidiaries that are not Guarantors pursuant to the first paragraph of this covenant or clause (xvi)(A) below, and any Refinancing Indebtedness of Restricted Subsidiaries that are not Guarantors incurred in respect thereof, shall not exceed, in the aggregate, the greater of $820 million and 60% of Consolidated EBITDA (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(xiii)            Prior to the occurrence of a Fall-Away Event, Indebtedness or Disqualified Stock of Borrower or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference at any time outstanding, together with Refinancing Indebtedness in respect thereof incurred pursuant to clause (xv) hereof, not greater than 100.0% of the net cash proceeds received by Borrower and the Restricted Subsidiaries since immediately after the Closing Date from the issue or sale of Equity Interests of Borrower or any direct or indirect parent entity of Borrower (which proceeds are contributed to Borrower or a Restricted Subsidiary) or cash contributed to the capital of Borrower (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from Borrower or any of its Subsidiaries, or any Cure Amount) to the extent such net cash proceeds or cash have not been applied to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 7.2(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount) (it being understood that any Indebtedness incurred pursuant to this clause (xiii) shall cease to be deemed incurred or outstanding for purposes of this clause (xiii) but shall be deemed incurred for the purposes of Section 7.1(a) from and after the first date on which Borrower, or the Restricted Subsidiary, as the case may be, could have incurred such Indebtedness under Section 7.1(a) without reliance upon this clause (xiii));

(xiv)            any guarantee by Borrower or any Restricted Subsidiary of Indebtedness or other obligations of Borrower or any Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by Borrower or such Restricted Subsidiary is permitted under the terms of this Agreement; provided that (A) if such Indebtedness is by its express terms subordinated in right of payment to the Loans or the Guaranty of such Restricted Subsidiary, as applicable, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Loans or such Guaranty, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Loans or the Guaranty, as applicable, and (B) if such guarantee is of Indebtedness of Borrower, such guarantee is Incurred in accordance with, or not in contravention of, Section 6.12 solely to the extent Section 6.12 is applicable;

(xv)            the Incurrence by Borrower or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock, or by any Restricted Subsidiary of Preferred Stock of a Restricted Subsidiary, that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 7.1(a) and clauses (i), (ii), (iii), (iv), (xii), (xiii), (xv), (xvi), (xx) and (xxiv) of this Section 7.1(b) up to the outstanding principal amount (or, if applicable, the liquidation preference, face amount, or the like) or, if greater, committed amount (only to the extent the committed amount could have been Incurred on the date of initial Incurrence and was deemed Incurred at such time for the purposes of this Section 7.1) of such Indebtedness or Disqualified Stock or Preferred Stock, in each case at the time such Indebtedness was Incurred or Disqualified Stock or Preferred Stock was issued pursuant to Section 7.1(a) or clauses (i), (ii), (iii), (iv), (xii), (xiii), (xv), (xvi), (xx) and (xxiv) of this Section 7.1(b), or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, plus any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), accrued and unpaid interest, expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A)            has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the Latest Maturity Date of any Loans then outstanding were instead due on such date;

(B)            to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior in right of payment to the Loans or a Guaranty, as applicable, such Refinancing Indebtedness is junior in right of payment to the Loans or the Guaranty, as applicable, (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock and (c) Indebtedness secured by a Lien on the Collateral that is pari passu or junior to the Lien on the Collateral securing the Obligations hereunder, such Refinancing Indebtedness is secured by a Lien on the Collateral that is pari passu with or junior to the Lien on the Collateral securing the Obligations hereunder to the same extent as such Indebtedness, and a Senior Representative of such Refinancing Indebtedness acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the Pari Passu Intercreditor Agreement or the Junior Intercreditor Agreement, as applicable; and

(C)             shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of Borrower or a Guarantor, or (y) Indebtedness of Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

(xvi)           Indebtedness, Disqualified Stock or Preferred Stock of (A) Borrower or any Restricted Subsidiary incurred to finance an acquisition or (B) Persons that are acquired by Borrower or any Restricted Subsidiary or are merged, consolidated or amalgamated with or into Borrower or any Restricted Subsidiary in accordance with the terms of this Agreement (so long as such Indebtedness is not incurred in contemplation of such acquisition, merger, consolidation or amalgamation); provided that after giving effect to such acquisition or merger, consolidation or amalgamation, either:

(A)            Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.1(a); or

(B)             the Fixed Charge Coverage Ratio of Borrower would be no less than immediately prior to such acquisition or merger, consolidation or amalgamation;

provided, that the amount of Indebtedness, Disqualified Stock and Preferred Stock that may be Incurred or issued, as applicable, pursuant to clause (xvi)(A) by Restricted Subsidiaries that are not Guarantors, together with all Indebtedness, Disqualified Stock or Preferred Stock Incurred by Restricted Subsidiaries that are not Guarantors pursuant the first paragraph of this covenant or clause (xii) above, together with any Refinancing Indebtedness of Restricted Subsidiaries that are not Guarantors incurred in respect thereof, shall not exceed, in the aggregate, the greater of $820 million and 60% of Consolidated EBITDA (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(xvii)          [reserved];

(xviii)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(xix)            Indebtedness of Borrower or any Restricted Subsidiary supported by a letter of credit (including any Letter of Credit) or bank guarantee, in a principal amount not in excess of the stated amount of such letter of credit;

(xx)            Indebtedness of Restricted Subsidiaries of Borrower that are not Guarantors not to exceed at any one time outstanding (together with any Refinancing Indebtedness of Restricted Subsidiaries that are not Guarantors incurred in respect thereof pursuant to clause (xv) above) the greater of $410 million or 30% of Consolidated EBITDA as of the date on which such Indebtedness is Incurred (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(xxi)            Indebtedness of Borrower or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxii)           Indebtedness consisting of Indebtedness of Borrower or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Borrower or any direct or indirect parent of Borrower to the extent described in Section 7.2(b)(iv);

(xxiii)          Indebtedness in respect of obligations of Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Obligations; and

(xxiv)           Indebtedness under asset-level financings, Capitalized Lease Obligations and purchase money indebtedness incurred by any Foreign Subsidiary of Borrower, in each case in the ordinary course of business consistent with past practice; provided that the amount of Indebtedness outstanding under this Section 7.1(b)(xxiv), together with any Refinancing Indebtedness in respect thereof incurred pursuant to Section 7.1(b)(xv) shall not exceed, in the aggregate, the greater of $1,200 million and 75% of Consolidated EBITDA (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount).

(c)            For purposes of determining compliance with this Section 7.1:

(i)               in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (i) through (xxiv) of Section 7.1(b) above or is entitled to be Incurred pursuant to Section 7.1(a), then Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 7.1; provided that Indebtedness outstanding under the Term Loan Credit Agreement shall be incurred under clause (i) of Section 7.1(b) above and may not be reclassified and Indebtedness outstanding under the Bilateral Credit Agreement and the Senior Notes Documents shall be incurred under clause (ii) of Section 7.1(b) above and may not be reclassified; and

(ii)              at the time of incurrence, Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the categories of Indebtedness described in Section 7.1(a) or (i) through (xxiv) of Section 7.1(b) (or any portion thereof) without giving pro forma effect to the Indebtedness Incurred pursuant to any other clause or paragraph of Section 7.1(a) (or any portion thereof) when calculating the amount of Indebtedness that may be Incurred pursuant to any such clause or paragraph (or any portion thereof).

(iii)             in connection with the Incurrence (including with respect to any Incurrence on a revolving basis pursuant to a revolving loan commitment) of any Indebtedness under Section 7.1(a), clause (i) of Section 7.1(b) or clause (xvi) of Section 7.1(b), Borrower or the applicable Restricted Subsidiary may, by notice to Agent at any time prior to the actual Incurrence of such Indebtedness designate such Incurrence as having occurred on the date of such prior notice, and any related subsequent actual Incurrence will be deemed for all purposes under this Agreement to have been Incurred on the date of such prior notice until such date as such notice is withdrawn.

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 7.1. Guaranties of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 7.1.

For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt. However, if the Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, the Dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced.

Notwithstanding any other provision of this Section 7.1, the maximum amount of Indebtedness that Borrower and the Restricted Subsidiaries may Incur pursuant to this Section 7.1 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the respective Indebtedness is denominated that is in effect on the date of the refinancing.

Notwithstanding any other provision of this Section 7.1, from and after the occurrence of a Fall-Away Event (i) this Section 7.1 shall only limit Indebtedness (including for the avoidance of doubt, guarantees of Indebtedness) incurred from time to time by Restricted Subsidiaries of Borrower and not the incurrence of Indebtedness by Borrower and (ii) the aggregate amount of Indebtedness outstanding that may be incurred by any Restricted Subsidiary (including, for the avoidance of doubt but without duplication, any guarantees of Indebtedness) pursuant to Sections 7.1(a), 7.1(b)(i) (solely to the extent the Term Credit Agreement is guaranteed by any Restricted Subsidiary), 7.1(b)(ii)(y) (solely to the extent the Bilateral Credit Facility is guaranteed by any Restricted Subsidiary), 7.1(b)(ii)(z) (solely to the extent the Indebtedness under the Senior Notes Documents are guaranteed by any Restricted Subsidiary), 7.1(b)(xii), 7.1(b)(xiv) (to the extent related to any clause referenced in this clause (ii)), 7.1(b)(xv) (to the extent related to Indebtedness incurred in reliance on any clause referenced in this clause (ii), but without duplication thereof), 7.1(xvi), 7.1(b)(xx) and any Permitted Refinancings thereof (collectively, the “Structurally Senior Debt”), together with the outstanding aggregate principal amount of Indebtedness secured by Permitted Liens incurred pursuant to clause (41) of the definition thereof, shall not exceed 15.0% of Consolidated Net Tangible Assets.

7.2            Limitation on Restricted Payments.

(a)            Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly:

(i)               declare or pay any dividend or make any distribution on account of any of Borrower’s or any of the Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving Borrower (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of Borrower; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii)              purchase or otherwise acquire or retire for value any Equity Interests of Borrower or any direct or indirect parent of Borrower;

(iii)             make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of Borrower, or any Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (vii) and (ix) of Section 7.1(b)); or

(iv)            make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A)            no Default shall have occurred and be continuing or would occur as a consequence thereof;

(B)             immediately after giving effect to such transaction on a pro forma basis, Borrower could Incur $1.00 of additional Indebtedness under Section 7.1(a); and

(C)             such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Borrower and the Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clauses (vi)(C), (viii) and, solely to the extent provided therein, (xviii) of Section 7.2(b), but excluding all other Restricted Payments permitted by Section 7.2(b)), is less than the amount equal to the Cumulative Credit.

(b)            The provisions of Section 7.2(a) shall not prohibit:

(i)               the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof, if at the date of declaration or the giving of notice of such irrevocable redemption, as applicable, such payment would have complied with the provisions of this Agreement;

(ii)              the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of Borrower, any direct or indirect parent of Borrower or any Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of Borrower or any direct or indirect parent of Borrower or contributions to the equity capital of Borrower (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of Borrower or any Cure Amount) (collectively, including any such contributions, “Refunding Capital Stock”);

(A)             the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of Borrower) of Refunding Capital Stock; and

(B)              if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) of this Section 7.2(b) and not made pursuant to clause (ii)(B), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(iii)             the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of Borrower or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of Borrower or a Guarantor, which is Incurred in accordance with Section 7.1 so long as:

(A)             the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, plus any tender premiums, plus any defeasance costs, fees and expenses incurred in connection therewith);

(B)             such Indebtedness is subordinated to the Loans or the related Guaranty of such Guarantor, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value;

(C)             such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the last maturity date of any Loans then outstanding; and

(D)             such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the last maturity date of any Loans then outstanding were instead due on such date;

(iv)             a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of Borrower or any direct or indirect parent of Borrower held by any future, present or former employee, director, officer or consultant of Borrower or any Subsidiary of Borrower or any direct or indirect parent of Borrower pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed $45 million in any calendar year, with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years up to a maximum of $60 million in any calendar year; provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A)             the cash proceeds received by Borrower or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of Borrower or any direct or indirect parent of Borrower (to the extent contributed to Borrower) to employees, directors, officers or consultants of Borrower and the Restricted Subsidiaries or any direct or indirect parent of Borrower that occurs after the Closing Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 7.2(b)(viii)), plus

(B)              the cash proceeds of key man life insurance policies received by Borrower or any direct or indirect parent of Borrower (to the extent contributed to Borrower) or the Restricted Subsidiaries after the Closing Date;

provided that Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year; and provided, further, that cancellation of Indebtedness owing to Borrower or any Restricted Subsidiary from any present or former employees, directors, officers or consultants of Borrower, any Restricted Subsidiary or the direct or indirect parents of Borrower in connection with a repurchase of Equity Interests of Borrower or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this Section 7.2 or any other provision of this Agreement;

(v)              the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of Borrower or any Restricted Subsidiary issued or incurred in accordance with Section 7.1;

(vi)             (A) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Closing Date; (B) a Restricted Payment to any direct or indirect parent of Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of Borrower issued after the Closing Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (B) does not exceed the net cash proceeds actually received by Borrower from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Closing Date; and (C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 7.2(b)(ii); provided, however, in the case of each of clauses (A) and (B) above of this clause (vi), that for the most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions and treating such Designated Preferred Stock as Indebtedness for borrowed money for such purpose) on a pro forma basis (including a pro forma application of the net proceeds therefrom), Borrower would have had a Fixed Charge Coverage Ratio no less than 2.00 to 1.00;

(vii)            Investments in joint ventures and Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by Borrower), taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed the sum of (a) the greater of $275 million and 20% of Consolidated EBITDA as of the date of such Investment and (b) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (vii) is made in any Person that is not Borrower or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes Borrower or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) of the definition of Permitted Investments and shall cease to have been made pursuant to this clause (vii) for so long as such Person continues to be Borrower or a Restricted Subsidiary;

(viii)           Restricted Payments that are made with (or in an aggregate amount that does not exceed the aggregate amount of) Excluded Contributions;

(ix)              other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (ix) that are at that time outstanding, not to exceed the greater of $750 million and 55% of Consolidated EBITDA as of the date such Restricted Payment is made;

(x)               the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(xi)             with respect to any taxable period for which Borrower and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar income tax group for U.S. federal and/or applicable state or local income tax purposes of which a direct or indirect parent of Borrower is the common parent (a “Tax Group”), distributions (“Tax Distributions”) to any direct or indirect parent of Borrower to pay the portion of the taxes of such Tax Group attributable to the income of Borrower and/or its applicable Subsidiaries in an amount not to exceed the amount of any U.S. federal, state and/or local income taxes (as applicable) that Borrower and/or its applicable Subsidiaries would have paid for such taxable period had Borrower and/or its applicable Subsidiaries been a stand-alone corporate taxpayer or a stand-alone corporate group with respect to such taxes; provided that distributions attributable to the income of any Unrestricted Subsidiary shall be permitted only to the extent that such Unrestricted Subsidiary made distributions to Borrower or any Restricted Subsidiary for such purpose;

(xii)            any Restricted Payment, if applicable:

(A)             in amounts required for any direct or indirect parent of Borrower to pay fees and expenses (including franchise or similar Taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of Borrower and general corporate operating and overhead expenses of any direct or indirect parent of Borrower, in each case, to the extent such fees and expenses are attributable to the ownership or operation of Borrower, if applicable, and its Subsidiaries;

(B)              [reserved]; and

(C)              in amounts required for any direct or indirect parent of Borrower to pay fees and expenses related to any equity or debt offering of such parent (whether or not successful);

(xiii)            repurchases of Equity Interests that occur or are deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(xiv)           purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing and the payment or distribution of Securitization Fees;

(xv)            Restricted Payments by Borrower or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(xvi)           the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions similar to those described in Section 7.4 or in connection with customary change of control offers; provided that if such transaction constitutes a Change of Control, all Loans shall have been repaid in full (or the Change of Control Event of Default shall have been waived);

(xvii)          payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of Borrower and the Restricted Subsidiaries, taken as a whole, that complies with Section 7.8; provided that if such consolidation, amalgamation, merger or transfer of assets constitutes a Change of Control, all Loans shall have been repaid in full (or the Change of Control Event of Default shall have been waived); and

(xviii)         other Restricted Payments; provided that the Consolidated Secured Net Leverage Ratio of Borrower for the most recently ended four full Fiscal Quarters for which internal financial statements are available, determined on a pro forma basis, is less than 2.00 to 1.00; provided, further, that any Restricted Payments made in reliance on this clause (xviii) shall reduce the Cumulative Credit in an amount equal to the amount of such Restricted Payment but the Cumulative Credit shall not be reduced below zero as a result thereof;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (vi)(B), (vii), (ix), (x) and (xviii) of this Section 7.2(b), no Default shall have occurred and be continuing or would occur as a consequence thereof (provided, however, that Borrower may make regularly-scheduled dividend payments on its existing Series A Preferred Stock in accordance with the terms thereof pursuant to Section 7.2(ix), regardless of whether any Default has occurred or is continuing or would occur as a consequence thereof); provided, further, that any Restricted Payments made with property other than cash shall be calculated using the Fair Market Value (as determined in good faith by Borrower) of such property.

(c)            As of the Closing Date, all of the Subsidiaries of Borrower will be Restricted Subsidiaries. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Borrower and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

This Section 7.2 shall not apply from and after the occurrence of a Fall-Away Event.

7.3            Dividend and Other Payment Restrictions Affecting Subsidiaries. Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or consensual restriction which prohibits or limits the ability of any Restricted Subsidiary to:

(a)            pay dividends or make any other distributions to Borrower or any Restricted Subsidiary (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or

(b)            make loans or advances to Borrower or any Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary;

except in each case for such encumbrances or restrictions existing under or by reason of:

(i)               (i) contractual encumbrances or restrictions in effect on the Closing Date (including encumbrances or restrictions imposed on Con-way and any Subsidiary thereof which is a Restricted Subsidiary, including pursuant to the Con-way Existing Indebtedness) and (ii) contractual encumbrances or restrictions pursuant to this Agreement, the other Loan Documents, the Term Loan Credit Agreement (and all guarantee, security and other documents relating thereto), the Bilateral Credit Agreement and, in each case, similar contractual encumbrances effected by any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of such agreements or instruments;

(ii)              the Senior Notes Documents or the guarantees thereunder;

(iii)            applicable law or any applicable rule, regulation or order;

(iv)            any agreement or other instrument of a Person acquired by Borrower or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(v)             contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

(vi)            Secured Indebtedness otherwise permitted to be Incurred pursuant to Section 7.1 and Section 7.7 that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(vii)            restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(viii)           customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(ix)             purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business;

(x)              customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;

(xi)             any encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license (including without limitation, licenses of intellectual property) or other contracts;

(xii)            any encumbrance or restriction of a Securitization Subsidiary effected in connection with a Qualified Securitization Financing; provided, however, that such restrictions apply only to such Securitization Subsidiary;

(xiii)           other Indebtedness, Disqualified Stock or Preferred Stock (a) of Borrower or any Restricted Subsidiary that is a Guarantor or a Foreign Subsidiary or (b) of any Restricted Subsidiary that is not a Guarantor or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect Borrower’s or any Guarantor’s ability to make anticipated principal or interest payments on the Loans (as determined in good faith by Borrower), provided that in the case of each of clauses (a) and (b), such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Closing Date pursuant to Section 7.1;

(xiv)           any Restricted Investment not prohibited by Section 7.2 and any Permitted Investment; or

(xv)            any encumbrances or restrictions of the type referred to in Section 7.3(a) or (b) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiv) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 7.3, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to Borrower or a Restricted Subsidiary to other Indebtedness Incurred by Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

This Section 7.3 shall not apply from and after the occurrence of a Fall-Away Event.

7.4            Asset Sales.

(a)            Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) Borrower or any Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by Borrower) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by Borrower or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(i)               any liabilities (as shown on Borrower’s or a Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of Borrower or a Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Loans or any Guaranty) that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee,

(ii)              any notes or other obligations or other securities or assets received by Borrower or such Restricted Subsidiary from such transferee that are converted by Borrower or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received),

(iii)             Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that Borrower and each other Restricted Subsidiary are released from any guarantee of payment of such Indebtedness in connection with the Asset Sale,

(iv)            consideration consisting of Indebtedness of Borrower (other than Subordinated Indebtedness) received after the Closing Date from Persons who are not Borrower or any Restricted Subsidiary, and

(v)              any Designated Non-cash Consideration received by Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by Borrower), taken together with all other Designated Non-cash Consideration received pursuant to this Section 7.4(a)(v) that is at that time outstanding, not to exceed the greater of $400 million and 25% of Consolidated EBITDA at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be Cash Equivalents for the purposes of this Section 7.4(a).

This Section 7.4 shall not apply from and after the occurrence of a Fall-Away Event.

7.5            Transactions with Affiliates.

(a)            Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $80 million, unless:

(i)              such Affiliate Transaction is on terms that are not materially less favorable to Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by Borrower or such Restricted Subsidiary with an unrelated Person; and

(ii)              with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $112.5 million, Borrower delivers to Agent a resolution adopted in good faith by the majority of the Board of Directors of Borrower, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b)            The provisions of Section 7.5(a) shall not apply to the following:

(i)               transactions between or among Borrower and/or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of Borrower and any direct parent of Borrower; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of Borrower and such merger, consolidation or amalgamation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(ii)              Restricted Payments permitted by Section 7.2 and Permitted Investments;

(iii)             the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Borrower, any Restricted Subsidiary, or any direct or indirect parent of Borrower;

(iv)            transactions in which Borrower or any Restricted Subsidiary, as the case may be, delivers to Agent a letter from an Independent Financial Advisor stating that such transaction is fair to Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of Section 7.5(a);

(v)             payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of Borrower in good faith;

(vi)            any agreement as in effect as of the Closing Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date) or any transaction contemplated thereby as determined in good faith by Borrower;

(vii)            the existence of, or the performance by Borrower or any Restricted Subsidiary of its obligations under the terms of any stockholders or limited liability Borrower agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date, and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by Borrower or any Restricted Subsidiary of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Closing Date shall only be permitted by this clause (vii) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the Lenders in any material respect than the original transaction, agreement or arrangement as in effect on the Closing Date;

(viii)           (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to Borrower and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(ix)             any transaction effected as part of a Qualified Securitization Financing;

(x)              the issuance of Equity Interests (other than Disqualified Stock) of Borrower to any Person;

(xi)             the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, management equity plans, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Borrower or the Board of Directors of any direct or indirect parent of Borrower, or the Board of Directors of a Restricted Subsidiary, as applicable, in good faith;

(xii)            the entering into of any tax sharing agreement or arrangement that complies with Sections 7.2(b)(xi) and 7.2(b)(xii) and the performance under any such agreement or arrangement;

(xiii)           any contribution to the capital of Borrower;

(xiv)           transactions permitted by, and complying with, Section 7.8;

(xv)            transactions between Borrower or any Restricted Subsidiary and any Person, a director of which is also a director of Borrower or any direct or indirect parent of Borrower; provided, however, that such director abstains from voting as a director of Borrower or such direct or indirect parent of Borrower, as the case may be, on any matter involving such other Person;

(xvi)           pledges of Equity Interests of Unrestricted Subsidiaries;

(xvii)           the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(xviii)         any employment agreements entered into by Borrower or any Restricted Subsidiary in the ordinary course of business;

(xix)            transactions undertaken in good faith (as determined by a Financial Officer of Borrower) for the purpose of improving the consolidated tax efficiency of Borrower and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement; and

(xx)             non-exclusive Licenses of Intellectual Property to or among Borrower, its Restricted Subsidiaries and their Affiliates.

This Section 7.5 shall not apply from and after the occurrence of a Fall-Away Event.

7.6            [Reserved].

7.7            Liens.

(a)            Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien securing Indebtedness of Borrower or any Restricted Subsidiary, other than Permitted Liens, on any asset or property of Borrower or such Restricted Subsidiary.

(b)            Notwithstanding anything herein to the contrary, prior to the occurrence of a Fall-Away Event, Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien securing Indebtedness for borrowed money in excess of $100,000,000 on any Excluded Principal Property owned by any Credit Party without effectively providing that the Loans outstanding at such time (together with, if Borrower shall so determine, any other Indebtedness for borrowed money of Borrower or such Restricted Subsidiary existing at such time or thereafter created that is not subordinate to the Loans) shall be secured by Liens on such Excluded Principal Property (as and to the extent such assets would otherwise constitute Collateral were they not an Excluded Principal Property) on a pari passu basis with, or on a senior basis to, such secured Indebtedness for borrowed money, so long as such secured Indebtedness for borrowed money shall be so secured (and, for the avoidance of doubt, the Loans shall no longer be required to be secured by Liens on any such Excluded Principal Property at any time that such Excluded Principal Property ceases to be subject to Liens securing Indebtedness for borrowed money in excess of $100,000,000).

(c)            For purposes of determining compliance with this Section 7.7, (i) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (ii) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 7.7(a), Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” and, in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being Incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be Incurred pursuant to any other clause or paragraph. Notwithstanding the foregoing, Liens securing the Term Loan Credit Agreement shall be incurred pursuant to paragraph (6)(B) of the definition of Permitted Liens and may not be reclassified.

(d)            With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of Borrower, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness.”

7.8            When Borrower and Guarantors May Merge or Transfer Assets.

(a)            Borrower may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not Borrower is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(i)               Borrower is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, or the District of Columbia (Borrower or such Person, as the case may be, being herein called the “Successor Company”); provided that in the event that the Successor Company is not a corporation, a co-obligor of the Loans is a corporation;

(ii)              the Successor Company (if other than Borrower) expressly assumes all the obligations of Borrower under the Loan Documents pursuant to joinder or other applicable documents or instruments (including Collateral Documents or supplements or joinders thereto) in form reasonably satisfactory to Agent;

(iii)             immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(iv)             prior to the occurrence of a Fall-Away Event, immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(A)             the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.1(a); or

(B)              the Fixed Charge Coverage Ratio of Borrower would be no less than such ratio immediately prior to such transaction;

(v)          prior to the occurrence of a Fall-Away Event, if Borrower is not the Successor Company, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental documentation confirmed that its Guaranty of the Obligations hereunder (and related grant of a security interest in the Collateral) shall apply to such Person’s obligations under the Loan Documents; and

(vi)             the Successor Company shall have delivered to Agent (x) information reasonably requested in writing by Agent (or any Lender through Agent) reasonably required by regulatory authorities under “know your customer” and anti-money laundering rules and regulations, (y) an Officer’s Certificate stating that such consolidation, merger, amalgamation or transfer and such supplemental documentation (if any) comply with this Agreement and (z) an Opinion of Counsel including customary organization, due execution, no conflicts and enforceability opinions to the extent reasonably requested by the Agent.

The Successor Company (if other than Borrower) will succeed to, and be substituted for, Borrower under this Agreement and the other Loan Documents, and in such event Borrower will automatically be released and discharged from its obligations under this Agreement and the other Loan Documents. Notwithstanding the foregoing clauses (iii) and (iv) of this Section 7.8(a), (A) any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to a Restricted Subsidiary, (B) any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to Borrower, and (C) Borrower may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating Borrower in another state of the United States or the District of Columbia (collectively, “Permitted Jurisdictions”) or may convert into a corporation, partnership or limited liability company, so long as the amount of Indebtedness of Borrower and the Restricted Subsidiaries is not increased thereby. This Section 7.8(a) will not apply to a sale, assignment, transfer, conveyance or other disposition of assets (other than a disposition of all or substantially all of Borrower’s properties and assets) between or among Borrower and the Restricted Subsidiaries.

(b)            Prior to the occurrence of a Fall-Away Event, subject to Section 13.10 hereof, no Guarantor shall, and Borrower shall not permit any such Guarantor to, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person, unless:

(i)               either (A) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a company, corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof or the District of Columbia (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”) and the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under this Agreement and the other Loan Documents or the Guaranty, as applicable, pursuant to supplemental documentation or other applicable documents or instruments (including Collateral Documents, or supplements or joinders thereto) in form reasonably satisfactory to Agent, or (B) such sale or disposition or consolidation, amalgamation or merger is not in violation of Section 7.4; and

(ii)              the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to Agent (x) an Officer’s Certificate stating that such consolidation, amalgamation, merger or transfer and such supplemental documentation (if any) comply with this Agreement and (y) an Opinion of Counsel including customary organization, due execution, no conflicts and enforceability opinions.

Except as otherwise provided in this Agreement, the Successor Guarantor (if other than such Guarantor) will succeed to, and be substituted for, such Guarantor under this Agreement and the other Loan Documents or the Guaranty, as applicable, and such Guarantor will automatically be released and discharged from its obligations under this Agreement and the other Loan Documents or its Guaranty. Notwithstanding the foregoing, (1) a Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in a Permitted Jurisdiction or may convert into a limited liability company, corporation, partnership or similar entity organized or existing under the laws of any Permitted Jurisdiction so long as the amount of Indebtedness of such Guarantor is not increased thereby and (2) a Guarantor may merge, amalgamate or consolidate with Borrower or another Guarantor.

In addition, notwithstanding the foregoing, a Guarantor may consolidate, amalgamate or merge with or into or wind up or convert into, liquidate, dissolve, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to Borrower or any Guarantor.

Notwithstanding the foregoing, in no event shall any Credit Party that is a Non-Con-way Subsidiary be merged, amalgamated or consolidated with or into, or transfer all or substantially all of its property or business to, a Con-way Subsidiary if such transaction would cause Equity Interests or any Principal Property owned by a Non-Con-way Subsidiary to become Excluded Principal Property, unless Borrower agrees that such property will not constitute Excluded Property.

 For the avoidance of doubt, this Section 7.8(b) shall not apply from and after the occurrence of a Fall-Away Event.

7.9            OFAC; Patriot Act. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to fail to comply in all material respects with the laws, regulations and executive orders referred to in Section 4.23 and Section 4.24.

7.10          Change of Fiscal Year. Borrower shall not change its Fiscal Year without prior notice to Agent, in which case, Borrower and Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

7.11          ERISA. No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur (i) an event that could result in the imposition of an ERISA Lien or (ii) an ERISA Event to the extent such ERISA Event or ERISA Lien, either alone or together with all such other ERISA Events, would reasonably be expected to have a Material Adverse Effect.

7.12          [Reserved].

7.13          Financial Covenants.

(a)            Prior to the occurrence of a Fall-Away Event, Borrower shall not permit the Consolidated Secured Net Leverage Ratio to be greater than 3.00:1.00 on and as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending on March 31, 2025); provided that, if Borrower or any of its Restricted Subsidiaries consummates an acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, which is permitted hereunder for which it has paid at least $400,000,000 in consideration (a “Qualifying Acquisition”), the maximum Consolidated Secured Net Leverage Ratio shall step up to no greater than 3.50:1.00 for the Fiscal Quarter during which such Qualifying Acquisition occurred and the immediately succeeding three Fiscal Quarters (such increase, a “Financial Covenant Step-Up”) and then shall be reduced to 3.00:1.00 thereafter (until such time as Borrower consummates another Qualifying Acquisition, at which time the maximum Consolidated Secured Net Leverage Ratio shall step up for another successive four Fiscal Quarters as set forth above, commencing with the Fiscal Quarter during which such other Qualifying Acquisition occurred); provided, that there shall only be two Financial Covenant Step-Ups during the term of the Revolving Credit Facility and there shall be at least two Fiscal Quarters where the Financial Covenant Step-Up is not in effect before it may be utilized again.

(b)            On and after the occurrence of a Fall-Away Event, Borrower shall not permit the Consolidated Total Net Leverage Ratio to be greater than 4.00:1.00 on and as of the last day of any Fiscal Quarter.

(c)            Borrower shall not permit the Interest Coverage Ratio to be less than 2.00:1.00 on and as of the last day of any Fiscal Quarter.

(d)            Financial Cure. Notwithstanding anything to the contrary contained in Section 9.1, in the event that the Credit Parties fail to comply with one or more covenants contained in Section 7.13 (the “Financial Performance Covenants”) with respect to any Fiscal Quarter, after the end of such Fiscal Quarter until the expiration of the 10th day subsequent to the date on which financial statements with respect to the Fiscal Quarter for which the Financial Performance Covenants are being measured are required to be delivered pursuant to Section 5.1(b) or (c), one or more investors shall have the right to make a Specified Equity Contribution to Borrower (collectively, the “Cure Right”), and upon the receipt by Borrower of cash (the “Cure Amount”) pursuant to the exercise by one or more investors of such Cure Right (and so long as such Cure Amount is actually received by Borrower no later than 10 days after the date on which financial statements with respect to the Fiscal Quarter for which the Financial Performance Covenants are being measured are required to be delivered pursuant to Section 5.1(b), and (c) upon notice from Borrower to Agent as to the Fiscal Quarter with respect to which such Cure Amount is made), then the Financial Performance Covenants shall be recalculated giving effect to the following pro forma adjustments (but without regard to any reduction in Indebtedness made with all or any portion of such Cure Amount or any portion of the Cure Amount on the balance sheet of Borrower and its Restricted Subsidiaries, and without netting the proceeds of the Cure Amount):

(i)           EBITDA shall be increased, solely for the purpose of measuring the Financial Performance Covenants and determining the existence of an Event of Default set forth in Section 9.1 resulting from a breach of one or more of the Financial Performance Covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount for such Fiscal Quarter and any four Fiscal Quarter period that contains such Fiscal Quarter; and

(ii)            if, after giving effect to the foregoing recalculations, the Credit Parties shall then be in compliance with the requirements of the Financial Performance Covenants, the Credit Parties shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and no breach or default of the Financial Performance Covenants shall have been deemed to have occurred for purposes of this Agreement.

Notwithstanding anything herein to the contrary, (i) in each four consecutive Fiscal Quarter period there shall be at least two Fiscal Quarters in which the Cure Right is not exercised, (ii) the Cure Amount shall be no greater than 100% of the amount required for purposes of complying with both of the Financial Performance Covenants, (iii) the Cure Right shall not be exercised more than five times during the term of this Agreement and (iv) no Specified Equity Contribution nor the proceeds thereof may be relied on for purposes of calculating any financial ratios (other than as applicable to the Financial Performance Covenants for purposes of increasing EBITDA as provided in the first paragraph of this Section 7.13(d)) or any available basket or thresholds under this Agreement and shall not result in any adjustment to any amounts or calculations other than the amount of the EBITDA to the extent provided in the first paragraph of this Section 7.13(d). From the date upon which the Credit Parties fail to comply with one of both of the Financial Performance Covenants until the date of exercise of the Cure Right (including receipt by Borrower of the Cure Amount), no Lender shall be under any obligation to make any Loans or advances hereunder and no L/C Issuer shall be obligated to issue any Letter of Credit hereunder.

As used herein, “Specified Equity Contribution” means any cash contribution to the common Capital Stock or preferred equity that is Qualified Capital Stock of Borrower.

8.            TERM

8.1            Termination. The financing arrangements contemplated hereby shall be in effect until the Termination Date.

8.2            Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent, L/C Issuers and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the termination of all of the Commitments hereunder. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent, L/C Issuers and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the payment obligations under Sections 2.13 and 2.14, and the indemnities contained in the Loan Documents shall survive the Termination Date.

8.3            Fall-Away Event. If on any date following the Closing Date, (i)(A) the Loans have Investment Grade Ratings from at least two of the Ratings Agencies and (B) Borrower has a “corporate family rating” (or comparable designation) that is an Investment Grade Rating from at least two of the Ratings Agencies and (ii) no Default has occurred and is continuing under this Agreement, then, from and after the later of such date and the date of delivery of an Officer’s Certificate certifying to the foregoing (such later date being deemed to be the “Fall-Away Event”), regardless of whether the conditions set forth in clauses (i) and (ii) in this Section 8.3 continue to be satisfied from time to time, Borrower and its Restricted Subsidiaries shall not be subject to Section 6.12, 7.1 (to the extent set forth in the last paragraph thereof), 7.2, 7.3, 7.4, 7.5, 7.8(a)(iv), 7.8(a)(v), 7.8(b) and Article 13 will have no further force and effect. Further, any obligations with respect to Intercreditor Agreements and maintaining a valid and perfected Lien on the Collateral or the Guaranty shall be of no further force and effect, including any Events of Default related thereto. Borrower shall provide Agent with notice of the Fall-Away Event following the occurrence thereof. Upon such notice, Agent shall deliver all documents as required pursuant to Section 10.11.

9.            DEFAULTS AND REMEDIES

9.1            Events of Default. The occurrence of any one or more of the following events constitute an “Event of Default”:

(a)            there is a default in any payment of interest or other amounts (other than principal or premium) on any Loans when due, and such default continues for a period of five Business Days; or

(b)            there is a default in the payment of principal or premium, if any, of any Loans or reimbursement obligations with respect to Letters of Credit, in each case, when due, upon declaration or otherwise; or

(c)            any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any certificate or document furnished pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished; or

(d)            default shall be made in the due observance or performance by Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 5.1(f), 6.1(a) (solely as to Borrower) or 6.15 or in Section 7; provided that, notwithstanding this clause (d) any breach of this Section 9.1(d) as a result of noncompliance with Section 7.13(a) is subject to cure as provided in Section 7.13(d) and no Default or Event of Default may arise under Section 7.13(a) until the 10th day after the date on which financial statements are required to be delivered for the relevant Fiscal Quarter under Section 5.1(b) or (c), as applicable (unless the Cure Right has previously been exercised an aggregate of five times over the life of this Agreement and/or the Cure Right has previously been exercised twice in the applicable four consecutive Fiscal Quarter period), and then only to the extent the Cure Amount has not been received on or prior to such date; or

(e)            default shall be made in the due observance or performance by Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (a), (b) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from Agent to Borrower (which notice shall also be given at the request of any Lender); or

(f)            (i) Borrower or any Restricted Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness for which the aggregate principal amount exceeds $140 million, when and as the same shall become due and payable, or (ii) Borrower or any Restricted Subsidiary shall breach or default any other material term of Indebtedness for which the aggregate principal amount exceeds $140 million beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity, provided that this clause (f)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(g)            Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:

(i)               commences a voluntary case; or

(ii)              consents to the entry of an order for relief against it in an involuntary case; or

(iii)             consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv)             makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency, or

(h)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)                is for relief against Borrower or any Significant Subsidiary in an involuntary case; or

(ii)              appoints a Custodian of Borrower or any Significant Subsidiary or for any substantial part of its property; or

(iii)             orders the winding up or liquidation of Borrower or any Significant Subsidiary; or

any similar relief is granted under any foreign laws and, in each case, the order or decree remains unstayed and in effect for 60 days; or

(i)            there is a failure by Borrower or any Restricted Subsidiary to pay final judgments aggregating in excess of $140 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days; or

(j)            any material provision of any Loan Document for any reason (other than due to (i) Agent’s failure to take or refrain from taking any action under its sole control or (ii) Agent’s loss of possessory Collateral that was in its possession or failure to file Uniform Commercial Code continuation statements) ceases to be in full force and effect (or any Credit Party shall challenge in writing the enforceability of any Loan Document or shall assert in writing that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or prior to a Fall-Away Event, any Loan Document ceases to create a valid and perfected security interest in any material portion of the Collateral purported to be covered thereby (subject to Permitted Liens and qualifications with respect to perfection set forth in this Agreement) having the priority contemplated by the Collateral Documents and the applicable Intercreditor Agreements, except to the extent that any such loss of perfection or priority results from the failure of Agent to maintain possession of certificates actually delivered to them representing securities pledged under the Collateral Documents or to file Code financing statements or continuation statements or other equivalent filings; or

(k)            a Change of Control shall have occurred; or

(l)            an ERISA Event shall have occurred that, when taken either alone or together with all other such ERISA Events then outstanding, would reasonably be expected to have a Material Adverse Effect.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

9.2            Remedies.

(a)            [Reserved].

(b)            If any Event of Default has occurred and is continuing, Agent may, and at the written request of the Requisite Lenders shall, take any or all of the following actions: (i) terminate the Commitments in full, and thereupon such Commitments shall terminate immediately along with the obligation of L/C Issuers to issue any Letter of Credit; (ii) declare all or any portion of the Obligations (other than Bank Products Obligations and Secured Hedging Obligations), including all or any portion of any Loan to be forthwith due and payable, and require that the L/C Exposure be cash collateralized in the manner set forth in Section 2.6, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Credit Party; or (iii) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code and any other applicable law of any jurisdiction; provided, that upon the occurrence of an Event of Default specified in Section 9.1(g) or Section 9.1(h), all Commitments shall be terminated and all of the Obligations (other than Bank Products Obligations and Secured Hedging Obligations) shall become immediately due and payable, and the obligation of Borrower to cash collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case, without declaration, notice or demand by any Person. Agent shall, as soon as reasonably practicable, provide to Borrower notice of any action taken pursuant to this Section 9.2(b) (but failure to provide such notice shall not impair the rights of Agent or the Lenders hereunder and shall not impose any liability upon Agent for not providing such notice).

9.3            Waiver by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives, to the fullest extent permitted by law (including for purposes of Article 13): (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent as Collateral on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws. Each Credit Party acknowledges that in the event such Credit Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement or any other Loan Document, any remedy of law may prove to be inadequate relief to Agent, the L/C Issuers and the Lenders; therefore, such Credit Party agrees, except as otherwise provided in this Agreement or by applicable law, that Agent, the L/C Issuers and the Lenders shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

10.            APPOINTMENT OF AGENT

10.1          Appointment of Agents. Wells Fargo, as Agent, is hereby appointed to act on behalf of all Lenders with respect to the administration of the Loans and the Commitments made to Borrower and to act as agent on behalf of all Lenders (including in their capacities as providers of Bank Products and as Hedge Banks) and L/C Issuers with respect to Collateral of the Credit Parties under this Agreement and the other Loan Documents. The provisions of this Section 10.1 are solely for the benefit of Agent, the Lenders and the L/C Issuers and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof (other than Sections 10.6 and 10.11). In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of the Lenders and L/C Issuers and does not assume or shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Agent shall not have any duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and no Agent shall have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender or any L/C Issuer. Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, nor shall they be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries that is communicated to or obtained by Agent or any of its Affiliates in any capacity. Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender or L/C Issuer for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.

If Agent shall request instructions from Requisite Lenders, all Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the reasonable opinion of Agent expose Agent to Environmental Liabilities, or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender or L/C Issuer shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

10.2          Agents’ Reliance, Etc. Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct or that of its Affiliates or their respective directors, officers, agents or employees as determined by a court of competent jurisdiction in a final and non-appealable judgment. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or L/C Issuer and shall not be responsible to any Lender or L/C Issuer for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender or L/C Issuer for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by fax, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties; and (g) shall be entitled to delegate any of its duties hereunder to one or more sub-agents.

Except for action requiring the approval of Requisite Lenders, all Lenders or all affected Lenders, as the case may be, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement, unless Agent shall have been instructed by Requisite Lenders, all Lenders or all affected Lenders, as the case may be, to exercise or refrain from exercising such rights or to take or refrain from taking such action. No Agent shall incur any liability to the Lenders or L/C Issuers under or in respect of this Agreement with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its own gross negligence, bad faith, material breach or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. No Agent shall be liable to any Lender in acting or refraining from acting under this Agreement in accordance with the instructions of Requisite Lenders, all Lenders or all affected Lenders, as the case may be, and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders.

10.3          Wells Fargo and Affiliates. With respect to its Commitments, Loans and L/C Exposure hereunder, Wells Fargo shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender”, “Lenders”, “L/C Issuer” or “L/C Issuers”, as the case may be, shall, unless otherwise expressly indicated, include Wells Fargo in its individual capacity. Wells Fargo and each of its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if Wells Fargo were not Agent and without any duty to account therefor to Lenders or L/C Issuers. Wells Fargo and each of its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

10.4          Lender Credit Decision. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon Agent or any other Lender or L/C Issuer and based on the Financial Statements referred to in Section 4.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon Agent or any other Lender or L/C Issuer and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender and L/C Issuer acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest. Each Lender and L/C Issuer acknowledges the potential conflict of interest between Wells Fargo, as a Lender, holding disproportionate interests in the Loans and Commitments, and Wells Fargo, as Agent.

10.5          Indemnification. Each Lender severally agrees to indemnify Agent (to the extent not reimbursed by Credit Parties and without limiting the obligations of Credit Parties hereunder) and each L/C Issuer, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent or any L/C Issuer in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent or any L/C Issuer in connection therewith in accordance with its Pro Rata Share (calculated, if all Commitments have been terminated on or prior to such date of calculation, by reference to the L/C Exposures then outstanding); provided, that no Lender shall be liable to Agent or any L/C Issuer for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s or any L/C Issuer’s gross negligence or willful misconduct of Agent or any L/C Issuer as determined by a court of competent jurisdiction in a final and non-appealable judgment. Without limiting the foregoing, each Lender severally agrees to reimburse Agent and each L/C Issuer promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent or any L/C Issuer in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent or L/C Issuer is not reimbursed for such expenses by Credit Parties.

10.6          Successor Agent. Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders and Borrower. Upon any such resignation, the Requisite Lenders (with the consent of Borrower, if no Event of Default specified in Section 9.1(a), Section 9.1(b), Section 9.1(g) or Section 9.1(h) has occurred and is continuing) shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank, financial institution or trust company. If no successor Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder, in each case, until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

10.7          Setoff and Sharing of Payments. (A) In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender and L/C Issuer is hereby authorized at any time or from time to time, without prior notice to any Credit Party or to any Person other than Agent, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account (other than Excluded Accounts (as defined in the Security Agreement)) of a Credit Party (regardless of whether such balances are then due to such Credit Party) and any other Indebtedness at any time held or owing by that Lender or L/C Issuer or that holder to or for the credit or for the account of a Credit Party against and on account of any of the Obligations that are not paid when due; provided that the Lender and/or L/C Issuer exercising such offset rights shall give notice thereof to the affected Credit Party promptly after exercising such rights. (B) Any Lender or L/C Issuer exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares (other than offset rights exercised by any Lender with respect to Sections 2.11, 2.13 or 2.14). Each Lender’s obligation under this Section 10.7 shall be in addition to and not in limitation of its obligations to purchase a participation in an amount equal to its Pro Rata Share of the L/C Exposure under Section 2.6. Each Credit Party agrees, to the fullest extent permitted by law and subject to the limitations set forth herein that any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations owed to it and may sell participations in such amounts so offset to other Lenders and holders. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender or L/C Issuer that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest. If a Defaulting Lender or Impacted Lender receives any such payment as described in this Section 10.7, such Lender shall turn over such payments to Agent in an amount that would satisfy the cash collateral requirements set forth in Section 2.6.

10.8          Availability of Lender’s Pro Rata Share; Return of Payments; Defaulting Lenders; Dissemination of Information; Actions in Concert.

(a)             [Reserved].

(b)            Availability of Lender’s Pro Rata Share. Agent may assume that each Lender will make its Pro Rata Share of each Revolving Credit Loan available to Agent on each funding date unless Agent has received prior written notice from such Lender that it does not intend to make its Pro Rata Share of a Loan because all or any of the conditions set forth in Section 3.2 have not been satisfied. If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower and Borrower shall repay such amount to Agent within three (3) Business Days of such demand. Nothing in this Section 10.8(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder. Unless Agent has received prior written notice from a Lender that it does not intend to make its Pro Rata Share of each Loan available to Agent because all or any of the conditions set forth in Section 3.2 have not been satisfied to the extent that Agent advances funds to Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Loan is made, Agent shall be entitled to retain for its account all interest accrued on such Loan until reimbursed by such Lender.

(c)            [Reserved].

(d)            Defaulting Lenders. The failure of any Defaulting Lender to make any Loan, reimbursement of any payment or disbursement made on any Letter of Credit or any payment required by it hereunder or to purchase any participation in any Letter of Credit to be made or purchased by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Loan or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Defaulting Lender to make a Loan, purchase a participation or make any other payment required hereunder subject to the reallocation provisions in Sections 2.6(b)(i). Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Loans and Commitments, included in the determination of “Requisite Lenders” or “Lenders directly affected” hereunder) for any voting or consent rights under or with respect to any Loan Document except with respect to any amendment, modification or consent described in Section 12.2(c)(i)–(iv) that directly affects such Defaulting Lender. Moreover, for the purposes of determining Requisite Lenders, the Loans and Commitments held by any Defaulting Lender shall be excluded from the total Loans and Commitments outstanding. At Borrower’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s reasonable consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Defaulting Lender, and each Defaulting Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Commitments of that Defaulting Lender for an amount equal to the principal balance of all Loans held by such Defaulting Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement; provided, however, that any such assignment shall require the consent of each L/C Issuer (such consent not to be unreasonably withheld, conditioned or delayed) if such assignment is to a Person that is not a Lender. In the event that a Defaulting Lender does not execute an Assignment Agreement pursuant to Section 11.1 within five (5) Business Days after receipt by such Defaulting Lender of notice of replacement pursuant to this Section 10.8(d) and presentation to such Defaulting Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 10.8(d), Agent shall be entitled (but not obligated) to execute such an Assignment Agreement on behalf of such Defaulting Lender, and any such Assignment Agreement so executed by the replacement Lender and Agent, shall be effective for purposes of this Section 10.8(d) and Section 11.1.

(e)            Dissemination of Information. Agent shall not be required to deliver to any Lender or L/C Issuer originals or copies of any documents, instruments, notices, communications or other information received by Agent from any Credit Party, any Subsidiary, any Lender, any L/C Issuer or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided for in this Agreement or any other Loan Document, and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Agent at the time of receipt of such request and then only in accordance with such specific request.

10.9            Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (other than exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders; provided, however, that subject to the Intercreditor Agreements, (i) each Lender shall be entitled to file a proof of claim in any proceeding under any Insolvency Law to the extent that such Lender disagrees with Agent’s composite proof of claim filed on behalf of all Lenders, (ii) each Lender shall be entitled to vote its claim with respect to any plan of reorganization in any proceeding under any Insolvency Law and (iii) each Lender shall be entitled to pursue its deficiency claim after liquidation of all or substantially all of the Collateral and application of the proceeds therefrom.

10.10        Procedures. Agent is hereby authorized by each Credit Party and each other Person to whom any Obligations hereunder are owed to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and Commitments and other matters incidental thereto. Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion on, E-Systems. The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete in all material respects except as expressly noted in such communication or otherwise on such E-System.

10.11        Collateral Matters.

(a)            Lenders hereby irrevocably authorize and direct Agent to release Liens upon any Collateral (and any such Liens shall be automatically released), without further action by Agent or any other Person, (i) upon the Termination Date; (ii) in respect of property of any Subsidiary being sold or disposed of or transferred (including property owned by any Subsidiary being sold or disposed of or transferred) if the sale or disposition or transfer is made in compliance with this Agreement and the Loan Documents (or otherwise is not prohibited) (and Agent may, in its discretion, request, and rely conclusively without further inquiry on, a certificate from Borrower certifying as such prior to Agent taking any action to evidence such release) or such sale or disposition is approved by the Requisite Lenders (or such greater number of Lenders as may be required under Section 12.2); (iii) to the extent the applicable Collateral is or becomes Excluded Property and/or Excluded Principal Property; (iv) to the extent the applicable Collateral constitutes property leased to Credit Parties under a lease which has expired or been terminated in a transaction permitted under this Agreement; (v) to the extent the Credit Party owning such Collateral is released from its Obligations hereunder (pursuant to Section 13.10 or otherwise); (vi) as required by the terms of any Intercreditor Agreement; or (vii) upon the occurrence of a Fall-Away Event. Upon request by Agent or Borrower at any time, Lenders will confirm in writing Agent’s authority to release any Lien upon particular types or items of Collateral pursuant to this Section 10.11. In addition, the Lenders hereby authorize Agent, to subordinate any Lien granted to or held by Agent upon any Collateral to any Lien on such asset permitted pursuant to paragraph (6)(B) of the definition of Permitted Lien. In addition, the Guaranty of the Obligations by, and the liens on the assets of, any Restricted Subsidiary which is designated as an Unrestricted Subsidiary will automatically be terminated and released at the time of such designation.

(b)            Promptly, and in any event not later than five (5) Business Days’ following written request by Borrower, Agent shall (and is hereby irrevocably authorized and directed by Lenders to) execute such documents as may be necessary to evidence the release (or subordination) of its Liens upon Collateral as contemplated by Section 10.11(a); provided, however, that (i) Agent shall be fully protected in relying on such certification by Borrower (and shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty contained therein) and any execution and delivery of such requested documentation shall be without recourse or warranty to Agent (other than Agent’s authority to execute and deliver such documents) and (ii) such release shall not in any manner discharge, affect or impair the Obligations hereunder or any Liens (other than those expressly being released) upon (or obligations of Credit Parties in respect of) all interests retained by Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral to the extent contemplated by the Collateral Documents.

10.12        Additional Agents. None of the Lenders or other entities identified on the facing page of this Agreement as a “arranger”, “bookrunner”, “global coordinator” or “co-syndication agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document other than those applicable to all Lenders as such. No Agent, Lender, “arranger”, “bookrunner”, “global coordinator” or “co-syndication agent” has any fiduciary relationship with or duty to any Credit Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Agent and Lenders, on one hand, and the Credit Parties, on the other hand, in connection herewith or with such other Loan Documents is solely that of debtor and creditor. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any other Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other entities so identified in deciding to enter into this Agreement or any other Loan Document or in taking or not taking action hereunder or thereunder. If necessary or appropriate Agent may appoint a Person to serve as separate collateral agent under any Loan Document. Each right and remedy intended to be available to Agent under the Loan Document shall also be vested in Agent. The Lenders shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If such Person appointed by Agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of Agent, to the extent permitted by applicable law, shall vest in and be exercised by Agent until appointment of a new agent.

10.13         Distribution of Materials to Lenders and L/C Issuers.

(a)            Borrower acknowledges and agrees that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, Borrower hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available to, the Lenders and L/C Issuers by posting such Borrower Materials on an E-System (the “Borrower Workspace”). Borrower authorizes Agent to download copies of its logos from its website and post copies thereof on Borrower Workspace. Borrower hereby acknowledge that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive MNPI) (each, a “Public Lender”). Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Agent and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive, confidential and proprietary) with respect to Borrower, its Subsidiaries or their securities for purposes of United States federal and state securities laws, (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of Borrower Workspace designated “Public Investor”, and (iv) Agent shall be entitled to treat Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of Borrower Workspace not designated “Public Investor.”

(b)            Each Lender and L/C Issuer represents, warrants, acknowledges and agrees that (i) Borrower Materials may contain MNPI concerning Borrower, its Affiliates or their securities, (ii) it has developed compliance policies and procedures regarding the handling and use of MNPI, and (iii) it shall use all such Borrower Materials in accordance with Section 12.8 and any applicable laws and regulations, including federal and state securities laws and regulations.

(c)             If any Lender or L/C Issuer has elected to abstain from receiving MNPI concerning Borrower, their Affiliates or their securities, such Lender or L/C Issuer acknowledges that, notwithstanding such election, Agent and/or Borrower will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the credit facilities, including this Agreement and the other Loan Documents, to the credit contact(s) identified for receipt of such information on the Lender’s or L/C Issuer’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s or L/C Issuer’s compliance policies and Contractual Obligations and applicable law, including federal and state securities laws; provided that if such contact is not so identified in such questionnaire, the relevant Lender or L/C Issuer hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agent and Borrower upon oral or written request therefor by Agent or Borrower. Notwithstanding such Lender’s or L/C Issuer’s election to abstain from receiving MNPI, such Lender or L/C Issuer acknowledges that if such Lender or L/C Issuer chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning Borrower, its Affiliates or their securities.

10.14         Agent. Notwithstanding anything to the contrary set forth in this Agreement, all determinations of Agent under the Loan Documents shall be made by Agent.

10.15         Intercreditor Agreements. The Lenders, L/C Issuers and the other Secured Parties hereby irrevocably authorize and instruct Agent to, without any further consent of any Lender or any other Secured Party, enter into (or join, acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify (A)(i) any Pari Passu Intercreditor Agreement and any joinder thereto with the collateral agent or representative of the holders of Indebtedness secured by a Lien permitted hereunder and intended to be pari passu with the Liens on the Collateral securing the Obligations under this Agreement and (ii) any Junior Intercreditor Agreement with the collateral agent or representative of the holders of Indebtedness secured by a Lien permitted hereunder and intended to be junior to the Liens on the Collateral securing the Obligations under this Agreement (any of the foregoing, an “Intercreditor Agreement” and, collectively, the “Intercreditor Agreements”) and (B) any joinders to the Collateral Documents with the collateral agent or representative of the holders of Indebtedness secured by a Lien permitted hereunder and intended to be pari passu with the Liens on the Collateral securing the Obligations under this Agreement (collectively, the “Collateral Document Joinders”). The Lenders and the other Secured Parties irrevocably agree that (x) Agent may rely exclusively on a certificate of an Officer of Borrower as to whether the Liens governed by such Collateral Document Joinders and Intercreditor Agreements and the priority of such Liens as contemplated thereby are not prohibited and (y) any Intercreditor Agreement or Collateral Document Joinder entered into by Agent shall be binding on the Secured Parties, and each Lender and the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Intercreditor Agreement or Collateral Document Joinder (or the Collateral Documents as modified thereby). The foregoing provisions are intended as an inducement to any provider of any Indebtedness not prohibited by Section 7.1 hereof to extend credit to the Credit Parties and such persons are intended third-party beneficiaries of such provisions.

10.16        Certain ERISA Matters.

(a)            Each Lender and L/C Issuer (x) represents and warrants, as of the date such Person became a Lender or L/C Issuer, as applicable, party hereto, to, and (y) covenants, from the date such Person became a Lender or L/C Issuer, as applicable, party hereto to the date such Person ceases being a Lender or L/C Issuer, as applicable, party hereto, for the benefit of Agent and not, for the avoidance of doubt, to or for the benefit of Borrower or any Guarantor, that at least one of the following is and will be true:

(i)               such Lender or L/C Issuer is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, Commitments, Letters of Credit or this Agreement,

(ii)              the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s or L/C Issuer’s entrance into, participation in, administration of and performance of the Loans, Commitments, Letters of Credit and this Agreement,

(iii)              (A) such Lender or L/C Issuer, as applicable, is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender or L/C Issuer, as applicable, to enter into, participate in, administer and perform the Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender or L/C Issuer, as applicable, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s or L/C Issuer’s entrance into, participation in, administration of and performance of the Loans, Commitments, Letters of Credit and this Agreement, or

(iv)             such other representation, warranty and covenant as may be agreed in writing between Agent, in its sole discretion, and such Lender or L/C Issuer.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or L/C Issuer or (2) such Lender or L/C Issuer has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender or L/C Issuer further (x) represents and warrants, as of the date such Person became a Lender or L/C Issuer, as applicable, party hereto, to, and (y) covenants, from the date such Person became a Lender or L/C Issuer, as applicable, party hereto to the date such Person ceases being a Lender or L/C Issuer, as applicable, party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of Borrower or any Guarantor, that Agent is not a fiduciary with respect to the assets of such Lender or L/C Issuer, as applicable, involved in such Lender’s or L/C Issuer’s entrance into, participation in, administration of and performance of the Loans, Commitments, Letters of Credit and this Agreement (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

10.17        Erroneous Payments.

(a)            If Agent (x) notifies a Lender, L/C Issuer or a Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or a Secured Party (any such Lender, L/C Issuer or Secured Party or other recipient (and each of their respective successors and assigns), but for the avoidance of doubt excluding Borrower and its Subsidiaries, a “Payment Recipient”) that Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from Agent) received by such Payment Recipient from Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Agent pending its return or repayment as contemplated below in this Section 10.17 and held in trust for the benefit of Agent, and such Lender, L/C Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as Agent may, in its sole discretion, specify in writing), return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting the immediately preceding clause (a), each Lender, L/C Issuer, Secured Party or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates), or (z) that such Lender, L/C Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)               it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)              such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Agent pursuant to this Section 10.17(b).

(c)            Each Lender, L/C Issuer or Secured Party hereby authorizes Agent to set off, net and apply any and all amounts at any time owing to such Lender, L/C Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by Agent to such Lender, L/C Issuer or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that Agent has demanded to be returned under clause (a) above.

(d)            In the event that an Erroneous Payment (or portion thereof) is not recovered by Agent from any Payment Recipient for any reason, after demand therefor in accordance with clause (a) above, from any Lender or L/C Issuer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Agent’s notice to such Lender or L/C Issuer at any time, Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, L/C Issuer or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency.

(e)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower or any other Credit Party; except, in each case, solely to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Agent from Borrower or any of its Subsidiaries for the purpose of making any payment hereunder that became subject to such Erroneous Payment.

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)            Each party’s obligations, agreements and waivers under this Section 10.17 shall survive the resignation or replacement of Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

10.18        Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer expressly acknowledges that none of the Administrative Agent, the Lead Arrangers, the Co-Syndication Agents or any of their respective Related Persons has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent, the Lead Arrangers, the Co-Syndication Agents or any of their respective Related Persons, including any consent to, and acceptance of any assignment or review of the affairs of Borrower and its Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent, the Lead Arrangers, the Co-Syndication Agents or any of their respective Related Persons to any Lender, any L/C Issuer or any other Secured Party as to any matter, including whether the Administrative Agent, the Lead Arrangers, the Co-Syndication Agents or any of their respective Related Persons have disclosed material information in their (or their respective Related Persons’) possession. Each Lender and each L/C Issuer expressly acknowledges, represents and warrants to the Administrative Agent, the Lead Arrangers and the Co-Syndication Agents that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of investing in the general performance or operations of Borrower and its Subsidiaries, or for the purpose of making, acquiring, purchasing or holding any other type of financial instrument such as a security, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon the Administrative Agent, the Lead Arrangers, the Co-Syndication Agents, any other Lender or any of their respective Related Persons and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of Borrower and its Subsidiaries, all applicable bank or other regulatory applicable laws relating to the Transactions and the transactions contemplated by this Agreement and the other Loan Documents and (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder. Each Lender and each L/C Issuer also acknowledges and agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Lead Arrangers, the Co-Syndication Agents or any other Lender or any of their respective Related Persons (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to Borrower and its Subsidiaries and (ii) it will not assert any claim under any federal or state securities law or otherwise in contravention of this Section 10.18.

11.            ASSIGNMENT AND PARTICIPATIONS; SUCCESSORS AND ASSIGNS

11.1          Assignment and Participations.

(a)            Subject to the terms of this Section 11.1, any Lender may make an assignment, or sell participations in, at any time or times, the Loan Documents, Loans, Letters of Credit and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder, to an Eligible Assignee. Any assignment by a Lender shall be subject to the following conditions:

(i)                Assignment Agreement. Any assignment by a Lender shall require (A) the execution of an assignment agreement (the “Assignment Agreement”) substantially in the form attached hereto as Exhibit 11.1(a) or otherwise in form and substance reasonably satisfactory to and acknowledged by Agent and (B) the payment of a processing and recordation fee of $3,500 by the assignor or assignee to Agent (unless such assignment is to a Lender or an Affiliate of a Lender). Agent, acting as Borrower’s agent, shall maintain at one of its offices listed in Section 12.10 (as may be updated from time to time pursuant to Section 12.10), a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of each Lender pursuant to the terms hereof from time to time (the “Register”). Agent shall accept and record into the Register each Assignment Agreement that it receives which is executed and delivered in accordance with the terms of this Agreement. The entries in the Register shall be conclusive, absent manifest error, and Borrower, Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and the Lenders, at any reasonable time and from time to time upon reasonable prior notice.

(ii)              Minimum Amounts.

(A)             in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and

(B)              in any case not described in Section 11.1(a)(ii)(A), the aggregate amount of the Commitment (which for this purpose includes Loans and participations in Letters of Credit outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, shall not be less than $5,000,000, and in increments of $1,000,000 in the case of Dollars and C$5,000,000 and C$1,000,000 in the case of Canadian Dollars, as applicable, unless each of (1) Agent and (2) so long as no Event of Default under Sections 9.1(a), (f) or (g) has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed, and Borrower shall be deemed to have consented to such assignment unless Borrower shall have objected thereto by written notice to Agent within ten (10) Business Days after having received such Assignment Agreement).

(iii)              Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this Section 11.1(a)(iii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis (if any).

(iv)             Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.1(a)(ii)(B) and, in addition:

(A)             the consent of Borrower for any assignment (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within ten (10) Business Days after having received written notice thereof;

(B)              the consent of Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments in respect of any Loan or Commitment if such assignment is to a Person that is not a Lender or an Affiliate of a Lender; and

(C)              the consent of each L/C Issuer (such consent not to be unreasonably withheld, conditioned or delayed).

(b)            In the case of an assignment by a Lender under this Section 11.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender”. In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations hereunder, Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 11.1, (i) any Lender may at any time pledge the Obligations hereunder held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any Lender that is an investment fund may assign the Obligations hereunder held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document and (ii) no assignment shall be made to any Credit Party, any Subsidiary of a Credit Party, any Affiliate of a Credit Party or any Disqualified Institution.

(c)            A Lender may at any time, without consent of or notice to Borrower, Agent or any L/C Issuer, sell participations to any Person (other than a natural person or Borrower, any Subsidiary or any Affiliate thereof, or any Disqualified Institution (to the extent that the list of Disqualified Institutions has been made available to all Lenders)) in all or a portion of such Lender’s rights and/or obligation under this Agreement; provided that any such participation by a Lender shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, the Loans and Commitments so participated; (ii) any extension of the commitment date or final maturity date thereof; and (iii) any release of all or substantially all of the Collateral or the value of the Guaranties (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 2.11, 2.13 and 2.14 Borrower acknowledges and agrees that a participation shall give rise to an obligation of Borrower to the participant and the participant shall be considered to be a “Lender”; provided, that, such participant (A) shall not be entitled to receive any greater payment under Sections 2.13 and 2.14 than the Lender from whom it received its participation would have been entitled to receive with respect to the participation sold to such participant and (B) complies with the provisions of Sections 2.13(d), 2.14(d) and 2.14(g) as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.7(A) as though it were a Lender; provided that such participant agrees to be subject to Section 10.7(B) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Commitments, Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register. Except as set forth in this paragraph, neither Borrower nor any Credit Party shall have any obligation or duty to any participant and shall continue to deal solely and directly with the Lender selling the participation. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred. Notwithstanding anything to the contrary contained in the Loan Documents, no Lender may assign or sell a participation to any Person that is not an Eligible Assignee and participations shall not require Borrower’s or Agent’s prior written consent.

(d)           Except as expressly provided in this Section 11.1, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Commitments, Loans, the Notes or other Obligations hereunder owed to such Lender.

(e)            Any Lender may furnish information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 12.8.

(f)            No Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 2.14(a), increased costs under Section 2.14(b), an inability to fund Term Benchmark Loans under Section 2.14(c), or withholding taxes in accordance with Section 2.16(a).

(g)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”), may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing by the Granting Lender to Agent and Borrower, the option to provide to Borrower all or any part of any Loans that such Granting Lender would otherwise be obligated to make to Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan; and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender. No SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). Any SPC may (i) with notice to, but without the prior written consent of, Borrower and Agent assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC. This Section 11.1(g) may not be amended without the prior written consent of each Granting Lender, all or any of whose Loans are being funded by an SPC at the time of such amendment. For the avoidance of doubt, the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.

11.2         Successors and Assigns. This Agreement and the other Loan Documents is binding on and inures to the benefit of each Credit Party, Agent, Lender, L/C Issuer and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and all of the Lenders; provided that Agent and the Lenders shall be deemed to have consented to any assignment, transfer, hypothecation or conveyance of rights, benefits, obligations or duties to any successor of a Credit Party as a result of the consummation of a merger, consolidation, amalgamation or other fundamental change or transaction permitted under Section 7. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and all of the Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent, Lenders and L/C Issuers with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents (other than the Indemnified Persons).

11.3         Certain Assignees. No assignment or participation may be made to a Person that is not an Eligible Assignee.

12.            MISCELLANEOUS

12.1         Complete Agreement; Modification of Agreement. This Agreement shall become effective when it shall have been executed by Borrower, the other Credit Parties signatory hereto, the Lenders, the L/C Issuers and Agent. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Borrower, the other Credit Parties party hereto, Agent, each L/C Issuer and each Lender, their respective successors and permitted assigns. Except as expressly provided in any Loan Document, none of Borrower, any other Credit Party, any Lender, any L/C Issuer or Agent shall have the right to assign any rights or obligations hereunder or any interest herein. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 12.2. Any letter of interest, commitment letter, fee letter or confidentiality agreement, if any, between any Credit Party and any Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

12.2         Amendments and Waivers.

(a)            Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and by Requisite Lenders or all directly and adversely affected Lenders as provided in Section 12.2(c). Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b)           No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Article 3 to the making of any Loan or the issuance, renewal or amendment of Letters of Credit shall be effective unless the same shall be in writing and signed by Requisite Lenders and Borrower. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans or issuance, renewal or amendment of Letters of Credit set forth in Section 3.2 unless the same shall be in writing and signed by Agent and Requisite Lenders.

(c)            No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender and L/C Issuer directly affected thereby: (i) increase the principal amount of any Lender’s Commitment (which action shall be deemed only to affect those Lenders whose Commitments are increased); (ii) reduce the principal of, rate of interest on, composition of interest on (i.e., cash pay or payment-in-kind) or Fees payable with respect to any Loan or Letter of Credit of any affected Lender or L/C Issuer (provided, however, in each case, the waiver of any Default or Event of Default, the implementation or revocation of Default Rate interest or amendment to the definition of “Consolidated Total Net Leverage Ratio” (or any component definition thereof) shall not constitute a reduction in the rate of interest or any Fee); (iii) extend the final maturity date or scheduled payment date of any principal amount of any Loan of any Lender or extend the expiry date of any Lender’s Commitment (which action shall be deemed only to affect those Lenders whose Loans or Commitments are so extended) (provided, however, in each case, the waiver of any Default or Event of Default or the waiver or amendment of any mandatory payment or commitment reduction shall not constitute such an extension); (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees or other Obligations hereunder as to any affected Lender (provided, however, in each case, the waiver of any Default or Event of Default or the implementation or revocation of Default Rate interest shall not constitute a reduction in the rate of interest or any Fee); (v) prior to the occurrence of the Fall-Away Event, release all or substantially all of the value of the Guaranties or release, or permit any Credit Party to sell or otherwise dispose of, all or substantially all of the Collateral, in each case, except as otherwise permitted herein or in the other Loan Documents, (which action shall be deemed to directly affect all Lenders and all L/C Issuers); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; (vii) amend or waive this Section 12.2 or the definition of the term “Requisite Lenders”; or (viii) amend the allocation and waterfalls in Section 2.9. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent or L/C Issuer under this Agreement or any other Loan Document, including any release of any Guaranty requiring a writing signed by all of the Lenders or release of any Collateral requiring a writing signed by all Lenders, shall be effective unless in writing and signed by Agent or LC Issuer, as the case may be, in addition to Lenders required hereinabove to take such action. Notwithstanding anything in this Section 12.2 to the contrary, this Agreement and the other Loan Documents may be amended by Agent and each Credit Party party thereto in accordance with Section 2.15 and 2.16 to provide for, or to incorporate the terms of, any Incremental Revolving Commitments, Refinancing Commitments or Extended Revolving Commitments and to provide for non-Pro Rata borrowings and payments of any amounts hereunder as between the Loans and any Incremental Revolving Commitments, Refinancing Facility or Extended Loans/Commitments, in each case with the consent of Agent but without the consent of any Lender. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.2 shall be binding upon each holder of the Obligations hereunder at the time outstanding and each future holder of the Obligations hereunder. Any amendment, modification, waiver, consent, termination or release of any Secured Hedge Agreement or any Bank Product Documents may be effected by the parties thereto without the consent of the Lenders.

(d)           If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders or all directly and adversely affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 12.2(d) being referred to as a “Non-Consenting Lender”), then, with respect to this Section 12.2(d), at Borrower’s request, one or more Eligible Assignees (subject to any consents set forth in Section 11.2, as if an assignment of Commitments and Loans to such Eligible Assignee were to be made) to purchase from any such Non-Consenting Lenders, and any such Non-Consenting Lenders agree that they shall, sell and assign to such Person, all of the Commitments of any such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by such Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement. In the event that a Non-Consenting Lender does not execute an Assignment Agreement pursuant to Section 11.1 within five (5) Business Days after receipt by such Non-Consenting Lender of notice of replacement pursuant to this Section 12.2(d) and presentation to such Non-Consenting Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 12.2(d), Borrower shall be entitled (but not obligated) to execute such Assignment Agreement on behalf of any such Non-Consenting Lender, and any such Assignment Agreement so executed by Borrower, the replacement Lender and Agent, shall be effective for purposes of this Section 12.2(d) and Section 11.1.

(e)            Upon the Termination Date, Agent shall deliver to Borrower termination statements, security releases and other documents necessary or appropriate or reasonably requested to evidence the termination of the Liens securing payment of the Obligations.

(f)            Notwithstanding the foregoing, no Lender’s consent is required to enter into any Intercreditor Agreement, or to effect any amendment, modification or supplement to any Intercreditor Agreement permitted under this Agreement (i) that is for the purpose of adding the holders of Indebtedness permitted hereunder (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such other intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor or subordination agreement as, in the good faith determination of Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by any Intercreditor Agreement or (iii) that is otherwise permitted by Section 10.15 hereof; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of Agent hereunder or under any other Loan Document without the prior written consent of Agent, as applicable.

(g)           Notwithstanding anything to the contrary contained in this Section 12.2, in the event that Borrower requests that this Agreement be modified or amended in a manner that would require the unanimous consent of all of the Lenders and such modification or amendment is agreed to by the Requisite Lenders, then with the consent of Borrower, Agent and the Requisite Lenders, Borrower, Agent and the Requisite Lenders shall be permitted to amend this Agreement without the consent of the Non-Consenting Lenders to provide for (i) the termination of the Commitment of each Non-Consenting Lender at the election of Borrower, Agent and the Requisite Lenders, (ii) simultaneously with the Commitment termination provided for in the foregoing clause (i), the addition to this Agreement of one or more other financial institutions (each of which shall be acceptable to Agent), or an increase in the Commitment of one or more of the Requisite Lenders (with the written consent thereof), so that the total Commitment after giving effect to such amendment shall be in the same amount as the total Commitment immediately before giving effect to such amendment, so long as such new or increased Commitments are on the same terms and provisions (including, without limitation, economic terms with respect to interest rates, pricing, fees, maturity date, etc.) as the Commitment terminated pursuant to the foregoing clause (i), (iii) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Requisite Lender(s), as the case may be, as may be necessary to repay in full, at par, the outstanding Loans of the Non-Consenting Lenders immediately before giving effect to such amendment and (iv) such other modifications to this Agreement as may be appropriate to effect the foregoing clauses (i)-(iii).

(h)           Notwithstanding anything herein to the contrary, any amendment, modification, waiver, consent, termination or release of any Secured Hedge Agreement or Bank Product Document may be effected by the parties thereto without the consent of the Lenders.

(i)            Further, notwithstanding anything to the contrary contained in this Section 12.2, technical and conforming modifications to the Loan Documents may be made with the consent of Borrower and Agent (but without the consent of any Lender) to the extent necessary to cure any ambiguity, omission, defect or inconsistency; provided, that Agent shall notify the Lenders of any such proposed modifications and no such modification shall become effective if the Requisite Lenders have objected thereto within five (5) Business Days after the delivery of such notice.

12.3         Fees and Expenses. Borrower shall reimburse: (i) Agent, the Lead Arrangers and the Co-Syndication Agents for all reasonable documented fees, reasonable documented out-of-pocket costs and expenses (including the reasonable documented fees and reasonable documented out-of-pocket expenses of one firm of counsel); and (ii) Agent and Lead Arrangers (and, with respect to clauses (b), (c) and (d) below, all Lenders and L/C Issuers for all reasonable documented out-of-pocket fees, costs and expenses, including the reasonable documented fees, reasonable documented out-of-pocket costs and expenses of one firm of counsel for Agent, Lead Arrangers, L/C Issuer and Lenders, taken as a whole, and a single local counsel in each relevant jurisdiction and in the case of an actual or potential conflict of interest where Agent, Lead Arrangers, L/C Issuer or the Lender affected by such conflict informs Agent of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Person), incurred in connection with the negotiation, preparation and filing and/or recordation of the Loan Documents, and incurred in connection with:

(a)            any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

(b)           any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any L/C Issuer, any Credit Party or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents and the transactions contemplated thereby or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof; in connection with a case commenced by or against any or all of the Credit Parties or any other Person that may be obligated to Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that no Person shall be entitled to reimbursement under this clause (b) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s (or such Person’s Related Person’s) gross negligence, bad faith, material breach or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment); provided, further, that no Indemnified Person will be indemnified for any such cost, expense or liability to the extent of any dispute solely among Indemnified Persons other than claims against Agent, in such capacity in connection with fulfilling any such roles;

(c)            any attempt to enforce any remedies of Agent against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default;

(d)            any workout or restructuring of the Loans upon the occurrence and during the continuance of one or more Events of Default; and

(e)            efforts to (i) monitor the Loans or any of the other Obligations hereunder, evaluate, observe or assess any of the Credit Parties or their respective affairs and subject to the limitations contained herein verify, protect, evaluate, assess, appraise, audit, collect, sell, liquidate or otherwise dispose of any of the Collateral; including, as to each of clauses (a) through (d) above, all reasonable and documented professionals fees, including, but not limited to appraisers’, field examiners’ and attorneys’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all reasonable documented out-of-pocket expenses, costs, charges and other fees incurred by such professionals in connection with or relating to any of the events or actions described in this Section 12.3. All amounts under this Section 12.3 shall be payable no later than 30 days after written demand therefore (together with reasonably detailed supporting documentation submitted to a Financial Officer of Borrower).

12.4         No Waiver. Agent’s, any L/C Issuer’s or any Lender’s failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent, such L/C Issuer or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 12.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable Requisite Lenders, and directed to Borrower specifying such suspension or waiver.

12.5         Remedies. Agent’s, L/C Issuers’ and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent, any L/C Issuer or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

12.6         Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

12.7         Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

12.8         Confidentiality. Each Lender, each L/C Issuer, and Agent agrees to maintain, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Credit Party as confidential or disclosed under circumstances where it is reasonable to assume that such information is confidential (the “Information”), except that such Information may be disclosed by the Lenders, L/C Issuers or Agent (i) with Borrower’s consent, (ii) to Related Persons of such Lender, L/C Issuer or Agent, as the case may be, that are advised of the confidential nature of such Information and are instructed to keep such Information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 12.8 or (B) available to such Lender, L/C Issuer or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable law or other legal process or requested or demanded by any Governmental Authority, including any governmental bank regulatory authority (in which case Agent shall notify Borrower, to the extent not prohibited by law or legal process; provided that no notice shall be required in the case of disclosure to bank regulatory authorities having jurisdiction over Agent, L/C Issuer or any Lender), (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees or participants, and to their respective Related Persons, in each case to the extent such assignees, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 12.8 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, L/C Issuer or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender, L/C Issuer or Agent or any of their Related Persons, (x) to the National Association of Insurance Commissioners, CUSIP Service Bureau or any similar organization, regulatory authority, examiner or nationally recognized ratings agency and (xi) to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder, in each case to the extent such Persons agree to be bound by provisions substantially similar to the provisions of this Section 12.8. In the event of any conflict between the terms of this Section 12.8 and those of any Loan Document, the terms of this Section 12.8 shall govern.

Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied to the federal tax treatment and federal tax structure of the Loans (the “Tax Structure”) (and any related transactions or arrangements) from the commencement of discussions between the parties, and (ii) each party (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the Tax Structure and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to the Tax Structure. The preceding sentence is intended to cause the Tax Structure to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the IRC, and shall be construed in a manner consistent with such purpose. Each party hereto acknowledges that it has no proprietary or exclusive rights to the Tax Structure.

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority pursuant to any “whistleblowing” or other similar program of such governmental, regulatory or self-regulatory authority without any notification to any person.

12.9            GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES. EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT, LENDERS AND L/C ISSUERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS RELATED TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, THE LENDERS, THE L/C ISSUERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY; PROVIDED, FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND HEREBY WAIVES ANY OBJECTION THAT SUCH PERSON MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN SECTION 12.10 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR FIVE (5) BUSINESS DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID.

12.10       Notices.

(a)            Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) the party to be notified and sent to the address or facsimile number indicated in this Section 12.10 (or to such other address as may be hereafter notified by the respective parties hereto), or (B) the party to be notified at its address specified on the signature page of this Agreement or any applicable Assignment Agreement, (ii) to the extent given by a Credit Party posted to any E-System set up by or at the direction of Agent in an appropriate location or (iii) addressed to such other address as shall be notified in writing (A) in the case of Borrower and Agent, to the other parties hereto and (B) in the case of all other parties, to Borrower and Agent. Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System. Notice addresses as of the Closing Date shall be as set forth below:

(i)             If to Agent, at

Wells Fargo Bank, National Association, MAC D1109-019

1525 West W.T. Harris Blvd., Charlotte, North Carolina 28262,

Attention: Syndication Agency Services (Telephone No.: (704) 590-2703)

with copies to:

Wells Fargo Bank, National Association, MAC N9305-152

90 S. 7th Street, 15th Floor, Minneapolis, MN 55402,

Attention: Mylissa Bringgold (Telephone No.: (612) 667-8694)

(ii)            If to Borrower, at

XPO, Inc.

Attention: Treasury

Five American Lane

Greenwich, Connecticut 06831

Telephone: 203-463-2988

Email: lorraine.sperling@xpo.com; jake.noyes@xpo.com, xposettlementconfirms@xpo.com

(iii)           If to any L/C Issuer:

See Annex D.

(b)            Effectiveness.

(i)            All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, five (5) Business Days after deposit in the mail, (iv) if delivered by facsimile or electronic mail (other than to post to an E-System pursuant to clause (a) above) upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Agent) designated in Section 12.10 to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.

(ii)            The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete in all material respects (to the extent required under the Loan Documents) except as expressly noted in such communication or E-System.

(c)            Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its lending office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.

12.11       Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

12.12       Counterparts. This Agreement may be executed in any number of separate counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

12.13       WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO KNOWINGLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS, L/C ISSUERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

12.14       Press Releases and Related Matters. Each Credit Party consents to the publication by Agent or any Lender of customary advertising material relating to the financing transactions contemplated by this Agreement using Borrower’s name, product photographs, logo or trademark. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

12.15       Reinstatement. This Agreement shall remain in full force and effect should any petition be filed by or against Borrower for liquidation or reorganization, should Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver, interim receiver, receiver and manager or trustee be appointed for all or any significant part of Borrower’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations hereunder, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations hereunder, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations hereunder shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

12.16       Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 12.9 and 12.16, with its counsel.

12.17       No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

12.18       Patriot Act Notice. Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, such Lender and Agent may be required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender and Agent, as the case may be, to identify the Credit Parties in accordance with the Patriot Act.

12.19       Currency Equivalency Generally; Change of Currency.

(a)            For the purposes of making valuations or computations under this Agreement (but not for purposes of the preparation of any financial statements delivered pursuant hereto), unless expressly provided otherwise, where a reference is made to a dollar amount the amount is to be considered as the amount in Dollars and, therefore, each other currency shall be converted into the Dollar Equivalent thereof.

(b)            Each provision of this Agreement shall be subject to such reasonable changes of construction as Agent may from time to time specify with Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

12.20       Judgment Currency.

(a)            If, for the purpose of obtaining or enforcing judgment against any Credit Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 12.20 referred to as the “Judgment Currency”) an amount due under any Loan Document in Dollars (the “Obligation Currency”), the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding (i) the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such earlier date, or (ii) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 12.20 being hereinafter in this Section 12.20 referred to as the “Judgment Conversion Date”).

(b)            If, in the case of any proceeding in the court of any jurisdiction referred to in Section 12.20(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Credit Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from a Credit Party under this Section 12.20(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c)            The term “rate of exchange” in this Section 12.20 means the rate of exchange at which Agent would, on the relevant date at or about 1:00 p.m. (New York time), be prepared to sell the Obligation Currency against the Judgment Currency.

12.21       Electronic Transmissions.

(a)            Authorization. Subject to the provisions of Section 12.10(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Borrower and each Lender party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the use of Electronic Transmissions.

(b)            Signatures. Subject to the provisions of Section 12.10(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C)(i) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any Code, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural applicable law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each Lender, L/C Issuer and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c)            Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 12.10 and this Section 12.21, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.

(d)            LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of Borrower, each other Credit Party executing this Agreement and each Lender agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

12.22       Independence of Provisions. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

12.23       No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Credit Parties, the Lenders, the L/C Issuers, Agent, Lead Arrangers, and Co-Syndication Agents, and for the purposes of Section 2.11, the Indemnified Persons and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender nor any L/C Issuer nor any Credit Party nor any Lead Arranger nor any Co-Syndication Agent (except as otherwise specifically provided under the Loan Documents) shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

12.24       Relationships between Lenders and Credit Parties. Borrower acknowledge and agree that the Lenders are acting solely in the capacity of an arm’s length contractual counterparty to Borrower with respect to the Loans and other financial accommodations contemplated hereby and not as a financial advisor or a fiduciary to, or an agent of, Borrower or any other Person. Additionally, no Lender is advising Borrower or any other Person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.      Borrower shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and the Lenders shall have no responsibility or liability to Borrower with respect thereto.      Any review by the Lenders of Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Lenders and shall not be on behalf of Borrower.

12.25       Intercreditor Agreements. Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreements (attached hereto as Exhibits 1.1(e) and 1.1(f)), (b) agrees that it will be bound by and take no actions contrary to the provisions of the Intercreditor Agreements and (c) authorizes and instructs Agent to enter into the Intercreditor Agreements as Agent on behalf of such Lender and to enter into such amendments thereto as contemplated by Section 12.2(f) hereof. In the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of any Intercreditor Agreement, on the other hand, the terms and provisions of the applicable Intercreditor Agreement shall control.

12.26       Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)           the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

12.27       Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

13.            GUARANTY

13.1            Guaranty.

(a)            Each Guarantor hereby agrees that such Guarantor is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent and the other Secured Parties, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to the Secured Parties by Borrower. Each Guarantor agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 13 shall not be discharged until the repayment of the Loans and termination of the Commitments, and that its obligations under this Section 13 shall be absolute and unconditional, irrespective of, and unaffected by,

(i)             the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which Borrower is or may become a party;

(ii)            the absence of any action to enforce this Agreement (including this Section 13) or any other Loan Document or the waiver or consent by Agent and Lenders with respect to any of the provisions thereof;

(iii)           the existence, value or condition of, or failure to perfect its Lien, if any, against, any security for the Obligations hereunder or any action, or the absence of any action, by Agent and Lenders in respect thereof (including the release of any such security);

(iv)          the insolvency of any Credit Party; or

(v)           any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Guarantor shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guarantied hereunder.

(b)           Each Guarantor expressly represents and acknowledges that it is part of a common enterprise with Borrower and that any financial accommodations by Lenders, or any of them, to Borrower hereunder and under the other Loan Documents are and will be of direct and indirect interest, benefit and advantage to all Guarantors.

13.2         Waivers by Guarantors. Each Guarantor expressly waives, to the extent permitted by law, all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Secured Parties to marshal assets or to proceed in respect of the Obligations hereunder guarantied hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Obligations hereunder before proceeding against, or as a condition to proceeding against, such Guarantor. It is agreed among each Guarantor, Agent and Secured Parties that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 13 and such waivers, Agent and Secured Parties would decline to enter into this Agreement. Each Guarantor expressly waives diligence, presentment and demand (whether for non-payment or protest or of acceptance, maturity, extension of time, change in nature or form of the Obligations hereunder, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Obligations hereunder, notice of adverse change in Borrower’s financial condition or any other fact which might increase the risk to Borrower).

13.3         Benefit of Guaranty. Each Credit Party agrees that the provisions of this Section 13 are for the benefit of Agent and Secured Parties and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Credit Party and Agent or Secured Party, the obligations of such other Credit Party under the Loan Documents.

13.4         Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 13.7, each Credit Party hereby expressly and irrevocably subordinates to payment of the Obligations hereunder any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Termination Date. Each Credit Party acknowledges and agrees that this subordination is intended to benefit Agent and Secured Parties and shall not limit or otherwise affect such Credit Party’s liability hereunder or the enforceability of this Section 13, and that Agent, Secured Parties and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 13.4.

13.5         Election of Remedies. If Agent or any Secured Party may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Agent or such Secured Party a Lien upon any collateral, whether owned by any Credit Party or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Secured Party may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 13. If, in the exercise of any of its rights and remedies, Agent or any Secured Party shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Credit Party hereby consents to such action by Agent or such Secured Party and waives any claim based upon such action, even if such action by Agent or such Secured Party shall result in a full or partial loss of any rights of subrogation that such Credit Party might otherwise have had but for such action by Agent or such Secured Party. Any election of remedies that results in the denial or impairment of the right of Agent or any Secured Party to seek a deficiency judgment against any Credit Party shall not impair any other Credit Party’s obligation to pay the full amount of the Obligations hereunder. In the event Agent or any Secured Party shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Agent or such Secured Party may bid all or less than the amount of the Obligations hereunder and the amount of such bid need not be paid by Agent or such Secured Party but shall be credited against the Obligations hereunder. The amount of the successful bid at any such sale, whether Agent, Secured Party or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 13, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Secured Party might otherwise be entitled but for such bidding at any such sale.

13.6         Limitation. Notwithstanding any provision herein contained to the contrary, each Guarantor’s liability under this Section 13 shall be limited to an amount not to exceed as of any date of determination the greater of:

(a)            the amount of all Loans (and disbursements in respect of Letters of Credit that have not been reimbursed) advanced to Borrower; and

(b)           the amount that could be claimed by Agent and Secured Parties from such Guarantor under this Section 13 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar foreign or domestic statute or common law after taking into account, among other things, such Guarantor’s right of contribution and indemnification from each other Guarantor under Section 13.7.

13.7         Contribution with Respect to Guaranty Obligations.

(a)            To the extent that any Guarantor shall make a payment under this Section 13 of all or any of the Obligations hereunder (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount that such Guarantor would otherwise have paid if Borrower had paid the aggregate Obligations hereunder satisfied by such Guarantor Payment in the same proportion that such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following the repayment of the Loans and termination of the Commitments, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)           As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim that could then be recovered from such Guarantor under this Section 13 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c)            This Section 13.7 is intended only to define the relative rights of the Credit Parties and nothing set forth in this Section 13.7 is intended to or shall impair the obligations of the Credit Parties, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of, and subject to the limitations contained in, this Agreement, including Section 13.1. Nothing contained in this Section 13.7 shall limit the liability of Borrower to pay the Loans made to it and accrued interest, Fees and expenses with respect thereto for which it is primarily liable.

(d)           The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantors to which such contribution and indemnification is owing.

(e)            The rights of the indemnifying Borrower against other Credit Parties under this Section 13.7 shall be exercisable upon the full and indefeasible payment of the Obligations hereunder and the termination of the Commitments.

13.8         Liability Cumulative. The liability of each Guarantor under this Section 13 is in addition to and shall be cumulative with all liabilities of such Guarantor to Agent and Secured Parties under this Agreement and the other Loan Documents to which such Guarantor is a party or in respect of any Obligations hereunder or obligation of the other Guarantors, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

13.9         [Reserved].

13.10       Release of Guaranties. A Guaranty as to any Guarantor shall automatically terminate and be of no further force or effect and such Guarantor shall be automatically released from all obligations under this Agreement and all the Loan Documents upon:

(a)            the sale, disposition, exchange or other transfer (including through merger, consolidation amalgamation or otherwise) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), of the applicable Guarantor if such sale, disposition, exchange or other transfer is made in a manner not in violation of this Agreement; or

(b)           the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the definition of “Unrestricted Subsidiary”; or

(c)            such Subsidiary becomes an Excluded Subsidiary (as evidenced by a notice in writing from an Officer of Borrower); or

(d)            repayment of all of the Loans and termination of all of the Commitments hereunder; or

(e)            the occurrence of a Fall-Away Event.

For the avoidance of doubt, this Article 13 shall not apply from and after the occurrence of a Fall-Away Event.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWER:

XPO, INC.

By:	/s/ Lorraine Sperling
Name:	Lorraine Sperling
Title:	Senior Vice President, Treasurer

GUARANTORS:

JHCI HOLDING USA, INC.
XPO CNW, INC.
XPO ENTERPRISE SERVICES, LLC
XPO LAND HOLDINGS, LLC
XPO LOGISTICS FREIGHT, INC.
XPO LTL HOLDINGS, LLC
XPO LTL PROPERTIES, LLC
XPO LTL SOLUTIONS, LLC
XPO MANUFACTURING HOLDINGS, LLC
XPO MANUFACTURING, LLC
XPO PROPERTIES, INC.

By:	/s/ Lorraine Sperling
Name:	Lorraine Sperling
Title:	Senior Vice President, Treasurer

[Signature Page to Revolving Loan Credit Agreement]

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Agent

By:	/s/ Mylissa Bringgold
Name:	Mylissa Bringgold
Title:	Vice President

[Signature Page to Revolving Loan Credit Agreement]

LENDER:

BANK OF AMERICA, N.A.,
as a Lender and an L/C Issuer

By:	/s/ Mukesh Singh
Name:	Mukesh Singh
Title:	Managing Director

[Signature Page to Revolving Loan Credit Agreement]

LENDER:

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as a Lender and an L/C Issuer

By:	/s/ Paul Arens
Name:	Paul Arens
Title:	Director

By:	/s/ Andrew Sidford
Name:	Andrew Sidford
Title:	Managing Director

[Signature Page to Revolving Loan Credit Agreement]

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender and an L/C Issuer

By:	/s/ Mylissa Bringgold
Name:	Mylissa Bringgold
Title:	Vice President

[Signature Page to Revolving Loan Credit Agreement]

LENDER:

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ Kevin McCarthy
Name:	Kevin McCarthy
Title:	Director

[Signature Page to Revolving Loan Credit Agreement]

LENDER:

BNP PARIBAS,
as a Lender

By:	/s/ Louis Moran
Name:	Louis Moran
Title:	Director

By:	/s/ Rick Pace
Name:	Rick Pace
Title:	Managing Director

[Signature Page to Revolving Loan Credit Agreement]

LENDER:

CITIBANK, N.A.,
as a Lender

By:	/s/ KC Clark
Name:	KC Clark
Title:	Vice President

[Signature Page to Revolving Loan Credit Agreement]

LENDER:

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Thomas Manning
Name:	Thomas Manning
Title:	Authorized Signatory

[Signature Page to Revolving Loan Credit Agreement]

LENDER:

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

[Signature Page to Revolving Loan Credit Agreement]

LENDER:

U.S. BANK NATIONAL ASSOCIATION,
as a Lender and an L/C Issuer

By:	/s/ Eric M. Herm
Name:	Eric M. Herm
Title:	Vice President

[Signature Page to Revolving Loan Credit Agreement]

LENDER:

BMO BANK N.A.,
as a Lender

By:	/s/ Mia Jones
Name:	Mia Jones
Title:	Vice President

[Signature Page to Revolving Loan Credit Agreement]

LENDER:

ING BANK N.V., DUBLIN BRANCH,
as a Lender

By:	/s/ Cormac Langford
Name:	Cormac Langford
Title:	Managing Director

By:	/s/ Louise Gough
Name:	Louise Gough
Title:	Director

[Signature Page to Revolving Loan Credit Agreement]

LENDER:

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
as a Lender

By:	/s/ David Perlman
Name:	David Perlman
Title:	Authorized Signatory

[Signature Page to Revolving Loan Credit Agreement]

LENDER:

TRUIST BANK,
as a Lender

By:	/s/ Chris Hursey
Name:	Chris Hursey
Title:	Director

[Signature Page to Revolving Loan Credit Agreement]

ANNEX A

TO

CREDIT AGREEMENT

AGENT’S WIRE TRANSFER INFORMATION

ANNEX B
TO

CREDIT AGREEMENT

COMMITMENTS AS OF THE CLOSING DATE

Lender	Commitment
	$	%
Bank of America, N.A.	70,000,000.00	11.67%
Credit Agricole Corporate and Investment Bank	70,000,000.00	11.67%
Wells Fargo Bank, National Association	70,000,000.00	11.67%
The Bank of Nova Scotia	45,000,000.00	7.50%
BNP Paribas	45,000,000.00	7.50%
Citibank, N.A.	45,000,000.00	7.50%
Goldman Sachs Bank USA	45,000,000.00	7.50%
Morgan Stanley Bank, N.A.	45,000,000.00	7.50%
U.S. Bank National Association	45,000,000.00	7.50%
BMO Bank, N.A.	30,000,000.00	5.00%
ING Bank N.V - Dublin Branch	30,000,000.00	5.00%
The Toronto-Dominion Bank, New York Branch	30,000,000.00	5.00%
Truist Bank	30,000,000.00	5.00%
TOTAL	$600,000,000.00	100.00%

ANNEX C

TO

CREDIT AGREEMENT

L/C ISSUER FRONTING SUBLIMIT AMOUNTS AS OF THE CLOSING DATE

Lender	Commitment
	$	%
Bank of America, N.A.	66,333,333.33	33.17%
Credit Agricole Corporate and Investment Bank	66,333,333.33	33.17%
Wells Fargo Bank, National Association	66,333,333.34	33.17%
U.S. Bank National Association	1,000,000.00	0.5%
TOTAL	$200,000,000.00	100.00%